Exhibit (d)

LANDWIRTSCHAFTLICHE RENTENBANK

FEDERAL REPUBLIC OF GERMANY

     This description of Landwirtschaftliche Rentenbank and the Federal Republic of Germany is dated May 17, 2004 and appears as Exhibit (d) to the Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the fiscal year ended December 31, 2003.

     THIS DOCUMENT (OTHERWISE AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF LANDWIRTSCHAFTLICHE RENTENBANK. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

     In this description, references to “euro” or “EUR” are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this description, references to “Deutsche Mark” or “DM” are to the former national currency unit of the Federal Republic, which was a legal tender until January 1, 2002 as a non-decimal sub-unit of the euro, and references to “U.S. dollars” or “$” are to United States dollars. See “The Federal Republic of Germany – Monetary and Financial System – Foreign Exchange Rates and Controls” for information regarding the rates of conversion of Deutsche Mark into United States dollars and other major currencies for the period 1998 through 2002. On December 31, 1998, the Deutsche Mark/euro conversion rate was irrevocably fixed at DM 1.95583 = EUR 1.00. On May 14, 2004 the noon buying rate for cable transfers in New York City payable in euros was EUR 1.00 = $1.1874.

     In this description, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The terms “Rentenbank”, “we” or “us” refer to Landwirtschaftliche Rentenbank.

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LANDWIRTSCHAFTLICHE RENTENBANK

GENERAL

Overview

     Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches.

     Our activities and governance structure are regulated by our governing law. Under this governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fishing) and the development of rural areas through the extension of credit for:

•	the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream sectors;

•	the sale and warehousing of agriculture and food products;

•	agriculture-related environmental protection, the development of renewable energies and renewable raw materials from agriculture products, the expansion of ecological farming and the protection of animals within the agriculture industry;

•	the improvement of infrastructure in rural areas; and

•	agriculture-related consumer protection.

     Rentenbank’s governing law was amended in several fundamental respects through the Fifth Statute Amending the Governing Law of Landwirtschaftliche Rentenbank of July 23, 2002 (Fünftes Gesetz zur Änderung des Gesetzes über Landwirtschaftliche Rentenbank or the “Fifth Amendment”). Most provisions of the law took effect as of August 1, 2002. However, various material provisions of such law, including provisions relating to the advisory board, the general meeting and the supervision of Rentenbank, took effect after the general meeting on May 5, 2004, at which Rentenbank’s accounts for the fiscal year 2003 were approved. Consequently, since May 5, 2004, Rentenbank is subject to the supervision of the Federal Ministry for Consumer Protection, Food and Agriculture which exercises its supervision in concert with the Federal Ministry of Finance.

     Rentenbank’s governing law was also amended by the German Federal Development Banks New Structuring Law (Förderbankenneustrukturierungsgesetz or the “Restructuring Law”) effective as of August 22, 2003, principally in order to clarify its permissible activities.

     Our restated governing law (as amended by the Fifth Amendment) was published in the Federal Gazette (Bundesgesetzblatt) on September 20, 2002. The Restructuring Law (including the amendments to our governing law) was published in the Federal Gazette on August 21, 2003.

     We extend credit to German and other European Union public and private sector banks which are active in the financing of agriculture, forestry, horticulture and fishing, both by means of traditional loans and by purchasing the debt securities of such banks. We also issue loans to financial institutions for the financing of rural development and infrastructures projects as well as German states (Bundesländer), municipalities and public law special purpose corporations. Finally, we extend credit to specific agencies of the Federal Republic.

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     As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

     Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949.

     At December 31, 2003, Rentenbank had total consolidated assets of approximately €66.9 billion. Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis. Throughout this description, we discuss our consolidated financial information unless we note otherwise. For more information on our unconsolidated statements, see our financial statements and the notes thereto beginning on page 41.

     Our headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.

Relationship with the Federal Government

     Rentenbank has no shareholders and Germany’s federal parliament exercises ultimate control over Rentenbank through legislative action. For example, our governing law specifies the scope of our activities. The Federal Government exercised supervision of Rentenbank until May 5, 2004 through a commissioner specifically charged with protecting the public interest and with ensuring that our business operations comply with our governing law and related federal laws. After May 5, 2004, such responsibility passed to the Federal Ministry of Consumer Protection, Food and Agriculture which makes its decisions in concert with the Federal Ministry of Finance. Moreover, we may only be liquidated pursuant to legislative action by the federal parliament.

Anstaltslast

     Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:

•	safeguard the economic basis of Rentenbank;

•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and

•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including our securities or our guarantee of any securities if a substitute obligor is substituted for Rentenbank.

     This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations to the holders of any of our securities are fully backed by the full faith and credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the federal parliament.

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Understandings with the European Commission

     On July 17, 2001, representatives of the Federal Republic and the Commission of the European Union reached an understanding on transitional rules with respect to state guarantees for public sector universal banks (Landesbanken) and public sector savings banks (Sparkassen). Explicit statutory guarantees from a state government or the Federal Republic (Anstaltslast and Gewährträgerhaftung) will be abolished after a four year transitional period lasting until July 18, 2005 and replaced by a “normal commercial relationship” between the owners (whether it be a state government or the Federal Republic) and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Anstaltslast or Gewährträgerhaftung, as applicable, until they mature. During the transitional period through July 18, 2005, the systems of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Anstaltslast or Gewährträgerhaftung, as applicable, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-à-vis Rentenbank.

     On March, 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the European Union state aid rules. Pursuant to the agreement, the use of advantages for special credit institutions immanent to Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises ( “SMEs”), infrastructure, environment-friendly investment, housing as well as co-operation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must be either discontinued by the special credit institutions or hived off to legally independent subsidiaries without state support.

     Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understandings. With the adoption of the Restructuring Law, the description of our permissible activities in our governing law was conformed to the language in respect of which the Federal Republic and the Commission of the European Union reached an understanding on March 1, 2002.

Supervision by the Federal Government

     Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our management board with supervision by our advisory board, the Federal Republic exercises supervision through the Federal Ministry of Consumer Protection, Food and Agriculture ( “Supervising Authority”) which exercises its supervision in concert with the Federal Ministry of Finance. Until May 5, 2004, Rentenbank was subject to the supervision of the Federal Republic of Germany which supervision was exercised through a commissioner and a deputy commissioner who were appointed by the Federal Government.

     The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank are consistent with the public interest in particular in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and record and participate in all advisory board meetings and general meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to request a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law. See “Management — Management Board, — Advisory Board, — General Meeting”.

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     We are also subject to supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) under the German Banking Act (Gesetz über das Kreditwesen). See “Supervision and Regulation” and “The Federal Republic of Germany — Financial Supervisory Authority”.

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BUSINESS

     Our principal business is providing loans and other types of financing for the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream sectors and for rural development. We do so primarily by extending credit to German public and private sector banks, both by means of traditional loans and by purchasing the debt securities of such banks. These banks then lend the proceeds to eligible borrowers. According to our governing law, our lending activity should generally be conducted through or in conjunction with other financial institutions. Accordingly, other than direct lending to certain affiliates, a limited number of German regional state governments and specific agencies of the Federal Republic, our policy is to lend exclusively to financial institutions.

     Throughout this description and in our financial statements, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination.

     We provide credit to financial institutions to be loaned to borrowers engaged in the following activities:

•	Agriculture, Forestry, Horticulture and Fishing. This sector includes borrowers engaged in all types of agriculture production, forestry, horticulture and fishing. It also includes borrowers engaged in related businesses such as manufacturers and distributors of machinery, fertilizers and other goods used in farming, forestry and fishing and commercial and service businesses with close links to agriculture and forestry (for example, those trading in rural products, timber, livestock or agricultural equipment).

•	Food Industry. Eligible borrowers in this sector include businesses involved in the processing or distribution of food products in all market segments, including businesses in the commodity and luxury food industries and the food trade.

•	Rural Infrastructure. This category covers lending for activities intended to improve rural infrastructure, including drinking water treatment and distribution, sewage and waste treatment, land consolidation, environmental protection, public transportation, housing and job creation and protection in rural communities. As a rule, eligible projects must be in communities with populations of less than 50,000 persons.

•	Local Government Authorities in Rural Areas. Loans may also be made to local governments and other public agencies and authorities such as water and sewage treatment boards and other public utilities in communities with populations of less than 50,000 persons.

     Although we provide credit to banks which make loans to borrowers engaged in these activities, we do not separately record in our financial statements the loan amounts that are extended by such banks for each of the above named activities.

Loans to Banks and Customers

     We extend credit by making traditional loans and by purchasing the debt securities of German and other European Union banks. Our traditional loan portfolio consists primarily of standard promotional loans to financial institutions and accounted for 84.2% of our loan portfolio at December 31, 2003. For a further description of our traditional lending activities, see “— Loan Portfolio” below.

     A major portion of our loans to non-financial institutions is the credit facility we have extended to the Federal Agency for Agriculture and Food (Bundesanstalt für Landwirtschaft und Ernährung) in

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connection with its implementation of European Union agricultural policies (see “— Short-Term Standard Promotional Loans” below).

New Business

     The following table shows our new loan commitments for medium- and long-term extensions of credit:

	For the Year Ended December 31,

	2003	2002

	(EUR in millions)
Loan commitments(1):	8,777	8,017
Standard promotional loans for agriculture and rural areas	4,152	3,889
Special loans for specific promotional purposes and assistance measures	1,852	1,515
Renewals	2,773	2,613
Securities	2,322	3,110

Total medium- and long-term extensions of credit	11,099	11,127

(1)	Loan commitments represent the volume of funds committed in the relevant period, including amounts to be disbursed in future periods, and do not include amounts disbursed in the relevant periods pursuant to commitments made in prior periods.

Loan Portfolio

     The following table shows, on an unconsolidated basis, the special loans for specific promotional purposes portion of our loan portfolio and the geographic placement of our standard promotional loans for agriculture and rural areas at December 31, 2003 and 2002.

	At December 31,

	2003	2002

	(EUR in millions)
Special loans for specific promotional purposes and assistance measures	7,714	6,894
Standard promotional loans for agriculture and rural areas:
Inside Germany	25,665	26,210
In other European Union countries	15,475	13,769

Total	48,854	46,873

     The following table provides, on an unconsolidated basis, a breakdown of our loan portfolio according to maturity at December 31, 2003 and 2002.

	At December 31,

	2003	2002

	(EUR in millions)
Loans to other Financial Institutions:
Long-term (five years or more)	10,337	10,541
Medium-term (between one year and five years)	15,758	14,291
Short-term (less than one year)	20,578	20,376
Direct Loans:
Long-term (five years or more)	4	168
Medium-term (between one year and five years)	199	83
Short-term (less than one year)	1,978	1,414

Total	48,854	46,873

     Our portfolio of traditional loans consists primarily of medium- and long-term standard promotional loans for agriculture and rural areas and special loans for specific promotional purposes

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and assistance measures. As noted above, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination. Our loan portfolio at December 31, 2003 totaled €48.9 billion, an increase of 4.3% from €46.9 billion at December 31, 2002. At December 31, 2003, this loan portfolio represented 73.2% of our total assets.

     Our standard promotional loans accounted for 84.2% of our loan portfolio at December 31, 2003 compared with 85.3% of our loan portfolio at December 31, 2002. It is composed of secured and unsecured loans to German and European Union public sector and private sector banks. Some public sector borrowers benefit from institutional liability or an explicit statutory guaranty (Gewährträgerhaftung) of a state government or the Federal Republic. Landesbanken, public sector universal banks, and Sparkassen, a type of public sector savings bank benefiting from institutional liability (Anstaltslast) and an explicit statutory guarantee of their founders (typically German local or regional governments), are the principal German public sector banks to which we lend. According to the understanding dated July 17, 2001 between representatives of the Federal Republic and the Commission of the European Union on transitional rules with respect to state guarantees for Landesbanken and Sparkassen, Gewährträgerhaftung will be abolished after a four year transitional period lasting until July 18, 2005 and the Anstaltslast will be replaced by a “normal commercial relationship” between the owners and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Gewährträgerhaftung until they mature. During the transitional period through July 18, 2005, the system of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Gewährträgerhaftung, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-à-vis Rentenbank.

     Generally, once a financial institution has qualified to be a borrower of our standard promotional loans, loans can be granted to that financial institution. For more information on our review process for approving borrowing banks, see “— Eligibility of Financial Institutions” below.

     Our special loans for specific promotional purposes accounted for 15.8% of our loan portfolio at the end of 2003 compared with 14.7% of our loan portfolio at the end of 2002. They are composed exclusively of secured loans to German public sector and private sector banks. These special medium- and long-term loans are made to German banks which loan the proceeds to end-borrowers who meet the qualifications under one of our special lending programs designed to further agriculture-related policy goals. The interest rate on these loans is generally close to our own cost of funds and the terms and conditions of the corresponding loan made to the end-borrower are more favorable to the end-borrower than would otherwise be commercially obtainable.

Standard Promotional Loans

     Borrowing terms on standard promotional loans are negotiated with each bank and reflect, among other things, an evaluation of the bank’s creditworthiness and prevailing market conditions. In our risk evaluation, we consider, among other things, the term of the loan, the creditworthiness of the bank, our existing credit exposure to the particular borrowing bank and, if applicable, the country risk. We conduct an annual review of roughly 1,700 private and public sector bank borrowers to ensure that these borrowers continue to meet minimum credit standards. Under the terms of our loans, we generally rely on the creditworthiness of the intermediate financial institution. See “–– Credit Analysis”.

     At December 31, 2003, approximately 57% of our loan portfolio was unsecured. Unsecured loans to German and other European Union private sector banks are made only after a thorough review of the borrowing bank’s creditworthiness.

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     In recent years, we have begun to make standard promotional loans to public and private sector banks located in other European Union countries. Although there is no legal restriction on the amount of funds we may lend into any one country, as a matter of internal policy we have set aggregate lending limits for each country of the European Union that we lend into. As of December 31, 2003, loans to non-German financial institutions comprised approximately 31.7% of the traditional loan portfolio and, in the year ended December 31, 2003, these loans represented about 17.8% of all new medium- and long-term standard promotional loans.

Short-Term Standard Promotional Loans

     Short-term loans are granted to both financial institutions and non-financial institutions. The bulk of our standard promotional lending consists of loans made to banks and other financial institutions in the wholesale markets.

     Loans to the Federal Agency for Agriculture and Food (Bundesanstalt für Landwirtschaft und Ernährung or “BLE”), the Federal Republic’s agency responsible for implementing European Union agricultural policies, accounted for nearly all of our standard promotional short-term lending to non-financial institutions at December 31, 2003. Under our credit facility with the BLE, we provide financing for the purchase and storage of commodity foodstuffs and animal feed. The credit extended to BLE is guaranteed by the Federal Republic. We also provide other financial services to BLE. See “— Activities on Behalf of the Federal Republic and State (Länder) Governments”.

Special Loan Programs for Specific Promotional Purposes and Assistance Measures

     Special loans for specific promotional purposes consist exclusively of medium- and long-term loans. These loans are extended under one of four special programs designed to further specific policy goals defined by our advisory board. In addition, we administer other special loan programs on behalf of the Federal Republic and some states (Länder). Borrowers must meet requirements to borrow under one of these programs. Unlike our standard promotional loans, under the special loan programs we check the end borrower’s eligibility. The final credit decision is made by the local bank (Hausbank) of the end borrower.

     Through these special loans, we reduce the interest rates of our loans to specific groups in order to further our promotional objectives. These programs and their requirements include:

•	“Agriculture” and “Young Farmers” programs. Under these programs, we finance medium- and long-term loans to individual end-borrowers who (1) lease or own small farms, (2) meet the definition of a farming operation under the German tax code, and (3) in the case of the “Young Farmers” program, are up to 40 years of age. The use of these loan proceeds is restricted to purchasing or modernizing new farm equipment and buildings, purchasing new land or purchasing an existing farming operation. Loans under these programs are limited to €1,000,000 per person per year (approximately 65% of new special loans made during the year ended December 31, 2003);

•	“Village Renewal” program. Under this program, we make available medium- and long-term loans to private individuals and rural municipalities for the preservation and restoration of agricultural buildings. The use of loan proceeds is restricted to restoring agricultural buildings (even if they are no longer used for farming activities), construction of buildings related to the improvement of cultural or recreational pursuits in rural areas (such as youth centers) and activities related to creating or retaining jobs in rural areas. Loans under this program are limited to €1,000,000 per organization or person per year (approximately 4% of new special loans made during the year ended December 31, 2003);

•	“Rural Structural Measures” program. Under this program, we make available medium-and long-term loans to rural municipalities for infrastructure development projects. The use

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of loan proceeds is restricted to improvements of local infrastructure such as the construction of waste treatment facilities, the development of regional tourism through the construction of parks, harbors, camp grounds and public baths and in some cases the enhancement of community services such as day care centers, fire protection, medical clinics and the energy supply. Loans under this program are limited to €5.0 million per entity per year (approximately 28% of new special loans made during the year ended December 31, 2003); and

•	Special loan programs on behalf of the Federal Republic and the states (Länder). Loans under these programs accounted for approximately 3% of new special loans made during the year ended December 31, 2003.

     Although we review the applications and the eligibility of the end borrower, special loans for specific promotional purposes are disbursed through local banks or other financial institutions that identify potentially qualified borrowers under one of our special loan programs. Participating financial intermediaries earn a fixed interest margin set by us (currently 0.75% p.a.) on loans extended under the special loan programs. Special loans have maturities of four to more than 20 years and, in the case of loans of more than ten years, usually include an adjustable interest rate mechanism whereby we reset the interest rate after ten years. More than 50% of our special loans have an original maturity of more than ten years. Unlike standard promotional loans, special loans have been secured by both an assignment of the underlying loan and the creation in favor of Rentenbank of a security interest in the loan collateral or mortgage. Since April 1, 2001, new special loans have been secured by an assignment of the underlying loan and the right to require a transfer of the collateral in which the lending bank has a security interest.

Eligibility of Financial Institutions

     Consistent with our purpose of providing financing to the agriculture, forestry, horticulture and fishing industries and rural development, we select financial institutions to whom we make loans based on their lending activities in these areas. In our review process, we generally exclude institutions which are clearly not involved in these areas, such as consumer finance institutions and investment banks. Of the remaining institutions, we review their annual reports and other documents to check the consistency of their activities with our purposes. If their lending activities are consistent with our purposes, they are approved as potential lenders, subject to credit approval. For local and regional banks, we assume that these banks are involved in the development of their local rural areas, and they are included as potential lenders.

     Under our special loan programs for specific promotional purposes and assistance measures, we review the applications of the end borrowers and ensure their loan eligibility based on a review of their stated purpose for using the proceeds of the loan. Once approved, the loan is issued through one of the banks we lend to. For a further description of our special loan programs, see “— Special Loan Programs for Special Promotional Purposes and Assistance Measures” above.

Securities Portfolio

     In addition to our traditional loan portfolio, we are also active in providing financing through the purchase of debt securities of German and other European Union banks. The guidelines for our securities portfolio are similar to those we use for our loan portfolio. Just as we restrict loans to financial institutions active in the financing of the agriculture, forestry, horticulture, fishing industry and rural development in Germany and elsewhere in the European Union, we only purchase the debt securities of financial institutions active in these areas. At December 31, 2003, the securities portfolio accounted for 24.6% of total assets. Of our portfolio of debt securities, at December 31, 2003, 3.2% were issued by public sector issuers benefiting from institutional liability or a guaranty obligation, compared to 3.8% at December 31, 2002. We value our securities portfolio on a strict lower of cost or market basis. See “Summary of Material Differences between German GAAP and U.S. GAAP”.

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     The following table shows the aggregate book value of our securities portfolio on an unconsolidated basis at December 31, 2003, 2002 and 2001.

Securities Portfolio

	At December 31,

	2003	2002	2001

	(EUR in millions)
From public issuers	527.4	589.1	658.7
From other issuers	15,911.4	15,005.3	14,073.3

Total securities	16,438.8	15,594.4	14,732.0

Subsidiaries

     We hold interests in two affiliated companies: LR Beteiligungsgesellschaft mbH ( “LRB”) and DSV Silo- und Verwaltungsgesellschaft mbH ( “DSV”). LRB is a holding company that owns equity interests in DSV and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main. We own 100% of LRB’s outstanding capital. At December 31, 2003, LRB had total assets of €234.7 million.

     DSV is a holding company that owns equity interests in companies engaged in agriculture. LRB owns 100% of DSV’s outstanding capital. At December 31, 2003, DSV had total assets of €16.1 million.

Activities on Behalf of the Federal Republic and State (Länder) Governments

     Our governing law requires us to allocate one-half of our net income, after allocations to the principal reserve and guarantee reserve, to a special fund (Zweckvermögen) we administer that was formed pursuant to the Law on Agricultural Disencumbrances of March 25, 1952 (Gesetz zur Abwicklung der landwirtschaftlichen Entschuldung). We make loans from this fund as instructed by the Federal Minister for Consumer Protection, Food and Agriculture. These loans are granted for innovative research and development projects in the agricultural sector. The remaining half of our net income is allocated to a promotional fund the disbursement of which is determined by the general meeting.

     We also act on behalf of a number of different states (Länder) and the Federal Republic in administering other sponsored loan programs. The state of Thuringia has appointed us to administer a number of programs through which agriculture-related borrowers in Thuringia receive sponsored loans. We earn a fee for administering the program and acting as conduit vehicle but otherwise have no credit exposure to any borrowers other than the state of Thuringia. We also administer sponsored agricultural and rural infrastructure lending for the states of Hesse, Hamburg and Baden-Wurttemberg. Furthermore, we continue to manage loans for the Federal Government for the financing of resettlement, building measures for old farms and the purchase of land, which were granted before the federal project for the improvement of the agrarian structure and coastal protection in 1973 came into force.

     In addition to providing BLE with financing, we act as agent for BLE in the placement of BLE promissory notes with investors and provide BLE with current account facilities.

Sources of Funds

Our principal sources of funds are:

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•	interbank loans and issuances in the capital and money markets, both domestic and international;

•	the participation in open market transactions with the European Central Bank (ECB); and

•	secured and unsecured loans and other funding transactions with German and international institutional lenders.

     We are a continuous issuer in accordance with Section 3(2) of the German Securities Sales Prospectus Act (Wertpapierverkaufsprospektgesetz).

     In the domestic capital markets, we finance ourselves through a variety of different instruments, including short-term money market transactions, medium- to long-term promissory notes (Schuldscheindarlehen), registered bonds (Namensschuldverschreibungen) and bearer bonds. The registered bonds and some of the bearer bonds are secured by assets which can be used to support their issuance. These assets include qualified mortgage bonds or debentures issued by the Federal Republic or its agencies, debentures issued the German states and their agencies, other forms of collateral which meet German mortgage banking law requirements and other forms of adequate banking collateral. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. At December 31, 2003, we had €17.9 billion worth of assets available for use to secure debt we issued, of which €11.0 billion was already designated as collateral for our secured debt instruments. Accordingly, at December 31, 2003, we had the capacity to issue an additional €6.9 billion of secured debt instruments. Additionally, we have established a reserve for the purpose of providing an additional source of collateral for the issuance of secured debt. Secured debt instruments are placed predominantly with domestic investors.

     We also fund ourselves in the international capital markets, both through various issuing programs and through stand-alone issuance of various types of unsecured notes and debentures. The issuing programs include a US$35 billion Euro Medium-Term Note Program, €10 billion Commercial Paper Program and a A$5 billion Australian Dollar Domestic Medium-Term Note Program. We also have shelf registrations in Japan for primary offerings (Samurais) and secondary offerings (Uridashis), and a shelf registration in the United States for debt securities. In connection with regular annual updates, we expect to redenominate our US$35 billion Euro Medium-Term Note Program into euro currency and to increase its size to €40 billion by May 19, 2004.

     The international capital markets represent an increasingly important source of financing for us. In the year ended December 31, 2003, we issued the equivalent of €8.6 billion of Euro Medium-Term Notes, €21.8 billion of Euro Commercial Paper and €2.1 billion of Global Bonds offered worldwide under our shelf registration in the United States for debt securities. Because our loan portfolio is denominated predominantly in euro, we issue debt securities in other currencies principally to take advantage of arbitrage opportunities. We use derivative instruments to hedge our currency and interest rate exposure in connection with such issuances. Typically, we retain only a small portion of the proceeds for investment in securities or other assets denominated in the same currency as the relevant debt obligation. See “— Risk Management and Derivatives” below.

     With respect to the domestic and international capital markets, the following table shows our sources of funds on an unconsolidated basis and, categorized by type of instrument, during each of the years indicated. We classify almost all instruments issued in the international capital markets as unsecured bearer bonds.

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	At December 31,

	2003	2002	2001

	(EUR in millions)
International Loans / Promissory notes	1,493.6	2,067.4	3,065.2
Registered bonds	7,792.7	7,849.9	7,512.6
Bearer bonds:
Secured	2,863.6	3,111.9	4,724.4
Unsecured	39,982.7	35,417.0	29,840.5

Total	52,132.6	48,446.2	45,142.7

Liabilities to Customers

     Our liabilities primarily consist of debt securities, liabilities to banks and liabilities to customers. See the discussion above in this “— Sources of Funds” section and in “Management’s Comments on the Consolidated Financial Statements — Sources of Funds” for a description of our funding activities related to debt securities and our liabilities to banks. Approximately 94% of our liabilities to customers consist of registered bonds, international loans and promissory notes that are purchased by insurance companies. The remaining amount of liabilities to customers consists of liabilities to individual German states, or Länder, as well as other local governments. These liabilities are uncertificated and arise from credit accounts with these governments.

Risk Management and Derivatives

     Our treasury department has responsibility for our risk management system and is overseen directly by the management board. The treasury department applies for and the management board determines market and liquidity risk exposure limits. Daily reports are generated by the risk control department, which analyzes whether our money market, loan and securities portfolios are within market and liquidity risk limits prescribed by the management board. The market risk report analyzes the effect on our trading, liquidity and credit portfolio of a putative 100 basis points upward shift of the yield curve and must be signed daily by the head of the treasury department and a member of the management board. With respect to liquidity risk, our exposure is never greater than the amount of short-term funds available to us from the European Central Bank based on our available eligible collateral for open market transactions with it. The credit department applies for and the board approves the counterparty credit limits for derivatives. Credit risk, including counter-party credit risk, is monitored on a bank-wide basis as part of our annual review of borrowing customers. See “ — Standard Promotional Loans”.

     We use derivative instruments, such as swaps, forward contracts and options almost exclusively as part of our asset and liability risk management program. Purchases and sales of derivative instruments are made for hedging purposes in an effort to match as closely as possible the currency, duration and interest rate basis of our assets and liabilities. No derivative activities are undertaken on behalf of clients. Risks are analyzed in accordance with the German Banking Act (Gesetz über das Kreditwesen) which requires adequate capital coverage for securities transactions, transactions in derivative products and foreign exchange transactions. See “Supervision and Regulation”.

Credit Analysis

     We examine whether credit should be extended in response to direct inquiries either from potential borrowers themselves or from third parties such as other banks or brokers. This examination

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includes whether or not we can provide funds based on the applicable laws and regulations that govern Rentenbank.

An application for credit and creditworthiness is judged on the basis of a diverse set of documents including business reports, ratings letters and our own credit analysis. Approval for the extension of credit is made in compliance with our own credit approval regulations. Only after this approval are transactions allowed to go forward.

Foreign Currency Risks

In 2003, we issued debt securities in nine different currencies on the international capital markets. Approximately 64% of this borrowing was denominated in a currency other than euro. Because our loan business is denominated almost exclusively in euro, we have avoided any exchange-rate risk by swapping the proceeds from foreign denominated issues virtually exclusively into euro through so-called cross-currency swaps.

As we only lend inside the European Union, we have no direct exposure to credit risk associated with emerging market countries. In 2003, only 0.3% of our lending was denominated in a currency other than euro.

Liquidity Management

We manage our liquidity requirements by projecting our expected liquidity on a daily basis. Each day, we compile a projection of our net liquidity balance for each day of the coming twelve months. We also produce a projection of assets in our central clearing account with the German Central Bank (Deutsche Bundesbank) eligible for borrowing under the standing facilities of the European Central Bank. Among these facilities is the European Central Bank’s marginal lending facility. Under this facility, we have an account with the Deutsche Bundesbank which has assets designated for use as collateral against which the European Central Bank would automatically extend credit if there was negative liquidity in our account. This standing facility allows us to obtain overnight liquidity from the European Central Bank, according to the amount of our eligible assets. The interest rate on the marginal lending facility normally provides a ceiling for the overnight market interest rate we would be forced to pay. We have used this facility occasionally in the past to cover daily liquidity deficits.

Our cash reserves consist of cash in hand and the balance of our central clearing account with the Deutsche Bundesbank which reflects our obligation to hold minimum reserves in line with the requirements of the European Central Bank.

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CAPITALIZATION

The following table shows Rentenbank’s capitalization on a consolidated basis as of December 31, 2003. Long-term borrowings include all borrowings and bonds issued with remaining maturities in excess of one year.

As of
December 31, 2003

(EUR in millions)(1)

Long-term borrowings from:
Banks	4,123
Other lenders	3,806

Total long-term borrowings	7,929
Bonds	34,956

Total long-term debt	42,885

Subordinated liabilities	903
Fund for general banking risks	710
Equity:
Subscribed capital	135
Reserves(2)	602

Total equity	737

Total capitalization	45,235

(1)	On May 14, 2004, the noon buying rate for cable transfers in New York City was $1.1874 per €1.00.
(2)	Includes principal reserve, guarantee reserve, other reserves, differences from capital consolidation and net profit for the year.

As of December 31, 2003, Rentenbank’s Core Capital (or Tier I) ratio amounted to 9.6% and its Supplementary Capital (or Tier II) ratio amounted to 5.7%. For a discussion of capital adequacy requirements under the Banking Act, see “Supervision and Regulation — Capital Adequacy Requirements”.

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MANAGEMENT

Pursuant to our governing law we have three principal governing bodies: the management board, the advisory board and the general meeting.

Management Board

The management board is responsible for the day-to-day conduct of our business and the administration of our assets in accordance with the governing law and represents us in dealings with third parties and the judiciary. In accordance with the general guidelines for the granting of loans which have been established by the advisory board, the management board is required to report semi-annually to the loan committee (Kreditausschuss) of the advisory board regarding the development of unsecured credit and large exposures pursuant to the German banking regulations.

The management board is comprised of at least two members. Its members are appointed, and may be withdrawn by, the advisory board by a two-thirds majority. The appointment of members of the management board requires the prior approval of the Supervising Authority.

The current members of the management board are:

Mr. Hans Jürgen Ploog Dr. Uwe Zimpelmann.

Karl-Ingo Bruns resigned as a member of the management board due to health reasons effective as of December 31, 2003, six months prior to his scheduled retirement. On April 2, 2004, Dr. Zimpelmann was appointed speaker of the management board (Vorstandssprecher).

Advisory Board

The advisory board supervises and appoints members to and is entitled to remove members from the management board. It may issue general and specific instructions to the management board. In particular, the advisory board establishes general guidelines for the granting of loans, adopts resolutions directing specific actions consistent with our statutory activities, approves employment contracts with members of the management board, and allocates reserves consistent with the governing law. Furthermore, the advisory board adopts and may amend Rentenbank’s statutes (Satzung) with the approval of the Supervising Authority. In addition, the following actions require the approval of the advisory board: the issuance of bearer debentures, the acquisition and sale of investments, the purchase and sale of land and buildings, approval of material employment contracts and the issuance of pension guidelines. The advisory board must meet at least semi-annually.

On May 5, 2004, the composition of the advisory board changed to reflect the recent amendment to Rentenbank’s governing law that took effect after the general meeting at which Rentenbank’s accounts for the fiscal year 2003 were approved. The advisory board currently has 18 members (instead of 31 until the general meeting), one of whom is the Federal Minister of Consumer Protection, Food and Agriculture. Eight of the members of the advisory board represent agricultural and food organizations, six of whom are appointed by the not-for-profit German Farmers’ Association (Deutscher Bauernverband e.V.), one of whom is appointed by the not-for-profit Farmers’ Mutual Savings Institution (Deutscher Raiffeisenverband e.V.) and one of whom is appointed by the various food organizations. Further, three members are ministers of agriculture of various German states (Bundesländer), two members represent the Federal Ministry of Consumer Protection, Food and Agriculture and one the Federal Ministry of Finance. One member represents the not-for-profit trade unions. Finally, three members represent credit institutions.

Until May 5, 2004, the advisory board consisted of 31 members, of whom 17 represented agricultural and food organizations, three represented not for profit trade unions, six were agricultural

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ministers of the German states or their permanent official representatives, one represented the Kreditanstalt für Wiederaufbau, one represented Deutsche Genossenschaftsbank and three represented agricultural credit institutions or other loan experts appointed by the advisory board.

Because some of the members of the current advisory board have not yet been nominated and others will not be elected until the next meeting of the advisory board scheduled to take place on July 15, 2004, the previous advisory board, the term of whose members officially ended on May 5, 2004, would, according to our statutes (Satzung), continue to serve on an ad hoc basis should, in an unlikely situation, the need arise to call a meeting of the advisory board prior to the scheduled meeting on July 15, 2004.

The following is a list of the members of the current advisory board that have been nominated thus far:

Deputy Chairman:	Renate Künast, Bundesministerin für
Verbraucherschutz, Ernährung und Landwirtschaft,
Berlin

Representatives of the not-for-profit	Präsident Heinz Christian Bär,
agricultural and food organizations :	Hessischer Bauernverband e.V.,
Friedrichsdorf/Ts.

Generalsekretär Dr. Helmut Born,
Deutscher Bauernverband e.V.,
Bonn

Präsidentin Erika Lenz,
Deutscher Landfrauenverband e.V.,
Bonn

Präsident Norbert Schindler, MdB,
Bauern- und Winzerverband
Rheinland-Pfalz Süd e.V.,
Mainz

Präsident Gerd Sonnleitner,
Deutscher Bauernverband e.V.,
Bonn

Präsident Otto-Dietrich Steensen,
Schleswig-Holsteinischer Bauernverband e.V.,
Rendsburg

State Ministers of Agriculture or their
permanent official representatives:(1)

Bavaria:	Josef Miller,
Staatsminister für Landwirtschaft und Forsten,
München

Brandenburg:	Wolfgang Birthler,
Minister für Landwirtschaft, Umwelt und
Raumordnung,
Potsdam

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Freie und Hansestadt Hamburg:	Gunnar Uldall,
Senator für Wirtschaft und Arbeit,
Hamburg

(1)	The Bundesrat, the upper house of Germany’s parliament, has established a rotational system pursuant to which every two years a different set of German states is represented on our advisory board.

General Meeting

The general meeting advises the bank in matters of the promotion of agriculture and rural areas as well as on general agricultural and business policy issues. Furthermore, it decides on the appropriation of the promotional fund in accordance with our governing law. The general meeting receives reports of the management board on our business activities and of the advisory board on resolutions adopted by the advisory board. According to our governing law, each year a general meeting must be held.

Since May 5, 2004, the composition of the general meeting and its authority has changed to reflect the portion of the amendments to our governing law that took effect after the general meeting on May 5, 2004. The general meeting now consists of 28 members (instead of the 30 prior thereto) representing owners and lessees of land subject to our land charges. The German states (Bundesländer) of Baden-Württemberg, Bavaria, Brandenburg, Hesse, Mecklenburg-West Pomerania, Lower Saxony, North Rhine Westphalia, Rhineland-Palatinate, Saxony, Saxony-Anhalt, Schleswig-Holstein and Thuringia each appoint two members to the general meeting, and the states of Berlin, Bremen, Hamburg and Saarland each appoint one member.

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EMPLOYEES

At December 31, 2003, we had 196 employees. Of these, 169, or 86.2% of our workforce, were commercial employees (kaufmännische Angestellte). The remaining 27 employees, or 13.8%, were industrial employees (gewerbliche Angestellte), working as kitchen staff, janitors, tradesmen and drivers. 118 employees, or 60.2% of our total staff, are covered by a collective bargaining agreement.

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SUPERVISION AND REGULATION

General

Rentenbank’s governing law was updated by the Fifth Amendment to specify more clearly our role and objectives as an instrumentality of public policy active in the agricultural sector of the Federal Republic. The amended text of the law provides explicitly for our responsibility for the promotion of agriculture and its related areas and of rural areas including environmental protection related to agriculture, the promotion of renewable energy and resources, the diffusion of organic agriculture and the promotion of animal protection. In addition, with the adoption of the Restructuring Law effective as of August 22, 2003, several changes were made to our governing law principally in order to clarify our permissible activities.

A further objective of the update by the Fifth Amendment to our governing law was to comply with the Federal Government’s intention to increase the federal influence on Rentenbank as a federal development bank through increased Federal Government representation on the advisory board. Accordingly, the Minister of Consumer Protection, Food and Agriculture is deputy chairman of the newly composed advisory board. While representatives from the Federal Ministry of Consumer Protection, Food and Agriculture and the Federal Ministry of Finance were added to the advisory board, the number of state agricultural, farming and trade union representatives was reduced.

Until May 5, 2004, Rentenbank was subject to the supervision of the Federal Republic of Germany which supervision was exercised through a commissioner and a deputy commissioner who were appointed by the Federal Republic. The commissioner was charged with the duty to pursue the public interest, in particular to ensure that Rentenbank’s business operations complied with applicable laws and statutes, and was authorized to prohibit directives and resolutions of the management board and the advisory board which offended applicable laws or statutes. The deputy commissioner acted with identical powers in the event of the absence or indisposition of the commissioner. These powers of supervision did not include the right to exercise influence over business decisions by our management board or our advisory board.

After the general meeting on May 5, 2004, Rentenbank became subject to the supervision of the Federal Ministry of Consumer Protection, Food and Agriculture which exercises its supervision in concert with the Federal Ministry of Finance. The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank adhere to public interest in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and records and participate in all advisory board meetings and general meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to schedule a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest.

In accordance with our governing law, Rentenbank may issue registered bonds and bearer bonds that are secured by assets which can be used to support their issuance. These assets include qualified mortgage bonds or debentures issued by the Federal Republic or its agencies, debentures issued the German states and their agencies, other forms of collateral which meet German mortgage banking law requirements and other forms of adequate banking collateral. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. After consultation with Rentenbank, the Supervisory Authority nominates a trustee (Treuhänder) and a deputy trustee. It is the responsibility of the trustee to ensure that issuance, administration and security of such bonds comply with the legal and regulatory requirements and the terms and conditions of the bonds. The current trustee is the senior government official Mr. Wolfgang Reimer and the current deputy is the senior government official Mr. Karl-Heinz Tholen.

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In addition, we are subject to comprehensive supervision and regulation comparable in many respects to the supervision of United States commercial banks. Organized under our governing law, we are authorized to carry on the types of banking business which are set forth in our governing law. We are subject to the requirements of the Banking Act (Gesetz über das Kreditwesen) and are supervised and regulated by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and by the German Central Bank (Deutsche Bundesbank).

Regulation by the Federal Financial Supervisory Authority

The Federal Financial Supervisory Authority (FFSA) is an independent federal authority supervised by the Federal Ministry of Finance. The FFSA is authorized to issue certain regulations and guidelines implementing the provisions of the Banking Act (Gesetz über das Kreditwesen) and other laws affecting banks, including Rentenbank. The regulations issued by the FFSA’s predecessor lay down important regulatory requirements, including principles relating to capital adequacy and liquidity requirements (the “Principles”). The Banking Act implements certain recommendations on banking supervision issued by the Basel Committee on Banking Supervision and implements certain directives of the European Union relating to banks.

Under the Banking Act, every entity that is engaged in one or more of the financial activities defined therein as “banking business” (Bankgeschäfte) is subject to the licensing requirements and other provisions of the Banking Act, unless specifically exempted therefrom. The FFSA supervises the operations of banks to ensure that they conduct their business in accordance with the provisions of the Banking Act, including, in particular, compliance with capital adequacy and liquidity requirements, lending limits and restrictions on certain other activities.

Regulation by the Deutsche Bundesbank

The FFSA carries out its supervisory role in close cooperation with the Deutsche Bundesbank , the German central bank. The FFSA must generally consult with the Deutsche Bundesbank before promulgating general rules and regulations. The promulgation of specified rules and regulations, however, such as the Principles, requires the prior consent of the Deutsche Bundesbank. The Deutsche Bundesbank is also responsible for organizing the collection and analysis of periodic and other reports from the banks.

Capital Adequacy Requirements

Under the German risk-based capital adequacy rules, each bank and financial institution must maintain a certain solvency ratio of Regulatory Liable Capital (haftendes Eigenkapital) (as defined below) to risk-adjusted assets. These rules implement certain provisions of the EC Capital Adequacy Directive, the EC Own Funds Directive and the EC Solvency Ratio Directive (which now have been replaced by the EC Directive relating to the taking up and pursuit of the business of credit institutions), which in turn were based on the recommendations of the Basel Committee on Banking Supervision.

Pursuant to the Banking Act, for a banking institution such as Rentenbank, “Regulatory Liable Capital” (the numerator of the solvency ratio) consists principally of Core Capital (Kernkapital) (as defined below) and Supplementary Capital (Ergänzungskapital) (as defined below).

“Core Capital”, as this term applies to us, consists primarily of:

•	subscribed capital;

•	reserves; and

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•	the fund covering general banking risks according to Section 340g of the German Commercial Code (HGB) (an item which a bank may create on the liability side of its balance sheet in its reasonable commercial judgment in the light of the special risks in herent in the banking business).

“Supplementary Capital”, as this term applies to us, consists principally of:

•	long-term subordinated liabilities;

•	a general banking risk reserve according to Section 340f of the German Commercial Code (HGB); and

•	revaluation reserves (Neubewertungsreserven).

Core Capital reflects a similar concept to Tier I capital and the Supplementary Capital reflects a similar concept to Tier II capital (as such terms are used in the U.S. capital adequacy rules). Up to and including fiscal year 1999, profit participation rights (Genussrechte) were included in Supplementary Capital. In determining the aggregate Regulatory Liable Capital, Supplementary Capital may only be included up to the amount of Core Capital, subject to certain other restrictions. Additionally, Regulatory Liable Capital may be reduced by certain deductible items.

Principle I sets forth the requirements regarding the extent to which a bank must maintain capital to cover its counterparty and market risks.

In order to limit counterparty risks, the risk-weighted assets of a bank must be covered by Regulatory Liable Capital at a ratio of at least 8%. Risk-weighted assets include, inter alia, credits, securities and equity participations, as well as swaps, forward transactions (Termingeschäfte) and option rights, to the extent that they are not required to be covered under Regulatory Liable Capital pursuant to trading book provisions. These assets are to be weighted according to specific risk weighting categories. For example, credits extended to the German public sector or to the public sector of certain other countries are assigned a risk weighting of 0%. Swaps, forward transactions and option rights are converted into credit equivalents, which are then risk-weighted, up to a maximum weighting of 50%.

To limit market risks resulting from activities such as trading book interest and share transactions or currency and commodity provisions, banks must maintain Regulatory Liable Capital in a certain amount corresponding to the risk associated with these positions. Principle I specifies certain standard procedures to be followed in order to determine such risks. Banks are, however, permitted to use their own risk determination procedures with the prior approval of the FFSA.

Under the Banking Act’s provisions on consolidated supervision, the capital adequacy rules must not only be met by a bank separately, but also by the bank and all banks, financial services institutions, financial enterprises or bank service enterprises of the bank that are subsidiaries of the bank or that are 20% or more owned by the bank or an affiliate on a consolidated basis, if certain other conditions are met.

We meet the risk-based capital adequacy rules of the Banking Act.

The Basel Committee on Banking Supervision has promulgated proposals that would alter the currently agreed international requirements for the capital adequacy of banks. These changes could have the effect of increasing the costs of borrowing by small and medium-sized enterprises of the sort that make up the core of our customer base. It is currently not known whether and in what form the proposals will be adopted or what their effect on Rentenbank will be.

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Liquidity and Other Regulatory Requirements

Bank liquidity levels are determined pursuant to Principle II. Under Principle II, we must maintain sufficient liquidity to meet our pending payment obligations.

At the end of each month, the FFSA evaluates whether the liquidity of each reporting bank is sufficient based on a liquidity figure (Liquiditätskennzahl). The liquidity figure represents the relation between the means of payment available in the first maturity period and the payment obligations which may arise during the same period. Liquidity is considered sufficient if the liq uidity figure is not below 1.0. For liquidity obligations in the second to fourth bands, each bank must calculate its so-called liquidity monitoring figures (Beobachtungskennzahlen). Banks must calculate their liquidity monitoring figures at the end of each month. These figures are filed with the appropriate regional office of the Deutsche Bundesbank, which then transmits them to the FFSA.

Under the Banking Act, a bank’s large credit (Großkredite ) exposures to a single borrower or connected group of borrowers that equal or exceed 10% of the bank’s Regulatory Liable Capital are subject to a number of restrictions. These essentially consist of the following:

•	these exposures may not exceed in the aggregate eight times the bank’s Regulatory Liable Capital;

•	no single large exposure may exceed 25% of the bank’s Regulatory Liable Capital; and

•	no single large exposure to a bank’s unconsolidated affiliate may exceed 20% of the bank’s Regulatory Liable Capital.

The limitations on large credit exposures are applied on a risk-adjusted basis in a manner similar to the application of Principle I.

The limitations on large credit exposures also apply to a bank and all other companies that form a group with a bank (as discussed under “— Capital Adequacy Requirements” above), on a consolidated basis. To determine whether a group has a large exposure, the exposures by the members of the group to one borrower are fully consolidated and are measured against the consolidated Regulatory Liable Capital of the group. The consolidated limitation of large credit exposures only applies if an exposure of one member of the group is equal to or exceeds 5% of that member’s Regulatory Liable Capital.

Audits

Under German law, Rentenbank itself and its consolidated group must both be audited annually by a certified public accountant (Wirtschaftsprüfer) who is appointed by our advisory board with the consent of the Federal Ministry for Consumer Protection, Food and Agriculture and the Federal Ministry of Finance. The FFSA must be informed of and may reject this appointment. Under the Banking Act, a bank’s public accountant is required to inform the FFSA of any facts coming to his or her attention which give reason to deny or qualify the certification of the bank’s annual financial statements or materially adversely affect the financial position of the bank, as well as of any material breach by the bank’s management of the law or the bank’s articles of association.

The certified public accountant is required to prepare annually a detailed and comprehensive longform audit report, which is submitted to our management board and advisory board, the FFSA and the Deutsche Bundesbank. The contents of the report are prescribed in a regulation issued by the FFSA. In the report the certified public accountant must confirm that the bank has complied with, inter alia :

•	the regulatory reporting requirements;

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•	the large credit exposures calculations;

•	the limitations on the extension of credit to related companies;

•	the Principles; and

•	regulations concerning the prudential granting of credit.

The audit report must also discuss in detail certain large or important credit exposures and confirm compliance with certain provisions of the Banking Act.

The FFSA also requires that the long-form audit report discuss and analyze the method by which the bank determines the risk of a change in interest rates. The audit report must match assets and liabilities bearing interest at fixed rates according to maturity and assets and liabilities bearing interest at floating rates according to interest periods. The audit report must also explain the effect of a change of interest rates on the unmatched portion of such assets and liabilities, respectively.

Reporting Requirements and FFSA Powers of Enforcement

To enable the FFSA and the Deutsche Bundesbank to monitor compliance with the Banking Act and other applicable legal requirements and to obtain information on the financial condition of the German banks, the FFSA and the Deutsche Bundesbank require the routine, periodic filing of information.

Each bank must file, annually, audited financial statements on a consolidated and unconsolidated basis and, monthly, balance sheet and statistical information and compliance statements regarding the risk-based capital adequacy rules. Each bank must file quarterly statements regarding loans of €1.5 million or more, including syndicated loans exceeding this amount regardless of the reporting bank’s share. In addition, each bank must notify the FFSA and the Deutsche Bundesbank immediately of certain organizational changes, certain acquisitions and dispositions and changes in equity investments, changes in the bank’s capitalization and changes in significant shareholdings in the bank.

To secure compliance with the Banking Act and the regulations issued thereunder, the FFSA and the Deutsche Bundesbank may require information and documents from a bank. The FFSA may also conduct investigations of a bank without having to give any particular reason. In addition, the FFSA can attend meetings of the bank’s supervisory board and may require such meetings to be convened. The FFSA also conducts audits of banks on a random basis as well as in special circumstances.

If a bank holds a significant interest in other domestic or foreign banks or other companies that form a group with the bank for German regulatory purposes, the bank must have access to information as to the capital and the large credit exposures of these other companies in order to comply with the requirements of the Banking Act (and regulations issued thereunder) with respect to risk-based capital adequacy and limitations on large credit exposures, including the requirements which provide for reporting on a consolidated basis. The Banking Act obliges German companies that are part of a group for German regulatory purposes to provide this information to the German parent bank and obliges the German parent bank to agree with foreign companies that are part of its group on the supply of appropriate information. If it is not possible for the parent bank to obtain from a company information necessary for the consolidation procedure, the book value of the investment in the company must be deducted when computing the Regulatory Liable Capital of the parent bank.

In the event that the FFSA discovers irregularities, it has a wide range of enforcement powers. The FFSA can challenge the qualifications of a bank’s management. If the Regulatory Liable Capital of a bank is not adequate, or if the liquidity requirements are not met and the bank has failed to remedy the deficiency within a period determined by the FFSA, the FFSA may prohibit or restrict the withdrawal of capital, the distribution of profits or the extension of credit. These prohibitions also

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apply to the parent bank of a group for bank regulatory purposes if the Regulatory Liable Capital of the members of the group does not meet the legal requirements. If the liquidity requirements are not met, the FFSA may also prohibit further investments in illiquid assets.

If a bank is in danger of defaulting on its obligations to creditors, the FFSA may take emergency measures to avert default. These measures may range from the issuance of instructions to the management of the bank to the revocation of the bank’s license and closing of the bank, the prohibition of payments and disposals of assets, the suspension of customer services, and the acceptance of payments other than in payment of debt owed to the bank.

Violations of the Banking Act may result in criminal and administrative penalties.

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FINANCIAL SECTION

FINANCIAL STATEMENTS AND AUDITORS

The accounts of Rentenbank are prepared in accordance with German GAAP. See “Notes to Financial Statements”. German GAAP emphasizes the concepts of “a true and fair view” in the presentation of the statements to protect the interests of creditors. As a consequence, German GAAP permits credit institutions like Rentenbank to create general reserves which, in accordance with German law, are not disclosed. Our balance sheet and profit and loss accounts were prepared in accordance with regulations under the Bank and Financial Services Companies Accounting Regulations (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute). Under these regulations, borrowed funds are broken down according to remaining terms and in four maturity segments.

Pursuant to Section 7 of Rentenbank’s Statutes, the annual financial statements of Rentenbank are to be examined by a Wirtschaftsprüfer (certified public accountant) who is appointed by the advisory board with the consent of the Federal Ministry for Consumer Protection, Food and Agriculture and the Federal Ministry of Finance. The public accountant’s long-form audit report (Prüfungsbericht) serves as the basis for the audit of the General Accounting Office (Bundesrechnungshof).

Rentenbank’s external auditors are Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf.

The annual audit is conducted in accordance with German GAAP. In the case of a government-owned entity such as Rentenbank, the scope of the audit is extended to meet the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). Such Act requires that the audit and the resulting report be designed in such a way that enables the advisory board, the supervisory authority, and the General Accounting Office to form their own opinion and take action as and when required. One of the specific aspects to be covered by the extended audit and the audit report is the proper conduct of Rentenbank’s business by its management.

In accordance with § 340(h) of the German Commercial Code (HGB), foreign currency amounts were converted and valued on the balance sheet date. Where foreign currency was set up to hedge interest and interest currency swap transactions, they are valued as a single unit.

In 2003, Landwirtschaftliche Rentenbank once again drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main, and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main. In view of the fact that all other companies affiliated to the bank or group are immaterial in terms of the bank’s net worth, financial and earnings position and in the absence of any sustained investment intentions, their inclusion in the consolidated financial statements has been waived in accordance with § 296 of the German Commercial Code (HGB).

The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the bank. The method used for capital consolidation was the book value in accordance with § 301(1)1 of the German Commercial Code (HGB).

The date of the first inclusion of the subsidiary LR Beteiligungsgesellschaft mbH (“LRB”) in the consolidated accounts in 1993 was used for the transfer of asset values. As of December 31, 2003, LRB had total assets of 234.7 million.

The date of the first inclusion of the subsidiary DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (“DSV”), in the consolidated accounts in 1998 was also used for the transfer of asset values. As of December 31, 2003, DSV had total assets of 16.1 million.

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The consolidation of LRB and DSV has produced a total difference on the liability side of 23.8 million, which has the character of a reserve. In the consolidated accounts, the net earnings brought forward of LRB are shown under “other reserves”.

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SUMMARY OF MATERIAL DIFFERENCES BETWEEN GERMAN GAAP AND U.S. GAAP

The financial statements and the consolidated financial statements of Rentenbank, have been prepared in accordance with the German Commercial Code (HGB) and the more specific requirements of the Accounting Regulation for Banks and Financial Service Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute - the “Bank Accounting Regulation”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors.

As a result, Rentenbank’s financial statements and consolidated financial statements included in this prospect may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”). Rentenbank is not required to prepare or present financial statements in accordance with accounting and reporting practices and principles followed in the United States.

The following is a summary of material differences between German GAAP and U.S. GAAP as of the dates of Rentenbank’s financial statements and consolidated financial statements included in this annual report. It should not be taken as an exhaustive discussion of all differences. No attempt has been made to identify all disclosures, presentation or classification differences that would affect the manner in which transactions or events are presented in the financial statements and the consolidated financial statements of Rentenbank, respectively, or notes thereto.

Investment Securities

Under German GAAP, securities are classified as securities in the trading portfolio, “liquidity reserve” securities or fixed assets. Fixed assets are valued based on the “modified lower of cost or market principle” according to which the historic cost (the original purchase price) is subject to exceptional depreciation only if a permanent impairment in value is expected. Trading portfolio and the “liquidity reserve” securities are current assets and recorded at the lower of cost or market. All recognized changes in valuation are recorded in current income or expense, as applicable.

Under U.S. GAAP, investments in equity and debt securities are classified into the categorie s trading, available -for-sale or held-to-maturity (for debt securities only). According to Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities”, securities held to maturity are carrie d at amortized cost and are subject to other-than-temporary impairment tests. Trading and available-for-sale securities are recorded at fair value. Adjustments to the fair value of available -for-sale securities are included in other comprehensive income, a separate component of equity, while adjustments to the fair value of trading securities are included in the statements of income.

Derivative Instruments and Hedge Accounting

Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution’s trading book or investment book. Trading derivatives are treated as current assets and accordingly follow the lower of cost or market. That is, while unrealized losses on trading derivatives are recorded in current income, unrealized gains are not recognized. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge (often referred to as gap hedge). Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of Rentenbank, are disclosed in notes to the financial statements. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a

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basis consistent with the underlying hedged position pro rata temporis, often resembling synthetic instrument accounting.

Under U.S. GAAP (SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”), all derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities, regardle ss of any hedge relationship that might exist. Changes in the value of derivative instruments are recognized in the income statement as they arise, unless they satisfy stringent criteria for hedge accounting (including designation and high effectiveness), supported by formal documentation. The accounting treatment of the hedging instruments as well as the hedged items depends on the type of hedge designation (fair value hedge or cash flow hedge), the offset being in either current income or other comprehensive income. Also depending on the hedge designation, the carrying value of the hedged item may need to be adjusted to offset the changes in the fair value of the hedging derivative. Any ineffectiveness resulting from the hedge relationship is recognized in income.

Provision for loan losses

German GAAP requires that, in establishing and maintaining the allowance for loan losses, entities consider all evident risks relating to their lending operations, primarily counterparty credit risk. Specific provisions recorded for counterparty exposure equal the level of anticipated losses reduced by the expected net realizable value of any collateral provided. Additionally, serving as a cushion for unexpected credit losses, banks maintain a general reserve based on their historical loan loss experience. In general, the calculation of such general reserve follows the guidance and parameters included in the applicable tax laws.

Under U.S. GAAP, guidance relating to the impairment of loans is included in SFAS 5, “Accounting for Contingencies”, and SFAS 114, “Accounting by Creditors for Impairment of a Loan”. For loans that are individually deemed impaired, specific reserves are determined based on the present value of future cash flows discounted at the loan’s effective interest rate, or where the loan is collateral dependent based on the fair value of the collateral provided. Where available, the observable market price of the loan can be used. SFAS 5 requires recognition of a loss when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable (general reserves). Such general reserves are calculated on a consistent basis considering historical experience and other appropriate risk factors.

Certain provisions and reserves

German GAAP permits provision for general banking risks by setting up certain disclosed or “hidden” reserves. In accordance with Section 340(f) of the German Commercial Code, the disclosed reserves are based on the valuation of loans and advances to banks and customers as well as securities held as part of the liquidity reserve at a lower amount than required in order to reflect the risks associated with the banking business. Because the assets are shown at lower amounts in the balance sheet, there is no actual reserve shown on the balance sheet. Hidden reserves are restricted to 4% of the value of the assets. Income and expenditure relating to movements in the hidden reserves may be netted with the income or expenditure relating to lending operations. In addition, in accordance with Section 340(g) of the German Commercial Code and the principle of prudence, a general provision for groups of receivables with a similar risk exposure is also permitted and disclosed on the face of the balance sheet.

Under U.S. GAAP, provisions are only recorded when certain criteria are met. In accordance with SFAS 5, “Accounting for Contingencies”, a provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has

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been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable.

Reacquired own debt securities

Under German GAAP, own debt securities that are re-acquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in the profit and loss account.

Under U.S. GAAP, repurchased own debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the book value of outstanding debt is recorded in current income.

Property and equipment

Under German GAAP, property and equipment are reported at acquisition or manufacturing cost, as applicable, and reduced by scheduled depreciation in accordance with their estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the tax office. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. This additional depreciation is reversed when the reason for the impairment no longer exists.

U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. After recording such impairment charge, U.S. GAAP does not permit subsequent recovery.

Scope of Consolidation

Under German GAAP, consolidation of all majority-owned subsidiaries is required only when certain size thresholds are exceeded, and then only if the necessary information can be obtained without unreasonable expense or delay, unless the shares are held for purpose of sale or the control is temporary. Entities in which a substantial equity interest is held are included in the consolidated financial statements on a pro rata basis. Entities in which an equity interest is held and whose business and financial policy is subject to material influence (associated companies) are valued at equity.

Under U.S. GAAP, an entity’s financial statements should be consolidated when the parent company has a controlling interest in it, either through a majority voting interest or through the existence of other control factors. Proportionate consolidation is generally not allowed. The equity method is required for investments where the parent company has more than 20% of the voting rights or if factors indicate that significant influence exists. Furthermore, consolidation of a special purpose entity by its sponsor is often required. Consolidation should occur as soon as control is established.

Pension provisions

Under German GAAP, pension obligations are determined using actuarial principles, whereby the ongoing and future pension obligations and benefit obligations to retired beneficiaries are determined using a valuation benchmark (partial value) in line with tax regulations.

Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, “Employers’ Accounting for Pensions” which requires readjustment of the significant actuarial assumptions annually to reflect current market and

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economic conditions. Under SFAS 87, a pension asset representing the excess plan assets over benefit obligations is recognized in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% “corridor” are not recognized.

Assets and liabilities held in trust

Under German GAAP, assets and the equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would likely not be recorded on the balance sheet.

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MANAGEMENT’S COMMENTS ON THE
CONSOLIDATED FINANCIAL STATEMENTS

This section does not constitute a part of our audited financial statements and contains some financial information not derived from our audited financial statements.

The Balance Sheet

Our total consolidated assets and our total consolidated liabilities and equity increased by 3.9% to €66.9 billion at December 31, 2003, as compared with €64.4 billion at December 31, 2002.

We extend credit both by making traditional loans and by purchasing the debt securities of German and other European Union banks. Consistent with these activities, loans and advances to banks, loans and advances to customers and bonds and other fixed-interest securities accounted for the large majority of our assets. These items amounted to €66.4 billion, or 99.4% of total assets, at December 31, 2003, as compared with €63.9 billion, or 99.2% of total assets, at December 31, 2002. The increase in these amounts at year-end reflected the increased lending activity in 2003.

Our most significant liabilities relate to the funding of these activities and are concentrated in liabilities to banks, liabilities to customers and debt securities. These liabilities totaled €64.0 billion, or 95.8% of total liabilities and equity, at December 31, 2003, as compared with €61.7 billion, or 95.8% of total liabilities and equity, at December 31, 2002. Our equity (subscribed capital, reserves and funds for general banking risks) increased from €1.3 billion at December 31, 2002 to €1.4 billion at December 31, 2003. Subscribed capital remained at €0.1 billion. The principal reserve and the guarantee reserve increased by €27.0 million reflecting the transfer of 2003 net income to these reserves.

The following tables set forth the key trends in our balance sheet, on a consolidated basis, at the dates indicated:

			Increase (Decrease)
	December 31,	December 31,	in 2003 Compared
	2003(1)	2002(1)	with 2002(1)

	(EUR in millions)		(%)
Assets
Cash reserves	11.0	11.4	(3.5)
Loans and advances to banks(2)(3)	47,865.6	46,673.2	2.6
Loans and advances to customers(2)(4)	2,127.2	1,643.4	29.4
Bonds and other fixed-interest securities(2)	16,449.3	15,610.6	5.4
Shares and other variable -yield securities	3.1	3.1	0.0
Investments and shares in affiliated enterprises	186.3	188.3	(1.1)
Trust assets	175.9	184.0	(4.4)
Public sector recovery claims	4.1	6.2	(33.9)
Tangible assets	10.7	8.4	27.4
Other assets	3.9	5.8	(32.8)
Deferred income	17.0	25.6	(33.6)

Total assets	66,854.1	64,360.0	3.9

(1)	Columns may not add due to rounding.
(2)	Includes accrued interest.
(3)	Includes amounts due from companies in which Rentenbank has investment holdings.
(4)	Includes amounts due from affiliated companies and from companies in which Rentenbank has investment holdings.

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			Increase (Decrease)
	December 31,	December 31,	in 2003 Compared
	2003(1)	2002(1)	with 2002(1)

	(EUR in millions)		(%)
Liabilities and Equity
Liabilities to banks(2)(3)	15,848.7	17,856.4	(11.2)
Liabilities to customers(2)(4)	4,696.4	4,699.9	(0.1)
Debt securities(2)(5)	43,502.1	39,189.2	11.0
Trust liabilities	175.9	184.0	(4.4)
Other liabilities(6)	23.6	20.9	12.9
Deferred income	33.4	34.6	(3.5)
Accrued expenses	223.9	209.1	7.1
Subordinated liabilities	902.9	831.6	8.6
Funds covering general banking risks	710.0	625.0	13.6
Equity (subscribed capital and reserves)	737.2	709.3	3.9

Total	66,854.1	64,360.0	3.9

Memo Items:
Contingent liabilities(7)	88.1	89.9	(2.0)
Other liabilities(8)	1,349.5	1,963.6	(31.3)

(1)	Columns may not add due to rounding.
(2)	Include accrued interest.
(3)	Include liabilities to companies in which Rentenbank has investment holdings.
(4)	Include liabilities to companies in which Rentenbank has investment holdings and liabilities to affiliated companies.
(5)	Consists of bonds and notes.
(6)	Include other liabilities and Edmund Rehwinkel Foundation.
(7)	Consist of contingent liabilities resulting from discounted bills of exchange and liabilities resulting from guarantees and indemnity agreements.
(8)	This item consists entirely of irrevocable loan commitments made by Rentenbank

Edmund Rehwinkel Foundation

Rentenbank established the Edmund Rehwinkel Foundation in 1974 for the purpose of further supporting agricultural development. The initial endowment fund included our donations and was raised by us. This fund sponsors research projects relating to agriculture from the proceeds of the endowment fund. The fund is not an independent entity, but a special trust fund that we administer. The nature of our liability is an obligation to provide ongoing funding to the foundation.

Volume of Credit

We extend credit both by making promotional loans and by purchasing debt securities of German and other European Union banks. Consequently, the growth in lending activity is reflected in the increase in loans and advances to banks, loans and advances to customers and the purchase of debt securities.

At December 31, 2003, loans and advances to banks amounted to €47.9 billion, of which €20.8 million was payable on demand, as compared with €46.7 billion at December 31, 2002, of which €329.3 million was payable on demand.

Loans and advances to customers increased to €2.1 billion at December 31, 2003, from €1.6 billion at December 31, 2002. This does not represent a trend in our credit practices, but only the fact that certain short-term advances to customers happened to be outstanding on the balance sheet date.

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The following table sets forth, on an unconsolidated basis, the trends in Rentenbank’s extensions of credit in 2003 and 2002.

			Increase (Decrease)
	December 31,	December 31,	in 2003 Compared
	2003	2002	to 2002

	(EUR in millions)		(%)
Standard promotional loans for agriculture
in rural areas:
Inside Germany	25,665	26,210	(2.1)
Outside Germany	15,475	13,769	12.4
Special loans for specific promotional
purposes and assistance measures	7,714	6,894	11.9

Total traditional loans	48,854	46,873	4.2
Debt securities	16,439	15,594	5.4

Total extensions of credit	65,293	62,467	4.5

Our traditional loan portfolio is increasingly composed of loans made in the European Union but outside Germany. Our standard promotional loans inside Germany decreased by €0.5 billion, or 2.1%, to €25.7 billion at December 31, 2003, compared with €26.2 billion at December 31, 2002. By contrast, our standard promotional loans outside Germany increased by €1.7 billion, or 12.4%, to €15.5 billion at December 31, 2003, compared with €13.8 billion at December 31, 2002.

Our portfolio of debt securities increased by €0.8 billion, or 5.4%, to €16.4 billion at December 31, 2003, compared with €15.6 billion at December 31, 2002. This reflects the increasing use of debt securities in the credit markets in which we operate. We increasingly extend credit, not by making traditional loans, but rather by purchasing the debt securities of German and other European Union banks. This general market-wide development is favorable to our borrowers, to us and other bank lenders because of the greater liquidity and fungibility of these securities.

Sources of Funds

Our principal source of funds for our loan and securities portfolios are interbank loans and issuances in the capital markets, both domestic and international, the participation in open market transactions with the European Central Bank, and secured and unsecured loans and other funding transactions with German and international institutional lenders.

Our most significant liabilities relate to these funding activities.

Liabilities to banks decreased by €2.1 billion, or 11.2%, to €15.8 billion at December 31, 2003 from €17.9 billion at December 31, 2002 and liabilities to customers remained unchanged at €4.7 billion.

With respect to the domestic and international capital markets, the following table sets forth the trends in our sources of funds, on an unconsolidated basis and categorized by type of instrument, during 2003 and 2002.

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	For the Year Ended December 31,

			Increase (Decrease)
			in 2003 Compared
	2003	2002	with 2002

	(EUR in millions)		(%)
International Loans / Promissory notes	1,493.6	2,067.4	(27.8)
Registered bonds	7,792.7	7,849.9	(0.7)
Bearer bonds:
Secured	2,863.6	3,111.9	(8.0)
Unsecured	39,982.7	35,417.0	12.9

Total	52,132.6	48,446.2	7.6

At December 31, 2003, the total of Rentenbank’s outstanding borrowings amounted to €52.1 billion compared with €48.4 billion at December 31, 2002. This increase of 7.6% reflects primarily an increased use of the capital markets to fund growth in extensions of credit, particularly on a medium- and long-term basis and through our Euro Commercial Paper Program.

Our outstanding promissory notes and international loans decreased by €0.6 billion, or 27.8%, from €2.1 billion at December 31, 2002 to €1.5 billion at December 31, 2003. Promissory notes (Schuldscheindarlehen) are almost exclusively placed in Germany, and the decline in their use reflects our increasing use of the international, as opposed to the domestic, capital markets.

Our outstanding unsecured bearer bonds increased by €4.6 billion, or 12.9%, from €35.4 billion at December 31, 2002 to €40.0 billion at December 31, 2003. This strong growth also reflects our increasing use of the international capital markets including our Euro Commercial Paper Program with which we issued €21.8 billion and our Euro Medium-Term Note Program with which we raised the equivalent of €8.6 billion in 2003.

For a more detailed discussion of the types of instruments and programs we use in the domestic and international capital markets, see “Business — Sources of Funds” above.

Capital Adequacy

We are subject to the capital adequacy requirements established by the Federal Financial Supervisory Authority. See “Supervision and Regulation” above. The table below sets forth the components of our regulatory capital ratios and the components of these ratios on a consolidated basis at December 31, 2003, 2002 and 2001 as determined in accordance with the German Banking Act (Gesetz über das Kreditwesen).

	December 31,

	2003	2002	2001

	(EUR in millions)
Core capital	1,280	1,184	1,088
Total liable capital	2,012	1,872	1,782
Total risk-adjusted assets and off balance sheet items	13,284	13,143	11,841
Core capital ratio	9.6%	9.0%	9.2%
Solvency ratio	15.1%	14.2%	15.1%

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Our equity capital is fixed by the governing law at €135 million. Our equity capital was accumulated during the ten year period following our establishment through payments by owners and lessees of certain lands permanently used for agricultural and forestry purposes, known as the land charge. The land charge was established pursuant to a law of May 11, 1949 (Gesetz über die Rentenbankgrundschuld) enacted simultaneously with our governing law. Contributors to Rentenbank’s equity capital through the land charge have no ownership rights in the bank.

In addition to capital contributed through the land charge, our governing law requires that we contribute a portion of our annual earnings to two reserve funds: the principal reserve fund and the guarantee reserve fund. In addition, pursuant to Section 340(g) of the German Commercial Code, our advisory board may allocate, on a discretionary basis, a portion of our annual profits and certain previously-established reserves to a fund covering general banking risks, which is Tier I capital and essentially functions as a reserve against potential future loan losses.

The principal reserve is part of our Tier I capital and is funded by mandatory annual contributions of 50 percent of Rentenbank’s annual profits after allocations to the guarantee reserve. At December 31, 2003, the principal reserve stood at €195.5 million. The guarantee reserve provides additional collateral for Rentenbank’s issuance of secured instruments. The advisory board decides on the annual allocation to the guarantee reserve and may allocate up to 50 percent of the bank’s annual profits to the guarantee reserve but the aggregate size of the guarantee reserve is limited to an amount equal to 5 percent of the face amount of all secured instruments outstanding.

We also have several other forms of liable capital. Liable capital consists principally of subordinated debt that qualifies as supplementary or Tier II capital for regulatory purposes. At December 31, 2003, our liable capital included €902.9 million of subordinated debt.

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Profit and Loss Account

Rentenbank’s overall profit and loss account improved in 2003 compared to 2002. Net income increased to €36 million for the year ended December 31, 2003, compared with €35.0 million for the year ended December 31, 2002.

The following table sets forth Rentenbank’s consolidated profit and loss account for each of the years ended December 31, 2003 and 2002.

			Increase (Decrease)
	For the Year Ended		in 2003 Compared
	December 31,		with 2002

	2003(1)	2002(1)

	(EUR in millions)		(%)
Interest income(2)	2,848.4	3,003.9	(5.2)
Interest expense	2,652.5	2,827.8	(6.2)

Net interest income	195.9	176.1	11.2
Other operating income(3)	5.8	5.2	11.5
Net commission expense	(0.8)	(0.6)	33.3
General administrative expenses	(33.6)	(33.8)	(0.6)
Depreciation and valuation adjustments on
intangible and tangible assets	(2.6)	(2.8)	(7.1)
Other operating expenses	(1.2)	(1.1)	9.1

Extraordinary expenditure	0.0	0.0	0.0

Operating income (before risk provisions
and valuation adjustments)	163.5	143.0	14.3
Risk provisions and valuation adjustments,
net	(127.4)	(107.9)	18.1

Pre-tax income	36.1	35.1	2.8
Taxes(4)	(0.1)	(0.1)	0.0

Net income	36.0	35.0	2.9

(1)	Columns may not add due to rounding.
(2)	Includes interest income from lending operations, money market transactions, fixed interest securities and debt register claims and current income from shares and other variable-yield securities, investment holdings and shares in affiliated companies.
(3)	Includes net revenue from financial operations and other operating income.
(4)	Although Rentenbank is not subject to corporate tax, it is subject to real property and vehicle taxes. In addition, Rentenbank’s subsidiary LR Beteiligungsgesellschaft is subject to corporate and trade tax.

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Net Interest Income

The following table sets forth the principal components of Rentenbank’s net interest income, on a consolidated basis, for the years ended December 31, 2003 and 2002:

			Increase (Decrease)
	For the Year Ended		in 2003 Compared
	December 31,		with 2002

	2003	2002

	(EUR in millions)		(%)
Interest income:
Loans and advances to banks and
customers	2,122.0	2,218.2	(4.3)
Debt securities	720.9	780.2	(7.6)
Dividends and other income	5.5	5.5	0.0

Total	2,848.4	3,003.9	(5.2)

Interest expense:
Liabilities to banks and customers	684.1	817.0	(16.3)
Debt securities	1,928.0	1,972.9	(2.3)
Subordinated liabilities	40.4	37.9	6.6

Total	2,652.5	2,827.8	(6.2)

Net interest income	195.9	176.1	11.2

Total interest income decreased by €155.5 million, or 5.2%, to €2,848.4 million for the year ended December 31, 2003, as compared with €3,003.9 million for the year ended December 31, 2002. Total interest expense decreased by €175.3 million, or 6.2%, to €2,652.5 million for the year ended December 31, 2003, as compared with €2,827.8 million for the year ended December 31, 2002. Net interest income increased by €19.8 million, or 11.2%, to €195.9 million for the year ended December 31, 2003, as compared with €176.1 million for the year ended December 31, 2002.

Other Operating Income

Other operating income increased by €0.6 million, or 11.5%, to €5.8 million in 2003 from €5.2 million in 2002. Other operating income also includes rental income from real estate owned by Rentenbank, reversals of provisions, which increased in 2003 and some special income of the affiliated companies, which decreased in 2003.

Net Commission Expense

Net commission expense increased by €0.2 million to €0.8 million in 2003 from €0.6 million in 2002. We earn commission income from fees paid by banks, for which we arrange loans. Commission income decreased to €0.8 million in 2003 from €0.9 million in 2002. Our commission expense comes from fees we pay in connection with loans that other banks arrange for us. Our commission expense increased in 2003 by €0.1 million to €1.6 million compared with €1.5 million in 2002.

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General Administrative Expenses

The following table sets forth, on a consolidated basis, the principal components of our general administrative expenses for the years ended December 31, 2003 and 2002.

	2003	2002	Change

	(EUR in millions)		(%)

Salaries and wages	14.6	13.7	6.6
Social security contributions and expenditures on
pensions and support	8.7	9.7	(10.3)
Other administrative expenses	10.3	10.4	(1.0)

Total general administrative expenses	33.6	33.8	(0.6)

General administrative expenses decreased by €0.2 million, or 0.6%, to €33.6 million in 2003 from €33.8 million in 2002. The most significant component of this decrease were costs for social security contributions and expenditure on pensions and welfare benefits and other administrative expenses.

Depreciation and Valuation Adjustments on Intangible and Tangible Assets

Depreciation and valuation adjustments on intangible and tangible assets decreased by €0.1 million, or 7.1%, to €2.6 million in 2003 compared with €2.8 million in 2002.

Other Operating Expenses

Other operating expenses increased by €0.1 million to €1.2 million in 2003 compared with €1.1 million in 2002.

Operating Income

For the reasons described above, operating income (before risk provisions and valuation adjustments) increased by €20.5 million, or 14.3%, to €163.5 million in 2003 compared with €143.0 million in 2002.

Net Risk Provisions and Valuation Adjustments

Net risk provisions and valuation adjustments increased by €19.5 million, or 18.1%, to €127.4 million in 2003 compared with €107.9 million in 2002. Net risk provisions include depreciation and valuation adjustments on loans and certain securities as well as allocations to reserves for lending operations, allocations to the fund for general banking risks and income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets.

Consolidated Cash Flow Statement

For the first time in 2003, Rentenbank is required to draw up a cash flow statement. It presents the composition of and changes in cash and cash equivalents, divided into the operational business, investment business and financing business. The cash flow statement has only a limited significance as an indicator of a bank’s state of liquidity.

Cash flow from operational business decreased in 2003 by €147 million to ( €111) million, from €36 million in 2002. Cash flow from investment business increased in 2003 by €11 million to (5)

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million, from ( €16) million in 2002. Cash flow from financing business increased in 2003 by €125 million to €116 million, from ( €9) million in 2002.

Consolidated Segment Report

For the first time in 2003, Rentenbank is required to draw up a segment report where particular material year-end results are organized according to operational business areas and regions. We have defined the primary segments based on Rentenbank’s organization and management structure as well as internal financial reporting. Our primary business areas (segments) include:

•	Liquidity safeguarding and management. In this segment the results of Rentenbank’s liquidity position and management are presented.

•	Promotional business. This segment shows the results of promotional business activities.

•	Capital investment. In this segment the contribution from results of the investment of own funds (interest-free capital and provisions) are shown in the form of promotional loans.

Consolidated net income from liquidity safeguarding and management increased in 2003 by €2.6 million to €7.5 million, from €4.9 million in 2002. Consolidated net income from promotional business increased in 2003 by €0.5 million to €1.6 million, from €1.1 million in 2002. Consolidated net income from capital investment decreased in 2003 by €2.1 million to €26.9 million, from €29.0 million in 2002.

Statement of Consolidated Capital Development

For the first time in 2003, Rentenbank is required to also draw up a statement of capital development. In 2003, capital increased by €27.9 million to €737.2 million at December 31, 2003, from €709.3 million at December 31, 2002. Of this, €135 million represented capital stock. Subject to the approval of the responsible organs, €9 million will be transferred to the principal reserve and €18 million will be transferred to the guarantee reserve.

The consolidated cash flow statement, the consolidated segment report and the statement of consolidated capital development are part of the annual and consolidated financial statements of Landwirtschaftliche Rentenbank that were audited by Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft in accordance with its report, dated March 9, 2004. See “Accountant’s Report”.

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     Several modifications have been made in the following translation of the financial statements in comparison to the German originals. The figures in the following financial statements have been rounded from the exact amounts into millions of euro. In the balance sheet and also in the consolidated balance sheet in item 4 under Assets and item 11 under Liabilities additional subtotals and further break downs have been included which are not to be found in the German originals. The list of the members of the advisory board referred to in the following translation of the notes is different from the composition of the advisory board referred to on pages 16-17 of the annual report.

FINANCIAL STATEMENTS

Unconsolidated Balance Sheet

				As of December 31, 2003	As of December 31, 2002

				€ million	€ million

Assets
1.	Cash reserve
	a)		Cash in hand	0.2	0.4
	b)		Balances at central banks	10.8	11.0

				11.0	11.4
			including
			At Deutsche Bundesbank
			€ 10.8 m (2002: € 11.0 m)
2.	Due from banks
	a)		On demand	20.8	329.2
	b)		Other claims	47,788.8	46,287.0

				47,809.6	46,616.2
3.	Due from customers
			including:
			Secured by mortgages on real estate
			€ —.— m (2002: € —.— m)
			Local government loans
			€ 1,950.5 m (2002: € 1,420.5 m)	2,308.9	1,824.6
4.	Bonds and other fixed-interest securities
	a)		Debentures and bonds
		aa)	From public issuers	527.4	589.1
		ab)	From other issuers	15,911.4	15,005.3

				16,438.8	15,594.4
			including:
			Eligible as collateral with Deutsche Bundesbank
			€ 13,804.4 m (2002: € 12,825.8 m )
	b)		Own bonds	10.5	16.2

	Nominal value € 10.5 m (2002: € 16.2 m)			16,449.3	15,610.6
5.	Shares and other variable -yield securities			0.6	0.5
6.	Investment holdings
			including:
			In banks
			€ —.— m (2002: € —.— m)
			In financial services companies
			€ —.— m (2002: € —.— m)	19.0	19.0

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Unconsolidated Balance Sheet (continued)

			As of December 31, 2003	As of December 31, 2002

			€ million	€ million

7.	Shares in affiliated companies
		including:
		In banks
		€ —.— m (2002: € —.— m)
		In financial service companies
		€ —.— m (2002: € —.— m)	26.6	26.6
8.	Trust assets:
		including:
		Loans on a trust basis
		€ 175.9 m (2002: € 184.0m)	175.9	184.0
9.	Compensation claims on the government including bonds arising from their conversion		4.1	6.2
10.	Tangible assets		10.7	8.4
11.	Other assets		0.3	0.2
12.	Deferred items
	a)	Relating to issuing and loan business	15.8	24.2
	b)	Others	1.2	1.4

			17.0	25.6

Total assets			66,833.0	64,333.3

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Unconsolidated Balance Sheet (continued)

				As of December 31, 2003	As of December 31, 2002

				€ million	€ million

Liabilities
1.	Liabilities to banks
	a)		On demand	0.4	1,215.7
	b)		With agreed term or period of notice	15,848.3	16,640.7

				15,848.7	17,856.4
2.	Liabilities to customers
	Other liabilities
	a)		On demand	42.5	28.6
	b)		With agreed term or period of notice	4,664.5	4,679.0

				4,707.0	4,707.6
3.	Liabilities in certificate form
	Bonds issued			43,502.1	39,189.2
4.	Trust liabilities
			including:
			Loans on a trust basis
			€ 175.9 m (2002: € 184.0 m)	175.9	184.0
5.	Other liabilities			24.2	19.7
6.	Edmund Rehwinkel-Foundation			1.0	1.0
7.	Deferred items
	a)		Relating to issuing and loan business	3.6	5.4
	b)		Others	29.8	29.2

				33.4	34.6
8.	Provisions
	a)		Provisions for pensions and similar obligations	66.4	64.5
	b)		Taxation provisions	0.0	0.0
	c)		Other provisions	151.2	136.7

				217.6	201.2
9.	Subordinated liabilities			902.9	831.6
10.	Fund covering general banking risks			710.0	625.0
11.	Capital and reserves
	a)		Subscribed capital	135.0	135.0
	b)		Capital reserve	0.0	0.0
	c)		Revenue reserves
		ca)	Principal reserve as per § 2(2) of the
			Landwirtschaftliche Rentenbank Law	186.5	177.8
			Allocation from the surplus for the year	9.0	8.7

				195.5	186.5
		cb)	Guarantee reserve as per § 2(3) of the
			Landwirtschaftliche Rentenbank Law	352.7	335.2
			Allocation from the surplus for the year	18.0	17.6

				370.7	352.8
		cc)	Other reserves	0.0	0.0

	d)		Net profit for the year	9.0	8.7

				710.2	683.0

Total liabilities				66,833.0	64,333.3

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Unconsolidated Balance Sheet (continued)

		As of December 31, 2003	As of December 31, 2002

		€ million	€ million
1.	Contingent liabilities
	Liabilities resulting from guarantees and indemnity
	agreements	88.1	89.9

2.	Other obligations
	Irrevocable loan commitments	1,358.5	1,972.5

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Unconsolidated Profit and Loss Account

				For the year ended December 31 , 2003	For the year ended December 31, 2002

				€ million	€ million

Expenses
1.	Interest expenses			2,652.7	2,828.0
2.	Commission expenses			1.6	1.5
3.	Net expenses from financial operations			0.0	0.0
4.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	14.6	13.7
		ab)	Social security contributions and expenses on pensions
			and welfare benefits	7.8	7.9

				22.4	21.6
			including:
			Pensions
			€ 5.8 m (2002: € 6.0 m)
	b)	Other administrative expenses		10.1	10.1

				32.5	31.7
5.	Depreciation and value adjustments on intangible and tangible assets			2.6	2.7
6.	Other operating expenses			1.2	1.5
7.	Expenses related to particular securities and loans
	a)	Depreciation and value adjustments on loans and particular securities as well as allocations to provisions for lending operations		40.7	38.1
	b)	Allocation to the fund covering general banking risks		85.0	70.0

				125.7	108.1
8.	Depreciation and value adjustments relating to investment holdings, shares in affiliated companies and securities treated as fixed assets			0.0	0.0
9.	Extraordinary expenses			0.0	0.0
10.	Taxes on income and earnings			0.0	0.0
11.	Other taxes unless reported under item 6			0.1	0.1
12.	Net income for the year			36.0	35.0

Total expenses				2,852.4	3,008.6

1.	Net income for the year			36.0	35.0
2.	Allocation to revenue reserves
	a)	To the principle reserve as per § 2(2) of the
		Landwirtschaftliche Rentenbank Law		9.0	8.7
	b)	To the guarantee reserve as per § 2(3) of the
		Landwirtschaftliche Rentenbank Law		18.0	17.6
	c)	To other revenue reserves		0.0	0.0

				27.0	26.3
3.	Net profit for the year			9.0	8.7

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Unconsolidated Profit and Loss Account (continued)

			For the year ended December 31, 2003	For the year ended December 31, 2002

			€ million	€ million

Income
1.	Interest income from
	a)	Lending and money market operations	2,126.1	2,224.3
	b)	Fixed-interest securities and Debt Register claims	720.9	780.2

			2,847.0	3,004.5
2.	Current income from
	a)	Shares and variable-yield securities	0.0	0.1
	b)	Investment holdings	0.9	0.9
	c)	Shares in affiliated companies	0.0	0.0

			0.9	1.0
3.	Commission income		0.8	0.9
4.	Net revenue from financial operations		0.0	0.0
5.	Income from write-ups on loans and particular securities and from write-backs of provisions for lending operations		0.0	0.0
6.	Income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets		0.0	0.0
7.	Other operating income		3.7	2.2
8.	Extraordinary income		0.0	0.0

Total income			2,852.4	3,008.6

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Consolidated Balance Sheet

			As of	As of
			December 31,	December 31,
			2003	2002

			€ million	€ million

Assets
1.	Cash reserve
	a)	Cash in hand	0.2	0.4
	b)	Balances at central banks	10.8	11.0

			11.0	11.4
		including:
		At Deutsche Bundesbank
		€ 10.8 m (2002: € 11.0 m)
2.	Due from banks
	a)	On demand	20.8	329.2
	b)	Other claims	47,844.8	46,344.0

			47,865.6	46,673.2
3.	Due from customers
		including:
		Secured by mortgages on real estate
		€ —.— m (2002: € —.— m)
		Local government loans
		€ 1,950.5 m (2002: 1,420.5 m)	2,127.2	1,643.4
4.	Bonds and other fixed-interest securities
	a)	Debentures and bonds
		aa) From public issuers	527.4	589.1
		ab) From other issuers	15,911.4	15,005.3

			16,438.8	15,594.4
		including:
		Eligible as collateral with Deutsche Bundesbank
		€ 13,804.4 m (2002: € 12,825.8 m)
	b)	Own bonds	10.5	16.2

		Nominal value
		€ 10.5 m (2002: € 16.2 m)	16,449.3	15,610.6

5.	Shares and other variable -yield securities		3.1	3.1
6.	Investment holdings
		including:
		In banks
		€ 164.3 m (2002: € 164.3 m)
	In financial services companies
		€ —.— m (2002: € —.— m)	183.4	185.4
7.	Shares in affiliated companies
		including:
		In banks
		€ —.— m (2002: € —.— m)
		In financial services companies
		€ —.— m (2002: € —.— m)	2.9	2.9

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Consolidated Balance Sheet (continued)

			As of	As of
			December 31,	December 31,
			2003	2002

			€ million	€ million

8.	Trust assets
		including:
		Loans on a trust basis
		€ 175.9 m (2002: € 184.0 m)	175.9	184.0
9.	Compensation claims on the government including bonds arising
	from their conversion		4.1	6.2
10.	Tangible assets		10.7	8.4
11.	Other assets		3.9	5.8
12.	Deferred items
	a)	Relating to issuing and loan business	15.8	24.2
	b)	Others	1.2	1.4

			17.0	25.6

Total assets			66,854.1	64,360.0

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Consolidated Balance Sheet (continued)

				As of	As of
				December 31,	December 31,
				2003	2002

				€ million	€ million

Liabilities
1.	Liabilities to banks
	a)	On demand		0.4	1,215.7
	b)	With agreed term or period of notice		15,848.3	16,640.7

				15,848.7	17,856.4
2.	Liabilities to customers
	Other liabilities
	a)	On demand		30.2	19.1
	b)	With agreed term or period of notice		4,666.2	4,680.8

				4,696.4	4,699.9
3.	Liabilities in certificate form
	Bonds issued			43,502.1	39,189.2
4.	Trust liabilities
	including:
	Loans on a trust basis
		€ 175.9 m (2002: € 184.0 m)		175.9	184.0
5.	Other liabilities			22.6	19.9
6.	Edmund Rehwinkel-Foundation			1.0	1.0
7.	Deferred items
	a)	Relating to issuing and loan business		3.6	5.4
	b)	Others		29.8	29.2

				33.4	34.6
8.	Provisions
	a)	Provisions for pensions and similar obligations		72.7	71.1
	b)	Taxation provisions		0.0	0.0
	c)	Other provisions		151.2	138.0

				223.9	209.1
9.	Subordinated liabilities			902.9	831.6
10.	Fund covering general banking risks			710.0	625.0
11.	Capital and reserves
	a)	Subscribed capital		135.0	135.0
	b)	Capital reserve		0.0	0.0
	c)	Revenue reserves
		ca)	Principal reserve as per § 2(2) of the
			Landwirtschaftliche Rentenbank Law	186.5	177.8
			Allocation from the surplus for the year	9.0	8.7

				195.5	186.5
		cb)	Guarantee reserve as per § 2(3) of the
			Landwirtschaftliche Rentenbank Law	352.7	335.2
			Allocation from the surplus for the year	18.0	17.6

				370.7	352.8
		cc)	Other reserves	3.2	2.5
	d)	Differences from capital consolidation		23.8	23.8
	e)	Net profit for the year		9.0	8.7

				737.2	709.3

Total liabilities				66,854.1	64,360.0

1.	Contingent liabilities
	Liabilities resulting from guarantees and indemnity agreements			88.1	89.9
2.	Other obligations
	Irrevocable loan commitments			1,349.5	1,963.6

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Consolidated Profit and Loss Account

				For the year	For the year
				ended	ended
				December 31,	December 31,
				2003	2002

				€ million	€ million

Expenses
1.	Interest expenses			2,652.5	2,827.8
2.	Commission expenses			1.6	1.5
3.	Net expenses from financial operations			0.0	0.0
4.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	14.6	13.7
		ab)	Social security contributions and expenses on pensions
			and welfare benefits	8.7	9.7

				23.3	23.4
		including:
		Pensions
		€ 6.6 m (2002: € 7.8 m)
	b)	Other administrative expenses		10.3	10.4

				33.6	33.8
5.	Depreciation and value adjustments on intangible and tangible
	assets			2.6	2.7
6.	Other operating expenses			1.2	1.2
7.	Expenses related to particular securities and loans
	a)	Depreciation and value adjustments on loans and particular
		securities as well as allocations to provisions for lending
		operations		42.4	37.9
	b)	Allocation to the fund covering general banking risks		85.0	70.0

				127.4	107.9
8.	Depreciation and value adjustments relating to investment
	holdings, shares in affiliated companies and securities treated as
	fixed assets			0.0	0.0
9.	Extraordinary expenses			0.0	0.0
10.	Taxes on income and earnings			0.0	0.0
11.	Other taxes unless reported under item 6			0.1	0.1
12.	Net income for the year			36.0	35.0

Total expenses				2,855.0	3,010.0

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Consolidated Profit and Loss Account (continued)

			For the year	For the year
			ended	ended
			December 31,	December 31,
			2003	2002

			€ million	€ million

Income
1.	Interest income from
	a)	Lending and money market operations	2,122.0	2,218.2
	b)	Fixed-interest securities and Debt Register claims	720.9	780.2

			2,842.9	2,998.4
2.	Current income from
	a)	Shares and variable-yield securities	1.0	1.0
	b)	Investment holdings	4.5	4.5
	c)	Shares in affiliated companies	0.0	0.0

			5.5	5.5
3.	Commission income		0.8	0.9
4.	Net revenue from financial operations		0.0	0.0
5.	Income from write-ups on loans and particular securities and
	from write-backs of provisions for lending operations		0.0	0.0
6.	Income from write-ups on investment holdings, shares in affiliated
	companies and securities treated as fixed assets		0.0	0.0
7.	Other operating income		5.8	5.2
8.	Extraordinary income		0.0	0.0

Total income			2,855.0	3,010.0

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FINANCIAL STATEMENTS (CONTINUED)

For the first time, Landwirtschaftliche Rentenbank is required in accordance with §297(1) of the German Commercial Code (HGB) to also draw up, in connection with its consolidated accounts, a cash flow statement, a segment report as well as a statement of capital development, in addition to the consolidated balance sheet, the consolidated profit and loss account and the consolidated appendix.

The consolidated cash flow statement, the segment report and the statement of consolidated capital development are to be presented in accordance with the corresponding regulations of the respective standards of the German Financial Statements Standards Committees (“DRSC”). The German Financial Statements Standard (“DRS”) 2 is applied in connection with the consolidated cash flow statement, the DRS 3 is applied in connection with the segment report and the DRS 7 is applied in connection with the statement of consolidated capital development, taking also into account the specific business sector regulations. The figures for the fiscal year ending December 31, 2002 were also determined accordingly. The aforementioned statements relate only to the results of the consolidated accounts.

The format in which the consolidated cash flow statement is presented corresponds to the format prescribed by the applicable DRS regulations. It presents the composition of and changes in cash and cash equivalents, divided into the operational business, investment business and financing business. The cash flow statement has only a limited significance as an indicator of a bank’s state of liquidity. For a description of our liquidity management, see “Business — Liquidity Management”.

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Consolidated Cash Flow Statement

	2003	2002

	€ million	€ million

Net income for the year	36	35
Contains non-cash components and transition to
cash flow from operational business:
Depreciation, value adjustments, write-ups
to tangible and financial assets	3	3
Expenses related to particular securities and loans	127	108
Changes of provisions	15	9
Surplus from sale of financial assets	0	(2)
Other adjustments (on balance)	(190)	(177)

Sub-total	(9)	(24)

Changes of assets and liabilities
from operational business after adjustments of
non-cash components:
Due from banks	(1,192)	(5,072)
Due from customers	(484)	728
Securities	(838)	(848)
Other assets from operational business	14	13
Liabilities to banks	(2,007)	1,081
Liabilities to customers	(4)	94
Securitised liabilities	4,313	3,981
Other liabilities from operational business	(52)	(56)
Interest received	2,843	3,004
Interest paid out	(2,653)	(2,827)
Other adjustments (on balance)	(42)	(38)

Cash flow from operational business	(111)	36

Receipt of payments from sale of:
Financial assets	1	3
Payments for the purchase of:
Financial assets	0	(16)
Tangible assets	(6)	(3)

Cash flow from investment business	(5)	(16)

Subordinated liabilities	125	0
Payments to Special-Purpose Fund and for measures to promote
agriculture whilst protecting the public interest	(9)	(9)

Cash flow from financing business	116	(9)

Stock of instruments of payment by the end of previous period	11	0
Cash flow from operational business	(111)	36
Cash flow from investment business	(5)	(16)
Cash flow from financing business	116	(9)

Stock of instruments of payment by the end of period	11	11

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Consolidated Segment Report

				Business areas

	Liquidity
	safeguarding
	and		Promotional		Capital		Profit and loss
	management		business		investment		account

in € million	2003	2002	2003	2002	2003	2002	2003	2002

Net interest income	25.1	18.3	110.2	100.2	60.6	57.6	195.9	176.1
Net commission income	0.0	(0.1)	(0.8)	(0.5)	0.0	0.0	(0.8)	(0.6)
General administrative expenses	(5.0)	(5.2)	(26.2)	(26.5)	(5.0)	(4.8)	(36.2)	(36.5)
Other operating expenses/income	0.0	0.0	4.5	3.9	0.0	0.0	4.5	3.9

Operating result before risk provision	20.1	13.0	87.7	77.1	55.6	52.8	163.4	142.9

Risk provision/net valuation adjustments
- Provisions for loan business	0.0	0.0	(41.5)	(35.2)	0.0	0.0	(41.5)	(35.2)
- Reserves and others	(12.6)	(8.1)	(44.6)	(40.8)	(28.7)	(23.8)	(85.9)	(72.7)

Consolidated net income for the year	7.5	4.9	1.6	1.1	26.9	29.0	36.0	35.0

Risk-weighted assets on the average	4,992.2	4,105.0	9.819.3	9,311.6	261.5	228.4	15,073.0	13,645.0

Allocated core capital on the average	413.4	346.6	813.2	786.2	21.7	19.3	1,248.3	1,152.1

Cost-income ratio in %	19.8	28.6	23.0	25.6	8.3	8.3	18.1	20.3

In accordance with the regulations of DRS 3 (Segment Reporting), particular material year-end results are organized according to operational business areas and regions. We have defined the primary segments based on our organization and management structure as well as internal financial reporting. Our primary business areas (segments) include:

•	Liquidity safeguarding and management. In this segment the results of Rentenbank’s liquidity position and management are presented.

•	Promotional business. This segment shows the results of promotional business activities.

•	Capital investment. In this segment the contribution from results of the investment of own funds (interest-free capital and provisions) are shown in the form of promotional loans.

The vertical organizational scheme for segment reporting conforms to the definitions of the profit and loss reporting scheme of the German Association of Public Sector Banks (VÖB). Items, which do not report any results in euro million, have not been itemized for the sake of clarity.

Some details recommended by DRS 3-10 have not been itemized because, according to our understanding, they provide very little, if any, significance for assessing the results of the respective segments of Rentenbank. This would include the ratio “Return on Equity” on the basis of the consolidated net income, that on a group level reaches a value of 2.9% (compared to 3.0% in the previous fiscal year). For the same reason the secondary reporting has been dispensed with.

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Statement of Consolidated Capital Development

					Differences
	Capital	Principal	Guarantee	Other	from capital	Net profit	Total	Total
in € million	stock	reserve	reserve	reserves	consolidation	for the year	2003	2002

Capital at January 1	135.0	186.5	352.7	2.5	23.8	8.8	709.3	682.6
Use of the net profit
for the year						(8.8)	(8.8)	(8.5)
Other changes				0.7			0.7	0.2
Net income for the year		9.0	18.0			9.0	36.0	35.0

Capital at December 31	135.0	195.5	370.7	3.2	23.8	9.0	737.2	709.3

On December 31, 2003, the capital stock of Landwirtschaftliche Rentenbank, in accordance with its governing law, amounted to €135 million. Subject to the approval of the advisory board and the general meeting, €9 million thereof will be transferred to the principle reserve and €18 million to the guarantee reserve. Miscellaneous changes to other reserves include equity capital changes in affiliated companies. For an explanation for the item “differences from capital consolidation, see “ —Notes to Financial Statements”.

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NOTES TO FINANCIAL STATEMENTS

Accounting and Valuation Methods

Both the annual accounts and consolidated accounts of Landwirtschaftliche Rentenbank have been prepared in accordance with the legal guidelines for bank balance sheets and the bank and financial services companies accounting regulations (RechKredV) effective from December 11, 1998.

The balance sheet and the profit and loss account have been adapted to the RechKredV and to the forms.

The valuation of asset and debit items follows the rules contained in §§ 252ff and 340(e) of the German Commercial Code (HGB).

Securities were valued in strict accordance with the lower of cost or market value principle.

Off-balance sheet financial instruments, used as hedging for balance-sheet items, are treated like secured transactions (with the necessary documentation) for the purposes of valuation.

Zero bonds were valued at their issue price plus pro rata interest based on the issue yield.

Investments in subsidiaries and affiliated companies are stated at their acquisition price, where required less write-downs.

Fixed assets were depreciated according to their expected useful life on a straight-line basis in accordance with commercial law.

Liabilities were valued with the repayment sum or the nominal amount of the debt. Agio and disagio were marked down pro rata temporis.

Pension provisions have been valued as previously, using an assumed annual rate of interest of 3.5%. The valuation of pension provisions has been based on the new legal tables drawn up in 1998 by Dr. K. Heubeck. Additional provisions have been included for anniversary bonuses and for early retirement in accordance with collective agreements.

Provisions for the bank’s own special loan programs cover the interest subsidy for the whole contracted term in its entirety.

Adequate provisions were taken for all discernible credit risks. A ge neral credit risk provision was also deducted from the assets concerned.

In accordance with § 340(h) of the German Commercial Code (HGB), foreign currency amounts were converted and valued on the balance sheet date. Where hedge transactions were used for foreign currency amounts the items are valued as single valuation units.

In 2003, Landwirtschaftliche Rentenbank drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main (“LRB”) and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (“DSV”). In view of the fact that all other companies affiliated to the bank or group are immaterial in terms of the bank’s net worth, financial position and profitability, their inclusion has been waived in accordance with § 296 of the German Commercial Code (HGB).

The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the bank. The method used for capital consolidation was as hitherto the book value in accordance with § 301 (1) 1 of the German Commercial Code (HGB).

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The capital consolidation of LRB is based on the asset value at the time the subsidiary has been first included in the consolidated accounts in 1993. On December 31, 2003 LRB reached total assets of €234.7 m.

The capital consolidation of DSV was in principle based on the asset value at the time of this subsidiary has been first included in the consolidated accounts in 1998. The capital consolidation of the remaining shares of the DSV was based on the asset value at December 31, 2000, the last day of the month of purchase. On December 31, 2003 DSV reached total assets of € 16.1 m.

The consolidation of LRB and DSV (without the purchase of shares in 2000) has produced a total difference on the liability side of € 23.8 million, which has the character of a reserve. The purchase of the residual shares of DSV in 2000 has produced a total difference on the asset side of € 42.8 thousand which was set off against the other reserves. In the consolidated accounts the profit carried forward of LR Beteiligungsgesellschaft mbH and of DSV Silo- und Verwaltungsgesellschaft mbH is shown under other reserves.

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Notes on the Balance Sheet and Consolidated Balance Sheet

The notes and explanations on individual items were drawn up in the order they appear in the balance sheet. Balance-sheet items show no pro rata interest.

		Bank	Bank	Group	Group
Asset items in the balance sheet		2003	2002	2003	2002

		€ million	€ million	€ million	€ million

Item 2:	Due from banks
	This item includes:
	Due from companies in which the Bank has investment
	holdings	—	—	1,106	1,103
	Subheading b) - other claims - includes subordinated loans	3	3	3	3
	Subheading b) - other claims - is divided according to the
	remaining time to maturity:
	— Up to three months	7,548	7,986	7,548	7,986
	— Longer than three months up to one year	13,030	12,390	13,030	12,390
	— Longer than one year up to five years	15,758	14,291	15,780	14,319
	— Longer than five years	10,337	10,541	10,372	10,570
Item 3:	Due from customers
	This item includes:
	Due from affiliated companies	178	179	—	—
	Due from companies in which the Bank has investment
	holdings	12	17	51	61
	This item is divided according to the remaining time to
	maturity:
	— Up to three months	1,939	1,386	1,922	1,369
	— Longer than three months up to one year	39	28	39	28
	— Longer than one year up to five years	199	83	37	83
	— Longer than five years	4	168	4	4
Item 4:	Bonds and other fixed-interest securities
	This item includes:
	Due from companies in which the Bank has investment
	holdings	—	—	377	460
	The securities in this item eligible for stock exchange listing
	are:
	— Listed securities	15,872	15,118	15,872	15,118
	— Unlisted securities	281	242	281	242
	Additionally this item includes amounts which will be due
	in the year following the balance sheet date:
	a) Bonds and other fixed-interest securities
	From public issuers	121	26	121	26
	From other issuers	1,850	1,451	1,850	1,451
	In accordance with § 10 (2b) 7 in conjunction with (4a) and
	(4c) of the German Banking Law (KWG), the bank has
	proved not realized reserves in the amount of € 11 m
	(2002: € 9 m) and for the group €34 m (2002: €32 m)
	as liable capital.
Item 5:	Shares and other variable-yield securities:
	Securities qualifying for a stock exchange listing:
	— Listed	1	1	1	1
Item 6:	Holdings
	Holdings in certificate form qualifying for a stock exchange
	listing:
	— Listed	18	18	18	18
Item 8:	Trust assets
	This item includes:
	— Special-Purpose Fund	105	103	105	103
	— Due from banks	71	81	71	81
Item 10:	Tangible fixed assets
	The land and buildings used by the bank were written down
	to a residual value of € 7 m (2002: € 5 m). The amounts shown under this heading ( € 4 m in 2003 and € 3 m in 2002) are to be allocated to equipment, furniture and fittings.
Item 11:	Other assets
	This item includes:
	— Tax refunds	—	—	2	4
	— Dividend claims	—	—	1	1
	Assets denominated in foreign currencies	2,679	2,950	2,679	2,950

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Fixed Asset Summary - Bank

Fixed assets	Acquisition	Additions	Disposals	Cumulative	Balance sheet	Balance sheet	Depreciation
€ million	costs			depreciation	value	value	2003
					Dec. 31, 2003	Dec. 31, 2002

Tangible assets	23	6	7	11	11	8	3
Investment holdings	19	—	—	—	19	19	—
Holdings in affiliated	27	—	—	—	27		—
companies						27
Total	69	6	7	11	57	54	3

Fixed Asset Summary - Group

Fixed assets	Acquisition	Additions	Disposals	Cumulative	Balance sheet	Balance sheet	Depreciation
€ million	costs			depreciation	value	value	2003
					Dec. 31, 2003	Dec. 31, 2002

Tangible assets	23	6	7	11	11	8	3
Investment holdings	198	—	9	6	183	185	—
Holdings in affiliated	4	—	—	1	3		—
companies						3
Total	225	6	16	18	197	196	3

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			Bank	Bank	Group	Group
Liability items in the balance sheet			2003	2002	2003	2002

			million	€ million	€ million	€ million

Item 1:	Liabilities to banks
	This item includes:
	Liabilities to companies in which the bank has investment
	holdings		—	—	720	762
	Subheading b) - with agreed term or period of notice - is
	divided according to the remaining time to maturity:
	—	Up to three months	8,908	9,248	8,908	9,248
	—	Longer than three months up to one year	2,208	2,271	2,208	2,271
	—	Longer than one year up to five years	2,494	2,326	2,494	2,326
	—	Longer than five years	1,629	2,163	1,629	2,163
	Securities worth a total value of nominal € 13,612 m (2002:
	€ 12,349 m) have been deposited at the Bundes bank for
	refinancing purposes.
	As a part of market operations of the ECB securities at a
	volume of € 1,434 m were credited at the branch office of
	the German Bundesbank in Frankfurt am Main at the end
	of 2003 (2002: € 3,483 m only bank).
Item 2:	Liabilities to customers
	This item includes:
	—	Liabilities to companies in which the bank has
		investment holdings	0	0	125	163
	—	Liabilities to affiliated companies	19	16	—	—
	Subheading b) - with agreed term or period of notice - is
	divided according to the remaining time to maturity:
	—	Up to three months	191	100	191	100
	—	Longer than three months up to one year	510	385	510	385
	—	Longer than one year up to five years	1,780	2,253	1,782	2,254
	—	Longer than five years	2,024	1,767	2,024	1,767
Item 3:	Liabilities in certificate form
	Additionally in this item the following amount is included
	which will be due in the year following the balance sheet
	date		7,880	9,314	7,880	9,314
Item 4:	Trust Liabilities
	This item includes:
	—	Special-Purpose Fund	105	103	105	103
	—	Liabilities to customers	71	81	71	81
Item 5:	Other Liabilities
	This item includes:
	—	Pro rata interest (before hedging) for subordinated
		liabilities	20	18	20	18
Item 9:	Subordinated Liabilities
	The net outlay after hedging for subordinated liabilities of
	€ 903 m (2002: € 832 m) was € 10 m (2002: € 11 m). Five
	tranches (€ 109 m) of the subordinated liabilities were issued
	as note loans and the remaining as bearer securities with
	global certificates. The liabilities were mainly issued in
	foreign currencies, predominantly in JPY, smaller amounts
	in EUR. The rate of interest of these papers (before
	hedging) ranges between 1.16% p.a. and 8.13% p.a. The
	financing conditions fulfil the requirements of § 10 (5a) of
	the German Banking Law (KWG). Premature repayment is
	not possible.The first maturity of the individual sections is
	scheduled for 17.01.2005 and the last for 30.09.2022.
	A bond for the amount of JPY 15 bn, that is € 99 m after
	hedging, due on the 09.06.2010 with an expenditure rate of
	around 2.4% (before hedging) makes up a part of 11% of
	the total amount of subordinated liabilities. Premature
	repayment is not possible. Th conditions o f this
	subordinated liability fulfil all the requirements of § 10 (5a)
	of the KWG. A possible conversion is excluded.
	Debts denominated in foreign currency		22,952	20,989	22,952	20,989

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			Bank	Bank	Group	Group
Liabilities below the line			2003	2002	2003	2002

			€ million	€ million	€ million	€ million

Item 1:	Contingent liabilities
	—	Deficiency guarantees	9	11	9	11
	—	Bailment of security furnishments	79	79	79	79
Item 2:	Other liabilities
	The decrease of irrevocable loan commitments
	predominantly is due to commitments in money market
	business with customers
	Computation of cover
	Liabilities for which mandatory cover must be provided are:
	—	Bearer securities	2,863	3,112	2,863	3,112
	—	Registered securities	7,723	7,850	7,723	7,850
	The following assets are allocated to cover bonds issued:
	—	Due from banks	17,854	16,912	17,854	16,912
	—	Due from customers	33	39	33	39
	On the balance sheet date in the trustee blocked security
	deposit there were around € —.— m (2002:€ 175 m) of
	cover securities ,which under § 13(2) of the
	Landwirtschaftliche Rentenbank Law should be assigned to
	the cover register.

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Explanatory notes on the profit and loss account

Income

Breakdo wn by geographical markets		Bank		Group

		Germany	Europe/	Germany	Europe/
			OECD		OECD

		€ million	€ million	€ million	€ million

Interest Income	2003	1,717	1,130	1,713	1,130
	2002	1,844	1,160	1,838	1,160

Current income from investment
holdings	2003	1	—	5	—
	2002	1	—	5	—

Current income from shares and
variable-yield securities	2003	—	—	1	—
	2002	—	—	1	—

Commission income	2003	1	—	1	—
	2002	1	—	1	—

Other operating income	2003	4	—	6	—
	2002	2	—	5	—

			Bank	Bank	Group	Group
			2003	2002	2003	2002

			€ million	€ million	€ million	€ million

Item 7:	Other operating income

	The main components included in this
	item are:
	—	Rental income from the bank’s
		own buildings	1	1	1	1
	—	Profits from the sale of investment
		holdings	—	—	2	2
	—	Property sale	2	—	2	—

Expenses

     The items for interest expenses, commission expenses, general administrative expenses and other operating expenses include no material amounts relating to prior years.

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Supplementary Information

Information on market risk-related transactions

     In the group derivative business is transacted exclusively to hedge balance sheet positions. The volume of this business is limited through position, counter-party and product-related limits and is constantly monitored within the framework of our risk management system.

Derivative transactions – volumes –

	Nominal value		Loan
			equivalent
			amount
€ million	December 31,	December 31,	December 31,
	2003	2002	2003

Interest rate risks
Interest rate swaps	116,135	138,019	1,461
Of this: claims of redemption and conversion
embedded in swaps	1,372	1,044	—
Swaptions
— Purchases	—	—	—
— Sales	941	636	—
Caps	—	102	—
Other interest forward transactions	15	17	2

Interest rate risk total	117,091	138,774	1,463

Currency risks
Interest rate-currency swaps	20,567	18,498	3,007
Of this: currency options embedded in swaps	201	198	—
claims of redemption embedded in swaps	65	—	—
Currency swaps	2,985	3,097	60

Currency risk total	23,552	21,595	3,067

Stock and other price risks
Stock-index swaps	744	812	57
Of this: stock options embedded in swaps	579	376	38
Stock and other price risks total	744	812	57

Interest rate, currency, stock and other price risks	141,387	161,181	4,587

Derivative transactions – breakdown by maturities–

						Stock and other price risks
Nominal value ( € million)		Interest rate risk December 31,		Currency risk December 31,		December 31,

		2003	2002	2003	2002	2003	2002

Remaining time to maturity
—	Up to one year	75,824	104,138	5,549	6,578	466	130
—	Up to five years	28,021	21,811	13,389	11,975	278	682
—	Longer than five years	13,246	12,825	4,614	3,042	—	—

Total		117,091	138,774	23,552	21,595	744	812

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Derivative transactions – breakdown by counter-parties– *)

	Nominal value		Loan
			equivalent
			amount
€ million	December 31,		December 31,

	2003	2002	2003

OECD banks	130,029	147,702	3,810
Other counter-parties	10,402	12,827	775

Total	140,431	160,529	4,585

(*)   exclusively Principle I (Grundsatz I) relevant transactions

     Forward transactions, particularly those in foreign currencies, not yet completed by the balance sheet date, were concluded to cover market price risk.

     Commitments for pending transactions at the year’s end comprise interest-rate swaps, currency swaps, interest-rate currency swaps, interest forward transactions as well as option transactions.

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Miscellaneous

During the 2003 financial year, the total remuneration of the management board amounted to €1,766 thousand (2002: € 1,665 thousand), the remuneration of the advisory board to € 311 thousand (2002: € 308 thousand) and the remuneration of the general managers of the consolidated companies €25 thousand (2002: € 25 thousand).

As at December 31, 2003, there were provisions totaling € 3,730 thousand (2002: € 3,800 thousand) to meet pension commitments to former members of the management board and their surviving dependants. Current benefit payments amount to € 366 thousand (2002: € 411 thousand).

The members of the management board borrowed loans of € —.— thousand during 2003 (2002: € thousand).

Average number of employees for the year without members of the management board (identical for both bank and group):

	2003			2002

	Male	Female	Total	Male	Female	Total

Full-time employees	105	78	183	106	78	184
Part -time employees	1	13	14	1	13	14

Total	106	91	197	107	91	198

Substantial shareholdings as defined by § 285 (11) of the German Commercial Code (HGB):

	Capital		Percentage	Results
	resources €		share of	€ million
	million 2002		capital %	2002

Deutsche Bauernsiedlung – Deutsche Gesellschaft für
Landentwicklung (DGL) GmbH, Frankfurt am Main (in
liquidation)	9.8		25.1	0.0
DSV Silo – und Verwaltungsgesellschaft mbH, Frankfurt am
Main	10.7	(1)	100.0	1.7	(1)
LR Beteiligungsgesellschaft mbH, Frankfurt am Main	50.5	(1)	100.0	0.0	(1)
VK Mühlen AG, Hamburg	72.5		20.2	5.5

(1)	2003

The listing of further companies according to § 285 (11) of the German Commercial Code (HGB) we have waived according to § 286 (3) 1 of the German Commercial Code (HGB) as they are of minor significance for the net worth, financial and earnings position of the bank.

For the same reason we have waived an equity consolidation of investment holdings according to 311 (2) of the German Commercial Code (HGB).

In addition the group holds participations in the following large incorporated enterprises, which exceed five percent of the voting rights (Statement under § 340a (4) 2 of the German Commercial Code (HGB)):

NFZ Norddeutsche Fleischzentrale GmbH, Hamburg.

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The following table shows mandates for the legal constitution of the supervisory committees of large incorporated enterprises (§ 267 (3) German Commercial Code (HGB)) held by legal representatives or other members of staff, under § 340a (4) 1 German Commercial Code (HGB):

Hans Jürgen Ploog
VK Mühlen AG, Hamburg (Member of the Supervisory Board)

Dr. h.c. Uwe Zimpelmann
DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
(Member of the Supervisory Board)
Lohmann & Co. AG, Rechterfeld (Chairman of the Supervisory Board)

The members of the management board, of the advisory board, of the general meeting and the Commissioner and the Trustee for the 2003 financial year are to be found on pages 66-70.

General Managers of the LR Beteiligungsgesellschaft mbH and DSV Silo- und
Verwaltungsgesellschaft mbH:

Christian von Stralendorff
Hans Erich Waßmuth

Frankfurt am Main, March 2004	LANDWIRTSCHAFTLICHE RENTENBANK
The Management Board

	Ploog	Dr. h.c. Zimpelmann

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Executive Bodies

The following are the members of the management board (Vorstand), the advisory board (Verwaltungsrat), of the general meeting (Anstaltsversammlung), and the commissioner (Kommissar der Bundesregierung) and the trustee (Treuhänder) for the financial year 2003.

Management Board (Vorstand)

Karl-Ingo Bruns (until December 31, 2003)
Hans Jürgen Ploog
Dipl.-Kfm. Dr. h.c. Uwe Zimpelmann

Advisory Board (Verwaltungsrat)

Chairman (Vorsitzender):

Präsident Gerd Sonnleitner, Deutscher Bauernverband e.V., Bonn

Deputy Chairman (Stellvertreter des Vorsitzenden):

Ehrenpräsident Wilhelm Niemeyer, Landesverband des Niedersächsischen Landvolks e.V., Hannover

Representatives of the not-for-profit German Farmers’ Association
(Vertreter des Deutschen Bauernverbandes e.V.):

Präsident Heinz Christian Bär, Hessischer Bauernverband e.V., Friedrichsdorf

Generalsekretär Dr. Helmut Born, Deutscher Bauernverband e.V., Bonn

Präsident Wilhelm Grimm, Bauernverband Hamburg e.V., Hamburg

Präsident Gerd Hockenberger, Landesbauernverband in
Baden-Württemberg e.V., Stuttgart

Ehrenpräsident Horst Hoferichter, Bauernverband der Vertriebenen e.V., Bonn

Präsident Dr. Klaus Kliem, Thüringer Bauernverband e.V., Erfurt (since April 11, 2003)

Präsident Franz-Josef Möllers, Westfälisch-Lippischer
Landwirtschaftsverband e.V., Münster

Präsident Heinz-Dieter Nieschke, Landesbauernverband
Brandenburg e.V., Teltow/Ruhlsdorf (until April 10, 2003)

Präsident Norbert Schindler, MdB, Bauern- und Winzerverband
Rheinland-Pfalz Süd e.V., Mainz

Präsident Otto-Dietrich Steensen, Schleswig-Holsteinischer
Bauernverband e.V., Rendsburg

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Representatives of the not-for-profit Farmers’ Mutual Savings Institution
(Vertreter des Deutschen Raiffeisenverbandes e.V.):

Direktor Wolfgang Deml, Vorstandsvorsitzender der BayWa AG, München

Präsident Manfred Nüssel, Deutscher Raiffeisenverband e.V., Bonn

Representatives of the Food Industry (Vertreter der Ernährungswirtschaft):

Dr. Peter Traumann, Vorsitzender des Vorstandes der Bundesvereinigung der Deutschen Ernährungsindustrie e.V., Bonn

Präsident a.D. Dr. Johannes Ströh, Bundesverband der Agrargewerblichen Wirtschaft e.V., Bonn

Representatives of the not-for-profit Federation of State Chambers of Agriculture
(Vertreter des Verbandes der Landwirtschaftskammern e.V.):

Präsident Karl Meise, Landwirtschaftskammer Westfalen-Lippe, Münster

Präsident Carlo Puhl, Landwirtschaftskammer für das Saarland, Saarbrücken

Representatives of the not-for-profit Trade Unions
(Vertreter der Gewerkschaften):

Eva-Maria Pfeil, Geschäftsführerin der IG BAU Mitglieder-Service GmbH, Frankfurt am Main

Klaus Wiesehügel, Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Frankfurt am Main

Hans-Joachim Wilms, Stellvertretender Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Berlin

State Ministers of Agriculture (Landwirtschaftsminister der Länder):

Bremen:

Dr. Uwe Färber, Staatsrat, Der Senator für Wirtschaft und Häfen, Bremen

Rheinland-Pfalz:

Hans-Artur Bauckhage, Minister für Wirtschaft, Verkehr,
Landwirtschaft und Weinbau, Mainz

Saarland:

Stefan Mörsdorf, Minister für Umwelt, Saarbrücken

Sachsen:

Steffen Flath, Staatsminister für Umwelt und Landwirtschaft, Dresden

Sachsen-Anhalt:

Petra Wernicke, Ministerin für Landwirtschaft und Umwelt, Magdeburg

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Schleswig-Holstein:

Ingrid Franzen, Ministerin für ländliche Räume, Landesplanung,
Landwirtschaft und Tourismus, Kiel (until January 31, 2003)

Klaus Müller, Minister für Umwelt, Naturschutz und
Landwirtschaft, Kiel (since March 1, 2003)

Vertreter der Kreditanstalt für Wiederaufbau:

Detlef Leinberger, Mitglied des Vorstandes, Frankfurt am Main

Vertreter der DZ Bank AG Deutsche Zentral-Genossenschaftsbank:

Dr. Ulrich Brixner, Vorsitzender des Vorstandes, Frankfurt am Main

Hinzugewählte Sachverständige:

Dr. Rolf-E. Breuer, Vorsitzender des Aufsichtsrates der Deutschen Bank AG, Frankfurt am Main

Dr. Dietrich Hoppenstedt, Präsident des Deutschen Sparkassen- und Giroverbandes e.V., Berlin

Dr. h.c. Friedel Neuber, ehem. Vorsitzender des Vorstandes der
Westdeutschen Landesbank Girozentrale, Düsseldorf

General Meeting (Anstaltsversammlung )

Nominated by the upper house of the German parliament
(Vom Bundesrat berufen):

Adolf Abs, Landwirt, Pfeffingen

Präsident Leonhard Blum, Bauern- und Winzerverband Rheinland-Nassau e.V., Niederbettingen

Otto Deppmeyer, Vizepräsident des Landesverbandes des
Niedersächsischen Landvolks e.V., Hessisch Oldendorf-Hermeringen

Rainer Fabel, Vorsitzender des Kreisverbandes Uelzen im Landesverband des Niedersächsischen Landvolks e.V., Suhlendorf

Peter Förster, Landwirt, Darmstadt

Franz Xaver Mayer, Vorstandsvorsitzender der Landwirtschaftlichen Alterskasse Niederbayern-Oberpfalz, Ganacker

Carsten Mumm, Vizepräsident, Schleswig-Holsteinischer Bauernverband e.V., Dahme

Johannes Potthast, Landwirt, Marienmünster

Franz Sauter, Vorsitzender der Katholischen Landvolkbewegung e.V., Epfendorf

Wilhelm Sturm, Landwirt, Willanzheim

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Nominated by the not-for-profit German Farmers’ Association
(Vom Deutschen Bauernverband e.V. berufen):

Präsident Hinrich Bavendam, Bremischer Landwirtschaftsverband e.V., Bremen

Präsident Friedhelm Decker, Rheinischer Landwirtschaftsverband, Bonn

Jürgen Görg, Vorsitzender des Bundesverbandes Landwirtschaftlicher Pächter e.V., Goslar

Werner Hilse, Präsident des Landesverbandes des Niedersächsischen Landvolks e.V., Hannover

Ehrenpräsident Viktor Klein, Landwirt, Bauernverband Saar e.V., Merzig

Werner Reihl, Bezirkspräsident Oberfranken im Bayerischen Bauernverband, Arzberg

Präsident Wendelin Ruf, Badischer Landwirtschaftlicher Hauptverband e.V., Freiburg

Präsident Michael Prinz Salm zu Salm, Arbeitsgemeinschaft Deutscher Waldbesitzerverbände e.V., Schloss Wallhausen

Jürgen Ströbel, Vizepräsident, Bayerischer Bauernverband, München

Präsident Karl Zwermann, Zentralverband Gartenbau e.V., Usingen-Wernborn

Nominated by the not-for-profit Farmers’ Mutual Savings Institution
(Vom Deutschen Raiffeisenverband e.V. berufen):

Dipl.-Ing. agr. Jörn Christern, Landwirt, Geesthacht-Grünhof

Verbandsdirektor Dr. Franz Honikel, Württ. Genossenschaftsverband Raiffeisen/Schulze-Delitzsch e.V., Stuttgart

Wolfgang Kirsch, Mitglied des Vorstandes DZ Bank AG
Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (since May 27, 2003)

Gerhard Meloh, Vorstandsvorsitzender der WESTFLEISCH Vieh- und Fleischzentrale Westfalen eG, Münster

Direktor Dr. Manfred W. Tag, Mitglied des Vorstandes NORDMILCH eG, Zeven

Dr. Manfred Wächtershäuser, Bankdirektor DZ Bank AG
Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (until May 26, 2003)

Nominated by the not-for-profit Federation of State Chambers of Agriculture
(Vom Verband der Landwirtschaftskammern e.V. berufen):

Siegfried Hensel, Vizepräsident, Landwirtschaftskammer Hannover, Hannover

Präsident Wilhelm Lieven, MdL, Landwirtschaftskammer Rheinland, Bonn

Präsident Friedrich Scholten, Landwirtschaftskammer Weser-Ems, Oldenburg

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Präsident Fritz Stegen, Landwirtschaftskammer Hannover, Hannover

Präsident Hermann Sündermann, Landwirtschaftskammer Bremen, Bremen

Commissioner (Kommissar der Bundesregierung)

Ministerialdirektor Professor Dr. Hermann Schlagheck, Bundesministerium für Verbraucherschutz, Ernährung und Landwirtschaft, Bonn

Deputy (Vertreter):

Ministerialdirigent Dietrich Jahn, Bundesministerium der Finanzen, Berlin

Trustee (Treuhänder)

Ministerialdirektor i. R. Dr. Bernhard Lohmann, Bundesministerium für Verbraucherschutz, Ernährung und Landwirtschaft, Bonn

Deputy (Vertreter):

Ministerialdirigent i.R. Dr. Karl-Wilhelm Schopen, Bundesministerium für Verbraucherschutz, Ernährung und Landwirtschaft, Bonn

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Accountant’s Report

For the complete annual financial statements and the complete consolidated financial statements we have issued an unqualified Auditors’ Report according to § 322 HGB (“German Commercial Code”). The translation of the Auditors’ Report reads as follows:

Independent Auditors’ Report

We have audited the annual financial statements, together with the bookkeeping system, of the Landwirtschaftliche Rentenbank, Frankfurt am Main, as well as the consolidated financial statements and its report on the position of the Bank and the Group prepared by the Bank for the business year from January 1, 2003 to December 31, 2003. The preparation of these documents in accordance with German commercial law are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the report on the position of the Bank and the Group, based on our audit.

We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB (“German Commercial Code”) and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and the consolidated financial statements in accordance with German principles of proper accounting and in the report on the position of the Bank and the Group are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Bank and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the report on the position of the Bank and the Group are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual and the consolidated financial statements and the report on the position of the Bank and the Group. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of the Landwirtschaftliche Rentenbank, Frankfurt am Main, and the Group, respectively, in accordance with German principles of proper accounting. On the whole the report on the position of the Bank and the Group provides a suitable understanding of the Bank’s and the Group’s position and suitably presents the risks of future development.

Düsseldorf, March 9, 2004

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

Dr. Göttgens               Theileis
Wirtschaftsprüfer      Wirtschaftsprüfer

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SUPPLEMENTARY INFORMATION ON CONSOLIDATED FUNDED DEBT(1)

Consolidated Funded Debt Outstanding

				Principal
				Amount
				Outstanding at
		Year of		December 31,
	Interest Rate	Incurrence	Maturity	2003

				( € in millions)
1. Promissory Notes/Internat. Loans
(Schuldscheindarlehen)	0% - 10.00%	1994 - 2003	2004 - 2014	1,494

2. Registered Bonds
(Namensschuldverschreibungen)	2.144% - 7.95%	1973 - 2003	2004 - 2015	7,793

3. Bearer Bonds
Secured	2.0% - 8.785%	1994 - 2003	2004 - 2015	2,863
Unsecured	0% – 13.02%	1995 - 2003	2004 - 2049	39,983

Total consolidated funded debt				52,133

(1) Rentenbank’s funded debt includes the following debt in foreign currencies:

Principal Amount Outstanding
Currency	at December 31, 2003

( € in millions)
Australian dollar	1,161
Canadian dollar	424
Danish kroner	48
Hong Kong dollar	56
Hungarian forint	27
Japanese Yen	2,661
New Zealand dollar	246
Norwegian kroner	128
Pound sterling	1,410
Swedish kroner	65
Swiss francs	1,210
U.S. dollar	18,440

25,876

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Repayment Schedule for Consolidated Funded Debt

												After
( € in millions)		2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2013	Total

1.	Promissory Notes/Intern.Loans:
	(Schuldscheindarlehen)	457	315	227	139	54	8	180	59	—	—	55	1,494
2.	Registered Bonds
	(Namensschuldverschreibungen)	1,037	725	919	791	1,065	1,044	534	363	397	798	120	7,793
3.	Bearer Bonds
	Secured	292	263	726	121	86	1,305	—	—	—	—	70	2,863
	Unsecured	7,558	7,309	5,386	6,562	5,396	2,125	2,896	272	328	1,174	977	39,983

Total		9,344	8,612	7,258	7,613	6,601	4,482	3,610	694	725	1,972	1,222	52,133

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THE FEDERAL REPUBLIC OF GERMANY

GENERAL

Area, Location and Population

     The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.3 million in 2001. Approximately 14% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Dusseldorf and Bremen.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, Tables 3.1, 3.4, 3.6 and 3.7)

Government

     The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 Federal States (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

     The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 603 members and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.

     General elections for the Bundestag are held every four years. The last general election was held on September 22, 2002, and the next general election will be held in 2006. A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag and cannot be removed from office during his or her four-year term unless the Bundestag has agreed on a successor.

Political Parties

     The political parties currently represented in the Bundestag are the Social Democrats (SPD), the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Bündnis 90/Grüne and the Free Democrats (FDP). In addition, two candidates of the Party of Democratic Socialism (PDS) were elected into the new parliament via direct constituency seats.

Since 1949, the Federal Republic has been governed by seven Chancellors over 15 electoral periods. Since the general elections in 1998 the Federal Government represents a coalition between the SPD and the Bündnis 90/Grüne and is led by Chancellor Gerhard Schröder of the SPD. This coalition was confirmed in the general elections of 2002.

The following table shows the results of the five most recent general elections to the Bundestag.

	2002		1998		1994		1990		1987
	Elections		Elections		Elections		Elections(1)		Elections(2)
	% of		% of		% of		% of		% of
	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats

SPD	38.5	251	40.9	298	36.4	252	33.5	239	37.0	186
CDU/CSU	38.5	248	35.1	245	41.4	294	43.8	319	44.3	223
Bündnis 90/Grüne(3)	8.6	55	6.7	47	7.3	49	5.0	8	8.3	42
FDP.	7.4	47	6.2	43	6.9	47	11.0	79	9.1	46
PDS	4.0	2	5.1	36	4.4	30	2.4	17	—	—
Others	2.8	—	5.9	—	3.6	—	4.2	—	1.4	—

Total		603		669		672		662		497

(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Länder.
(2)	Does not include 22 members of the Bundestag from Berlin (West) without voting rights.

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(3)	For 1987 includes only the results of the west German Grüne party; for 1990 includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne); for 1994 and all subsequent periods includes the results of the combined Bündnis 90/Grüne.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, Tables 4.3 and 4.6)

International Organizations

     In addition to the European Union (“EU”) and the European Monetary Union (“EMU”) (described below), the Federal Republic is also a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Development Association (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, it is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). The Federal Republic is also a shareholder of, among others, the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community.

The European Union and European Integration

     The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union (“EU”). Today, the Federal Republic is one of 25 member states of the EU. On May 1, 2004, ten new countries, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia became part of the EU, joining its previous members Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is now approximately 455 million. Furthermore negotiations with Bulgaria and Romania on their accession are still ongoing, and both countries are supported by the EU to prepare them for membership in 2007. Turkey was recognized as an applicant country in December 1999 and an “Accession Partnership” presented a road map for its preparation for potential membership.

(Source: www.europa.eu.int/comm/enlargement/enlargement.htm; www.europa.eu.int/abc/history/index_en.htm; http://europa.eu.int/comm/eurostat/Public/datashop/print-product/EN?catalogue=Eurostat&product=KS-NK-04-001-__-N-EN&mode=download)

Economic integration

     From its inception, a fundamental objective of the EU and its predecessors has been the economic integration of its Member States. Culminating a long process, an internal market that provides for the free movement of goods and services, persons and capital among the Member States was established as of January 1, 1993. The integration of the Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level playing field for Member States’ companies and promoting economic efficiency. In addition, various liberalization and harmonization measures are being implemented. Among other things, the telecommunications and energy sectors are being liberalized and opened for private competitors. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the so-called “European Passport”, which enables financial institutions to provide financial services throughout the common market based on a single license obtained in one Member State.

     Another important policy area for the EU has been agriculture. Under the “Agenda 2000” reform, measures have been introduced to prepare the Member States’ agricultural sectors for the 2004 enlargement. Subsidies to this sector, which comprised 40% of the EU’s budget or EUR 45 billion in 2002, have been restructured to keep European farming competitive and reduce costs.

     A further tool with which the EU promotes economic integration is regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU.

(Source: http://europa.eu.int/abc/index_en.htm; http://europa.eu.int/scadplus/leg/en/lvb/l24002.htm; European Commission, Europe in 12 lessons, 2003)

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Monetary integration

     The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union (“EMU”). EMU in turn led to the adoption, on December 31, 1998, of irrevocable conversion rates between the euro and the national currencies of the initial participating Member States and the introduction of the euro as the single European currency in the euro area on January 1, 1999. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender in the 12 Member States now forming the euro area (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) to replace the national currencies.

     The European Central Bank (“ECB”) was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”) and assumed sole responsibility for the monetary policy in the euro area on January 1, 1999. According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. The ESCB supports the general economic policies of the EU. See “Federal Republic of Germany — Monetary and Financial System” for more information on the ECB and ESCB.

(Source: European Commission, press release dated May 3, 2000, document number IP/00/422; “The History of the European Union: 2001”, http://www.europa.eu.int/abc/history/2002/index_en.htm; European Commission, press release dated May 3, 2000, document number IP/00/422; www.europa.eu.int/abc/history/2001/index_en.htm; www.europa.eu.int/abc/history/1998/index_en.htm; www.europa.eu.int/abc/history/1999/index_en.htm; http://www.ecb.de/enlargement/)

     To ensure continuous budgetary discipline in the euro area, the participating Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996, substantiating Article 104 of the Maastricht Treaty. According to the Pact, participating Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations.

     Under the Maastricht Treaty, implementing regulations and the Pact, a participating Member State whose total public deficit exceeds the reference limit of 3% of GDP becomes subject to the “excessive deficit procedure”. Under this procedure, the Ecofin Council, based on recommendations by the Commission, suggests corrective measures aiming at a deficit reduction and then reviews the corrective measures taken by a Member State. If it determines that such corrective measures are not adequate, the Maastricht Treaty and the Pact provide for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of a Member State’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. However, the Pact provides that the 3% limit may be exceeded without triggering the risk of fines in the event of a severe economic downturn or an unusual event outside that participating Member State’s control (e.g., a significant natural disaster or a war having an impact on that Member State).

     The first excessive deficit procedure was initiated against Portugal in October 2002 and terminated in May 2004. A second such procedure was initiated against the Federal Republic in November 2002 and a third excessive deficit procedure was initiated against France in March 2003. In addition, the Commission has issued reports on the budgetary situation with respect to other Member States, including the Netherlands, Italy and Greece, and is currently considering whether to initiate early-warning or excessive deficit procedures with respect to these Member States.

(Sources: European Commission, press release dated October 16, 2002, April 2, 2003, April 28, 2004 and May 12, 2004; Ecofin Council, press release dated May 11, 2004; Deutsche Bundesbank, Monthly Report February 2003, p. 55; Eurostat, Euro indicators news release dated March 17, 2003)

Political integration

     The EU’s three main institutions are the Council of the European Union (representing the governments of the Member States), the European Parliament (elected by and representing the citizens of the Member States) and the European Commission (the executive body of the EU). In order to ensure that the decision-making process within the EU’s institutions continues to work effectively, the European Convention was formed in 2001. Its goal was to draft a European Constitution which sets out the powers and responsibilities of the institutions and the decision-making process, thus enabling the EU to cope with its main challenges in the mid-

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term future, the enlargement of the EU and the increased involvement of EU citizens by introducing more democracy and transparency into the governance of the EU. The draft constitution was presented in July 2003.

     The Member States of the EU have agreed that a longer-term objective is the formation of a European Political Union. Current areas of close cooperation include foreign and security policy as well as internal and social affairs. However, the Member States, for the time being, retain sovereignty in most important areas of policy.

(Source: http://europa.eu.int/futurum/constitution/index_en.htm; European Commission, Europe in 12 lessons, 2003)

Statistical Disclosure Standards of the International Monetary Fund

     The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

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THE ECONOMY

Overview

     The Federal Republic’s economic system has developed since 1945 into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.

Key Economic Figures

     The German economy is one of the world’s largest economies. In 2003, its gross domestic product (“GDP”) expressed at current prices was EUR 2,129.2 billion compared to EUR 2,110.4 billion in 2002. At constant prices (1995 = 100), real GDP for western Germany rose from EUR 897.0 billion in 1970 to EUR 1,479.6 billion in 1990 (the year of the German reunification). At 1995 prices, GDP for all of Germany, i.e. including the eastern Länder, rose from EUR 1,710.8 billion in 1991 to EUR 1,987.7 billion in 2003. This growth in GDP is primarily a result of gains in productivity. At 1995 prices, real GDP per person employed was EUR 52,000 in 2003, at which point 38.2 million persons were either employed or self-employed.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1; Statistisches Bundesamt, Statistisches Jahrbuch 2003, Table 24.2, Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2003, Tables 1.1, 2.5 and 2.10; Statistisches Bundesamt, Ergänzung zur Fachserie 18, Reihe S.21, Table 3.1.1)

     As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2003, 22.4% of GDP, measured at 1995 prices, was generated by the producing sector (excluding construction), while construction contributed 4.3%. Distribution, catering trade and transportation services accounted for 18.8%, financing, rents and corporate services accounted for 30.1%, and other public and private services accounted for 19.9% of GDP. Private consumption totaled 56.6% of GDP, investment amounted to 19.0%, and state consumption equaled 19.7%. Exports and imports of goods and services accounted for 36.8% and 32.1% of GDP in 2003 at 1995 prices, respectively. Thus, the foreign balance of trade showed a surplus equal to 4.7% of GDP in 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

     During the first half of 2003, the German economy was suffering from slow growth of major trading partners due in part to increased geopolitical risks mainly associated with the Iraq conflict. However, the economy recovered slightly during the second half of the year, benefiting from rising exports resulting from the world-wide upswing. Nevertheless, the recovery was not big enough to compensate the growth loss of the first half and overall economic growth in the Federal Republic decreased further in 2003. Real GDP declined by 0.1%, compared to a growth of 0.2% in 2002, each expressed at 1995 prices.

(Source: Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2003/04, pp. 47-48; Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2004 der Bundesregierung)

     In April 2004, the German Federal Ministry of Economics and Labor forecast that German real economic growth would be in the range of 1.5% to 2.0% in 2004 and 2005. However, it expects that the growth rate will be at the lower end of this range with 1.5% in 2004. The increase in the growth rate is partially due to an increase in the number of working days compared to the year before. Furthermore, growth is expected to be driven mainly by rising exports as a result of the general global upswing, which is also expected to provide a modest stimulus to investments during the year. However, private consumption is expected to remain weak due to the difficult employment situation. Public spending is reduced by the reforms of the social security system and other efforts to reduce public deficits. Public households remain under significant pressure to cut spending. Public spending is expected to stagnate in 2004 on a nominal basis, and decline slightly in real terms. This is in part a result of shifting spending for medication and medical services from public to private households in the course of the health reform, as patients are now required to make higher contributions for these services. Furthermore, continued reductions in headcount on all levels of public authorities and significant reductions in

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benefits have an additional restraining effect. As growth is primarily driven by exports, the main risks to economic growth consist in a slowdown of the global upswing and a continued appreciation of the euro versus the U.S. dollar.

(Source: Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2004 der Bundesregierung; http://www.bundesregierung.de/Nachrichten-,417.545913/artikel/Clement-Reformen-fuer-konjunkt.htm; http://www.bmwi.de/Navigation/root,did=31916.html)

     Exports of the Federal Republic totaled EUR 731.1 billion in 2003 at 1995 prices, corresponding to an increase of 1.2% compared to 2002 (in 2002, German exports increased by 3.4% compared to 2001). The unemployment rate rose from 9.8% of the civil workforce in 2002 to 10.5% in 2003 (as computed under the “national definition” used by the German authorities). Based on the method of calculation promulgated by the International Labour Organization (ILO) (the “ILO definition”), the unemployment rate increased from 8.1% to 8.7%. For an explanation of the differences between the national definition and the ILO definition, see “Employment and Labor”. The rate of consumer price inflation decreased from 1.4% in 2002 to 1.1% in 2003. This decrease was mainly caused by domestic consumers’ sluggish demand, which limited the scope for price increases in the retail sector, and the considerable appreciation of the euro versus the U.S. dollar, which led to falling prices of imported goods and commodities. General government debt totaled EUR 1,283.5 billion at year-end 2002 and amounted to EUR 1,365.9 billion at year-end 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Tables VIII.3, IX.1, IX.6 and IX.7; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2003, Table 1.10; Statistisches Bundesamt, Wirtschaft und Statistik 1/2004, Preisentwicklung im Jahr 2003, p. 94)

The following table shows certain key economic figures for the Federal Republic for the past five years.

KEY ECONOMIC FIGURES

	2003	2002	2001	2000	1999

	(EUR in billions)
GDP – at current prices	2,129.2	2,110.4	2,073.7	2,030.0	1,978.6
(change in %)	0.9	1.8	2.2	2.6	2.6
GDP – at 1995 prices	1,987.7	1,989.7	1,986.2	1,969.5	1,914.8
(change in %)	(0.1)	0.2	0.8	2.9	2.0
Unemployment Rate (national definition)
(in %)	10.5	9.8	9.4	9.7	10.5
Rate of Inflation
(year-to-year change in consumer price
index in %)	1.1	1.4	2.0	1.4	0.6
Balance of Payments – current account	46.8	45.7	1.7	(27.9)	(22.5)
General government debt(1)	1,365.9	1,283.5	1,232.8	1,221.8	1,210.3

(1)	Definition according to Maastricht Treaty.

(Source: Deutsche Bundesbank, Monthly Report December 2002, Table IX.6; Monthly Report July 2003, Table IX.1; Monthly Report March 2004, Tables VIII.3, IX.1, IX.6, IX.7 and X.2)

Germany’s Budget Deficit and the Excessive Deficit Procedure

     Lower than expected total public sector receipts and higher labor market and social security expenditures resulted in a general government budget deficit for the Federal Republic in 2002 and 2003 exceeding the limit of 3% of GDP permitted under the Maastricht Treaty. The Federal Republic’s gross debt in 2002 and 2003 also exceeded the thresholds set by the Maastricht Treaty.

     The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 (“ESA95”) generally apply.

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THE FEDERAL REPUBLIC ’S FISCAL MAASTRICHT CRITERIA

	2003(1)	2002	2001	2002(2)	1999
General Government Deficit as
% of GDP	3.9	3.5	2.8	1.2	1.5
General Government Debt as
% of GDP	64.2	60.8	59.5	60.2	61.2

(1)	Provisional figures, partly estimated.
(2)	Adjusted for proceeds from the UMTS auction (EUR 50.85 billion). In the accounts of the Federal Statistical Office, UMTS proceeds are recorded under “net increase in non-produced assets”. As a result, according to the Federal Statistical Office, government spending in 2000 was lower and a surplus in the amount of EUR 22.8 billion, or 1.1 % of GDP, rather than a deficit, was achieved.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table VIII.3)

     In view of the excessive deficit, in November 2002, the European Commission announced the initiation of the excessive deficit procedure against the Federal Republic. In January 2003, the Council of Economics and Finance Ministers of the European Union (“Ecofin Council”) recommended that the Federal Government adopt certain measures to reduce the deficit and required that immediate measures be implemented to reduce the deficit by at least 1% of GDP on a cyclically adjusted basis. In addition, to support economic growth potential, the Ecofin Council urged the Federal Government to reform the German labor market and social security system. The Federal Government responded by initiating certain reform measures, in particular with general proposals known as “Agenda 2010” and certain tax reforms intended to promote growth. See “– Economic Policy – Agenda 2010” and “Public Finance – Tax Structure – Current tax reform measures”.

(Sources: www.europa.eu.int/news/index_en.htm; www.destatis.de/presse/deutsch/pm2003/p0200121.htm; Bundesministerium der Finanzen, Monthly Report March 2003, pp. 35-55; European Commission, press release PRES/03/15 dated January 21, 2003; Bundesregierung, news release dated May 14, 2003; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/03/259|0|RAPID&lg=EN)

     In view of the Commission’s estimates that the general government deficit for 2003 would further increase despite the measures that had been taken by the Federal Republic, and that the deficit was likely to exceed 3% of GDP again in 2004, the Commission proceeded with the excessive deficit procedure and issued further recommendations to the Council pursuant to Article 104 sections 8 and 9 of the Maastricht Treaty. However, in November 2003, the Ecofin Council did not follow the Commission’s recommendation to proceed with the excessive deficit procedure, as it was of the opinion the Federal Government overall complied with the Council recommendations of January 2003. At the same time, the Federal Government committed itself to keep up its consolidation targets, including, among other things, to achieve a reduction in the cyclically-adjusted deficit of 0.6% of GDP in 2004 and of at least 0.5% of GDP in 2005 in order to reduce the general government deficit below 3%. The Federal Government believes that its reform program “Agenda 2010” (described below) is an integral part of the overall policy strategy to comply with the commitments entered into at the Ecofin Council meeting and expects to reduce the general government deficit to 2.5% by 2005.

     The Commission has challenged the resolution by the Ecofin Council of November 2003, claiming it violates the Pact. On January 28, 2004, the Commission filed an action with the European Court of Justice, requesting an accelerated proceeding with a decision due in three to six months.

(Source:http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/03/1560|0|AGED&lg=EN &type=PDF; www.bundesregierung.de/Nachrichten-,417.589337/artikel/EU-Defizitverfahren-Kooperatio.htm; www.bundesfinanzministerium.de/Aktuelles/Pressemitteilungen-.395.22178/Pressemitteilung/Positive-Entwicklung-beim-Bund.htm; Bundesministerium der Finanzen, Monthly Report February 2004, p. 99; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/04/35|0|RAPID&lg=EN&type=PDF; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=PRES/03/320|0|AGED&lg=EN&type =PDF)

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Economic Policy

     The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government considers the aforesaid measures necessary also to improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment. To achieve its goals, the Federal Government has adopted several major economic policy initiatives, including a consolidation of the budget, a reform of the social security system, a further opening up of product markets and a comprehensive tax reform. The recent tax reform, known as “Tax Reform 2000”, is designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. See “Public Finance –Tax Structure – Tax Reform 2000”, below. In addition, the Federal Government has formulated a range of ecologically motivated policy measures geared towards the conservation of energy and the protection of the environment. It has also taken steps to facilitate raising venture capital and to improve the efficiency of the German capital markets.

Agenda 2010

     In order to continue and reinforce the course of reform, especially in respect of the social security system, the Federal Government has announced a bundle of measures designated as “Agenda 2010”. The “Agenda 2010” comprises, among other things, measures to strengthen the financial position of the municipalities, to make the labor markets more flexible, to reform the system of unemployment and welfare benefits, and to reform labor, social and tax laws to promote employment and economic growth.

2004 Federal budget

     On February 13, 2004, after an objection by the Bundesrat in the legislative procedure and a mediation procedure between the Bundestag and the Bundesrat, the Bundestag approved the 2004 Federal Budget. Among other things, the 2004 Federal Budget provides for net borrowings in the amount of EUR 29.3 billion and investments in the amount of EUR 24.6 billion.

     On December 19, 2003, the Bundesrat approved the Law accompanying the 2004 Federal Budget (Haushaltsbegleitgesetz). Among other things, the law accelerates the implementation of certain steps of the third stage of the Tax Reform 2000, which was originally scheduled to take effect on January 1, 2005, to January 1, 2004. The law is designed to stimulate economic growth by lowering the total tax burden on companies and individuals by EUR 15 billion in 2004 and, when the final phase of the Tax Reform 2000 will become effective on January 1, 2005, by a further EUR 6.5 billion in 2005. The Federal Government expects to finance the additional deficit primarily through a mixture of privatization proceeds and additional borrowings, as well as a reduction of subsidies.

(Sources: http://www.bundesregierung.de/Nachrichten/Artikel-,434.606281/artikel/Bundestag-beschliesst-Bundesha.htm; Bundesministerium der Finanzen, Monthly Report March 2004; http://www.bundesregierung.de/Nachrichten/Artikel-,434.578914/artikel/Reformen-der-Agenda-2010-verab.htm; http://www.bundesregierung.de/Nachrichten/Artikel-,434.509737/artikel/Bundeskabinettbeschliesst-wei.htm; http://www.bundesregierung.de/Nachrichten/Artikel-,434.509246/artikel/Finanzierung-der-dritten-Steue.htm; http://www.bundesfinanzministerium.de/Aktuelles/Pressemitteilungen-.395.19850/Pressemitteilung/Vorziehender-Steuerreform-200...htm)

Tax revenues and other Federal income

     The Federal budget is based on projected 2004 tax revenues of EUR 197.7 billion, which would represent an increase of EUR 5.8 billion, or 3.0%, compared to 2003. Other Federal income included in the budget is estimated to amount to EUR 30.1 billion in 2004, an increase of EUR 4.5 billion compared to 2003. This other income includes EUR 18.4 billion of anticipated proceeds from privatizations and the repayment of loans.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2004: Tabellen und Übersichten, November 2003, page 8; Bundesministerium der Finanzen, Monthly Report, February 2004, p.62; Bundesministerium der Finanzen, Monthly Report, March 2004, p. 85)

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Social security expenditures

     Projected social security expenditures are budgeted at EUR 122.6 billion, or 47.6% of total expenditures, in 2004. This figure includes EUR 77.9 billion in Federal contributions to the compulsory pension insurance system (gesetzliche Rentenversicherung), an increase of approximately EUR 0.6 billion compared to 2003.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2004: Tabellen und Übersichten, November 2003, page 10; Bundesministerium der Finanzen, Monthly Report, February 2004, p. 48)

Promotion of the economy

     The 2004 budget provides for an amount of EUR 7.5 billion, or 2.9% of total budgeted expenditures, to promote the German economy. This amount includes EUR 1.2 billion in regional subsidies. An amount of EUR 2.2 billion has been budgeted for the promotion of the coal-mining industry. Furthermore, the Federal Government provides subsidies in the amount of EUR 0.8 billion to small and medium-sized enterprises to improve their productive performance and their ability to innovate.

(Source: Bundesministerium der Finanzen, Monthly Report April 2004, pp. 46 - 48)

Interest payments

     The Federal budget projects EUR 37.7 billion in interest payments in 2004, an increase of 2.1% compared to the previous year.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, November 2003, page 13; Bundesministerium der Finanzen, Monthly Report, March 2004, p. 86)

Privatizations

     In 2003, the Federal Government continued its policy of privatizing state-owned businesses. The Federal Government thereby intends to improve the competitiveness of the German economy and to foster employment and economic growth. The largest privatizations in the last two years included Nassauische Heimstätte Wohnungs- und Entwicklungsgesellschaft mbH and GEWOBAG Gemeinnützige Wohnungsbau-AG Berlin. The 2004 Federal budget is based on expected proceeds from privatizations of EUR 7.1 billion.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2004: Tabellen und Übersichten, November 2003, page 8; Beteiligungsbericht 2003, pages 3-7)

Gross Domestic Product

     The following tables show the structure of the Federal Republic’s real GDP at 1995 prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.

STRUCTURE OF REAL GDP– EXPENDITURE(1)

	2003	2002	2001	2000	1999	2003	2002	2001	2000

	(EUR in billions)					(change in %)
Private consumption	1,124.1	1,125.3	1,136.9	1,120.6	1,099.1	(0.1)	(1.0)	1.4	2.0
Government consumption	391.7	388.4	382.0	378.0	374.3	0.9	1.7	1.0	1.0
Machinery and equipment	147.9	152.5	167.8	176.5	160.3	(3.0)	(9.1)	(4.9)	10.1
Construction	209.8	217.1	230.5	242.1	248.7	(3.4)	(5.8)	(4.8)	(2.6)
Other investment	27.9	27.4	27.0	25.5	23.4	1.8	1.6	5.6	9.0
Changes in stocks(2)	(7.4)	(22.0)	(24.7)	(8.1)	(5.7)
Domestic demand	1,894.0	1,888.6	1,919.4	1,934.7	1,900.2	0.3	(1.6)	(0.8)	1.8
Net exports(2)	93.7	101.1	66.8	34.8	14.6
Exports	731.1	722.6	698.8	661.5	581.8	1.2	3.4	5.6	13.7
Imports	637.4	621.5	632.0	626.7	567.2	2.6	(1.7)	0.9	10.5
Gross domestic product	1,987.7	1,989.7	1,986.2	1,969.5	1,914.8	(0.1)	0.2	0.8	2.9

(1)	Figures computed in February 2004, assuming 1995 prices.
(2)	Percentage changes are not presented.

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(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

STRUCTURE OF REALGDP – ORIGIN(1)

	2003	2002	2001	2000	1999	2003	2002	2001	2000

Agriculture, forestry and fishing(2)	23.8	24.0	24.5	24.5	24.7	(0.8)	(2.0)	0.0	(0.8)
Producing sector (excluding construction)	445.7	443.8	444.3	447.3	430.5	0.4	(0.1)	(0.7)	3.9
Construction	86.1	90.1	95.8	102.1	105.1	(4.5)	(5.9)	(6.1)	(2.9)
Distribution, catering trade, transportation and telecommunications services	373.8	371.3	367.6	353.5	334.5	0.7	1.0	4.0	5.7
Financing, rents and corporate services	599.3	595.9	589.7	570.9	546.6	0.6	1.1	3.3	4.4
Public and private services(3)	395.1	394.8	389.6	388.4	382.1	0.1	1.3	0.3	1.6
All economic sectors	1,923.8	1,919.9	1,911.5	1,886.7	1,823.5	0.2	0.4	1.3	3.5
Economic sectors, adjusted(4)	1,817.3	1,815.2	1,806.6	1,786.4	1,730.5	0.1	0.5	1.1	3.2
Gross domestic product	1,987.7	1,989.7	1,986.2	1,969.5	1,914.8	(0.1)	0.2	0.8	2.9

(1)	Figures computed in February 2004, assuming 1995 prices.
(2)	The gross value added of the sector “Agriculture, forestry and fishing” is computed by subtracting the gross value added of all other economic sectors from the total, using the official figures provided in Deutsche Bundesbank, Monthly Report, March 2004, Table IX.1.
(3)	Includes care-at-home services.
(4)	Gross value added after deduction of assumed bank charges, but excluding taxes on products (offset against subsidies on products).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

Sectors of the Economy

Producing sector

     The producing sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government’s transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, the industry in the eastern Länder has undergone a restructuring process. Today, the German producing sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the producing sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2003, the sector’s aggregate contribution to real GDP was 26.7% (including construction).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

     The following table shows the output of the producing sector in index form using 2000 as the base year (2000 = 100) for each of the years indicated.

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OUTPUT IN THE PRODUCING SECTOR(1)
(2000= 100)

		2003(2)	2002	2001	2000	1999

Producing sector, total		98.5	98.3	99.6	99.9	95.3
Industry(3)		99.6	99.3	100.5	99.9	94.0
of which
Intermediate goods(4)		99.7	98.9	99.7	99.9	94.5
Capital goods(5)		102.2	101.1	102.3	99.9	91.1
Durable goods	.	86.2	92.0	100.4	99.9	96.2
Nondurable goods(6)		97.4	98.2	98.8	99.9	98.4
Energy(7)		99.7	97.4	97.3	99.9	100.2
Construction(8)		85.2	89.0	92.4	100.0	103.7

(1)	Adjusted for working-day variations.
(2)	Provisional figures.
(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.
(4)	Including mining and quarrying except energy-producing goods.
(5)	Including manufacture of motor vehicles and components.
(6)	Including printing and service activities related to printing.
(7)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.
(8)	The figures refer to the economic classifications “Site preparation” and “Building of complete constructions or parts thereof; civil engineering”.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.2)

Services sector

     As in most other industrialized countries, the services sector, which comprises distribution, catering trade and transportation services, financing, rents and corporate services, as well as other public and private services, has expanded rapidly in recent years and is currently the largest contributor to real GDP. In 2003, the sector’s aggregate contribution to real GDP was 68.8%. Within the services sector, financing, rents and corporate services is the largest segment in terms of contribution to GDP, contributing 30.1% of real GDP in 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

Employment and Labor

     Following German reunification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition used by the German authorities, rose from 7.7% in 1992, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 6.2% in 1992 to 9.3% in 1997. In the period 1998 to 2001, the rate decreased to 9.4% under the national definition or 7.4% under the ILO definition. In the period 2002 to 2003, however, the unemployment rate rose again to 10.5% (national definition) or 8.7% (ILO definition) in the wake of sluggish economic growth. Since January 2004, the national definition of the unemployment rate has been modified. Now, the rate excludes unemployed persons who participate in certain training procedures (“Eignungsfeststellungs- und Trainingsmaßnahmen”). The effect on the unemployment rate amounts to a reduction of 0.2 percent. Under the new definition, the seasonally adjusted unemployment rate amounted to 10.4% in March 2004. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week. The ILO definition considers only those persons as unemployed who are available and seeking work. The number of people who were either employed or self-employed in 2003 was approximately 38.2 million.

(Source: http://www1.arbeitsamt.de/hst/services/statistik/aktuell/iiia4/zr_alob.xls; Deutsche Bundesbank, Monthly Report March 2004, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, April 2004, Table II.8 and “Erläuterungen”, p. 85; www.pub.arbeitsamt.de/hst/services/statistik/detail/hinweis.html; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2003, Tables 1.10 and 2.5)

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     The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons are counted as employed who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder.

EMPLOYMENT AND UNEMPLOYMENT

	2003(1)	2002	2001	2000	1999

Employed
(in thousands)	38,247	38,668	38,914	38,750	38,078
Unemployed
(in thousands) national definition(2)	4,376	4,060	3,852	3,889	4,099
Unemployment rate
(in %) national definition (3)	10.5	9.8	9.4	9.7	10.5
Unemployed
(in thousands) ILO definition (4)	3,661	3,396	3,110	3,065	3,333
Unemployment rate
(in %) ILO definition (3)	8.7	8.1	7.4	7.3	8.1

(1)	Provisional figures.
(2)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).
(3)	As a percentage of the total work force (excluding armed forces).
(4)	Unemployed persons, available and seeking work.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.6; Monthly Report December 2002, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2003, page 15)

     Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former GDR resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Länder lost their jobs. In 2003, the unemployment rate in the eastern Länder was 18.5%, which is more than twice the unemployment rate of the western Länder (8.4%).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.6)

     In the past, wages in Germany typically experienced only moderate increases over time, partly as a consequence of high unemployment rates. The growth in unit labor costs, taking into account the increase in labor productivity, was even more moderate (average annual growth rate around 0.9% for the years 1999 to 2003). The following table shows changes in the wage level for each of the years indicated by reference to 1995 figures as reflected in various economic indices.

WAGE TRENDS
(1995=100)

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

Wages and salaries per employee(2)	110.9	109.5	107.9	105.9	104.3
Change from previous year in %	1.3	1.5	1.9	1.6	1.5

(1)	Figures computed in February 2004.
(2)	Work place concept.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.9)

     Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector.

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     The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both sides. Individual employment contracts may deviate from the terms of any applicable Tarifvertrag only if such deviations are expressly allowed by the Tarifvertrag or if they benefit solely the employee.

     Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, there are relatively few strikes in the Federal Republic compared to other countries.

Social Security Legislation

     The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, retirement and disability pensions, workers’ compensation, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions. In 1995, compulsory nursing care insurance was introduced.

     Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.

     The Retirement Funds Act (Altersvermögensgesetz), effective since 2002, aims to ensure the long-term viability of the public pension scheme by off-setting the expected decline of public pension payments by payments from private pension schemes. The act is designed to encourage investments in private pension schemes on a capital-cover basis and to promote pension schemes run by employers by granting certain bonuses and tax benefits to employees.

     In 2002, the social security funds generated income in an aggregate amount of EUR 458.7 billion as shown in the national accounts, thereby falling short of the funds’ expenditures by EUR 6.6 billion. In 2003, the social security income amounted to EUR 468.7 billion, and expenditures were EUR 475.9 billion. The social security budget thus incurred a deficit of EUR 7.2 billion in 2003.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.7)

     In light of a difficult global economic situation and a changing population structure, the Federal Government is aware that structural reforms must take place to safeguard the sustainability of the social security systems over the long term. The restructuring and renewal of the welfare state is a part of the “Agenda 2010” referred to above.

     A first step to implement Agenda 2010 regarding health insurance was taken last year, when representatives of the Federal Government and of the opposition parties agreed on a law which aims at modernizing the system of health insurance and eliminating the budget deficit of public health insurance funds (Gesetz zur Modernisierung der gesetzlichen Krankenversicherung). The law became effective on January 1, 2004. Its main elements include additional contributions for health services by insured persons, changes to the system for physicians’ remuneration and changes in the market structure of the retail pharmacy business. The aim of the reform measures is to reduce the expenditures of public health insurance funds and thereby allow for lower insurance contributions. As these contributions are paid by both employees and employers, this will also reduce labor costs.

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     Other recent steps to implement Agenda 2010 include changes to the public pension system designed to adapt the system to respond to the ageing of the population. Pension contribution payments and pensions are not being increased in 2004, which should have a stabilizing effect on labor costs. The introduction of a sustainability factor for public pension in 2005, reflecting the ratio between retirees and working people, will have a confining effect on pension payments if the number of retirees increases in proportion to working people. Legislative changes in the unemployment insurance include cuts in the benefits paid to unemployed persons. Furthermore, unemployment benefits to unemployed persons who refuse to accept job offers will be curtailed beginning in 2005.

(Source: www.bundeskanzler.de/Weitere-Meldungen-.8106.472179/Regierungserklaerung-von-Bundeskanzler-Schroeder.htm; www.bundesregierung.de/Themen-A-Z/Gesundheit-und-Soziales-,9950/Gesundheitsreform.htm; www.bundesregierung.de/Anlage589860/pdf_datei.pdf; www.bundesregierung.de/Artikel/-,413.620797/dokument.htm)

International Economic Relations

     International economic relations are of major importance to the German economy. In 2003, exports and imports of goods and services amounted to 36.8% and 32.1% of GDP at 1995 prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

     Because the Federal Republic’s economy depends on exports it is particularly vulnerable to trade barriers, such as protective tariffs. The Federal Government therefore supports the efforts to reduce trade barriers, for example through the current negotiations by the World Trade Organization under the Doha Development Agenda.

(Source: www.bmwi.de/Navigation/Aussenwirtschaft-und-Europa/Aussenwirtschaftspolitik/handelspolitik-eu-wto.html; www.bmwi.de/Navigation/aussenwirtschaft-und-europa,did=10246.html)

Balance of payments

     The Federal Republic typically achieves a surplus as far as the trading of goods is concerned. Traditionally, however, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remittances by foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. Since 1991, increases in expenditures for services and in transfer payments have resulted in persistent current account deficits. In 1997, the current account deficit was DM 14.9 billion (approximately EUR 7.6 billion), the lowest level since German reunification. During the following years, the current account deficit increased again reaching a peak of EUR 27.9 billion in 2000 due, among other things, to a rise in oil prices, structural readjustments of the capital markets in connection with the introduction of the euro and increases in the services deficit owing to expenditures of German tourists abroad. Since 2001, however, the Federal Republic returned to current account surpluses again, rising to EUR 46.8 billion in 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2001, pp. 63 and 67; Deutsche Bundesbank, Monthly Report March 2004, Table X.2)

     Since the beginning of 2002, the euro has appreciated by about 40% against the U.S. dollar. This has raised fears that Germany’s export growth could weaken. The negative impact of the euro’s increase in external value on the German economy is potentially mitigated by a number of factors. Other EMU countries accounted for 42% of German exports in 2002, indicating that a major part of German sales abroad may not be affected by the dollar weakening. Therefore, according to preliminary data of the Deutsche Bundesbank, Germany’s price competitiveness vis-à-vis 19 industrial countries decreased by only 5% since the beginning of 2002. Furthermore, there may be positive influences of the stronger currency on the domestic economy. Lower import prices potentially cap consumer price inflation.

(Source: Deutsche Bundesbank, Monthly Reports March 2003 and 2004,Tables X.11; Deutsche Bundesbank, Zahlungsbilanzstatistik, February 2004, Table I. 3c; Deutsche Bundesbank, Monthly Report March 2004, Table X.13)

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The following table shows the Federal Republic’s balance of payments for each of the years indicated.

BALANCE OF PAYMENTS (BALANCES)

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)
	(EUR in millions)
Current account(2)
Foreign trade(3)	129,644	132,788	95,495	59,128	65,211
Supplementary trade items	(6,768)	(5,968)	(5,368)	(6,905)	(6,982)
Services(4)	(34,778)	(36,422)	(50,272)	(49,067)	(46,067)
Factor Income	(12,515)	(16,844)	(10,680)	(2,641)	(9,599)
Current transfers	(28,767)	(27,883)	(27,425)	(28,366)	(25,016)

Total current account	46,816	45,670	1,749	(27,851)	(22,454)
Capital transfers and purchases/ sales of
intangible non-produced assets	316	(212)	(387)	6,823	(154)
Capital account
Total net capital (capital exports)	(55,015)	(68,715)	(26,233)	28,343	(22,931)
of which:
Total net German investment abroad
(increase/capital exports: negative figure)	(174,719)	(247,663)	(270,632)	(364,291)	(346,737)
Total net foreign investment in Germany
(increase/capital imports: positive figure)	119,704	178,948	244,399	392,634	323,806
Balance of unclassifiable transactions	7,439	21,192	18,838	(13,159)	33,003
Change in the Deutsche Bundesbank’s net
external assets at transaction values
(increase: negative figure)	2,658	(33,292)	32,677	48,230	(36,999)

(1)	Figures are subject to considerable uncertainty owing to changes in the method of data collection in foreign trade.
(2)	Foreign trade and services are recorded on the basis of exports (f.o.b.)/imports (c.i.f.), i.e. including the freight and insurance costs of imports.
(3)	Special trade according to the official foreign trade statistics. Special Trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on imports c.i.f. and exports f.o.b. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, page 275).
(4)	Excluding the freight and insurance costs included in the c.i.f. import value.

(Source: Deutsche Bundesbank, Balance of payments statistics, March 2004, Tables I.1 and I.9)

Balance of trade

     The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:

FOREIGN TRADE OF GOODS

	2003	2002	2001	2000	1999

	(EUR in millions)
Exports of goods (f.o.b.)	661,613	651,320	638,268	597,440	510,008
Imports of goods (c.i.f.)	531,970	518,532	542,774	538,311	444,797

Trade surplus	129,644	132,788	95,495	59,128	65,211

(Source: Deutsche Bundesbank, Balance of payments statistics, March 2004, Table I.1)

     The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, electrical engineering and chemical products.

     The principal import goods are chemical products, motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. It therefore largely depends on imports to

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satisfy its demand for raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.

COMPOSITION OF EXPORTED AND IMPORTED GOODS

	2003(1)
	Exports	Imports
	(EUR in billions)
Total	661.6	532.0
of which:
Coal and turf	0.2	1.0
Petroleum and gas	3.3	35.3
Nutrition	24.3	26.6
Textiles	11.2	12.0
Clothing	7.3	16.0
Paper	14.1	12.3
Chemical products	82.3	55.9
Iron and steel, non-ferrous metals	28.9	25.3
Machinery	91.1	37.0
Office machines and automatic data processing equipment	17.2	27.0
Electrical machinery	32.1	23.4
Special mechanical and optical goods	26.3	15.2
Motor vehicles and components	128.8	57.0

(1)	Preliminary data, last update March 5, 2004.

(Source: http://www.destatis.de/basis/d/aussh/aushtab2.htm)

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FOREIGN TRADE (SPECIAL TRADE) BY GROUPS OF COUNTRIES AND COUNTRIES(1)

	2003	2002	2001

		(EUR in millions)
Exports to:
Total	661,613	651,320	638,268
Central and eastern Europe	79,970	75,373	69,914
France	70,006	68,721	69,601
United States	61,669	68,263	67,824
United Kingdom	55,307	53,761	52,764
Italy	48,785	47,335	47,119
The Netherlands	40,997	40,463	40,011
Belgium/Luxembourg	36,393	34,108	35,187
Austria	35,188	33,863	33,486
Spain	32,504	29,436	27,841
Switzerland	25,903	26,702	27,489
Southeast Asia(2)	24,557	25,282	24,735
China(3)	18,201	14,571	12,118
Sweden	14,305	13,496	12,978
OPEC Countries	14,003	14,689	13,669
Japan	11,838	12,576	13,103

Imports from:
Total	531,970	518,532	542,774
Central and eastern Europe	76,332	70,686	68,701
France	48,832	48,200	49,743
The Netherlands	44,404	40,751	43,233
United States	39,046	40,376	45,982
Italy	33,670	33,482	35,280
United Kingdom	31,961	33,075	37,259
Belgium/Luxembourg	27,710	26,505	28,521
Southeast Asia(2)	26,581	26,660	28,351
China(3)	25,024	21,338	19,942
Austria	21,026	21,047	20,664
Japan	19,139	19,896	22,910
Switzerland	19,036	19,461	19,753
Spain	16,421	15,532	15,226
Sweden	9,472	8,868	8,999
OPEC countries	7,304	6,977	8,220

(1)	Exports f.o.b. by country of destination, imports c.i.f. by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003,page 275).
(2)	Includes Brunei, Darussalam, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand.
(3)	Does not include Hong Kong.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table X.3)

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MONETARY AND FINANCIAL SYSTEM

Background of the European System of Central Banks

     The European System of Central Banks (ESCB) comprises the European Central Bank (ECB) and the national central banks of the 25 Member States of the EU, while the Eurosystem consists of the ECB and the national central banks of the twelve Member States that have adopted the euro as their legal currency, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

     The Eurosystem is responsible for the single monetary policy for the euro area. Its decision-making bodies are the Governing Council and the Executive Board of the ECB. The national central banks of the Member States that are not part of the Eurosystem are represented in the General Council, but have no voting right in the decision-making process. The Eurosystem’s primary objective is to maintain price stability. It supports the general economic policies of the EU.

     The Deutsche Bundesbank – Germany’s national central bank within the ESCB – now has the responsibility of implementing the single monetary policy in Germany and continues to perform various other tasks, including acting as the Federal Government’s fiscal agent and playing an important role in banking and financial market supervision, as further described below under the caption “– Financial System”.

(Source: European Central Bank, Annual Report 1999, pages 135-138; www.ecb.int/about/escb.htm; www.bundesbank.de/aufgaben/aufgaben.en.php)

Monetary Policy Instruments of the ESCB

     To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB. Open market operations play an important role in the ESCB’s monetary policy because they steer interest rates and manage the liquidity situation in the market. Available open market operations are reverse transactions, outright transactions, the issuance of debt certificates or foreign exchange swaps, and the collection of fixed-term deposits. Standing facilities are designed to provide or absorb overnight liquidity and the imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion.

(Source: European Central Bank, Annual Report 1999, pages 48-54; www.ecb.int/about/monetarypolicy.htm)

Money Supply and Prices

     The ECB’s primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. However, the ECB has clarified that it aims, within this definition, at an inflation rate close to 2%. This indicates the commitment to provide an adequate margin to avoid the risk of deflation. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) analysis and assessment of short- to medium-term risks to price stability (economic analysis) and (ii) assessment of medium- to long-term monetary developments (monetary analysis) including a “natural” benchmark (reference value for the euro area money supply M3). The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units and money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In 2003, the annual growth rate of euro area M3 was 8.0%, thereby exceeding the reference value. This monetary growth is believed to be due to a large extent to investors’ preference for safe and liquid assets in the context of a low level of interest rates and a high volatility in financial markets. Against the background of declining financial market uncertainty, a steepening yield curve and the improved economic outlook, M3 growth decelerated in the final months of 2003.

(Source: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, February 2004, page 9 and page S 5 Table 1; press release “Review of the Quantitative Reference Value for Monetary Growth”, December 2002)

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The following table shows price trends in Germany for the periods indicated.

PRICE TRENDS

	2003	2002	2001	2000	1999

		(change from previous year in %)

Harmonized Consumer Price Index	1.0	1.3	1.9	1.4	0.6
Consumer price index for all households	1.1	1.4	2.0	1.4	0.6
Index of producer prices of industrial products sold on the domestic market	1.7	(0.6)	3.0	3.1	(1.0)

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.7; www.destatis.de/indicators/d/vpi020vj.htm)

The following table shows the principal indicators relating to money supply for each of the years indicated.

MAIN MONETARY INDICATORS

		As per December 31,(1)

	2003(3)	2002(3)	2001(3)	2000	1999

	(EUR in billions)
Currency in circulation(2)	388.7	333.0	233.4	348.4	349.9
Money Stock M1	2,673.7	2,439.3	2,222.3	2,077.1	1,964.0
Money Stock M2	5,225.3	4,913.6	4,618.2	4,290.0	4,133.3
Money Stock M3	6,136.9	5,768.1	5,408.0	4,900.7	4,775.1

	Annual change in %, December comparison(4)
Money Stock M1	10.5	9.7	5.9	5.7	10.0
Money Stock M2	7.5	6.6	6.5	3.7	5.2
Money Stock M3	7.0	6.9	8.0	4.2	6.1

(1)	Monetary aggregates comprise monetary liabilities of MFIs and central government (post office, treasury) vis-à-vis non-MFI euro area residents excluding central government. M1 is the sum of currency in circulation and overnight deposits; M2 is the sum of M1, deposits with an agreed maturity of up to two years and deposits redeemable at notice of up to three months; and M3 is the sum of M2, repos, money market fund shares/units and debt securities up to two years.
(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.
(3)	Euro area enlargement in 2001.
(4)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.

(Source: European Central Bank, Monthly Bulletin, March 2004, Tables 2.3.1, 2.3.2; Monthly Bulletin July 2002, Tables 2.4.1, 2.4.2; Monthly Bulletin July 2001, Tables 2.4.1, 2.4.2)

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Official Foreign Exchange Reserves

     The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.

OFFICIAL FOREIGN EXCHANGE RESERVES OF THE FEDERAL REPUBLIC

		As of December 31,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

	(EUR in millions)
Gold	36,533	36,208	35,005	32,676	32,287
Foreign Currency Balances	32,538	40,522	49,489	53,377	52,420
International Monetary Fund Reserve Position and Special Drawing Rights	7,609	8,272	8,721	7,762	8,332
Claims on the European Central Bank (net)	—	—	—	—	—

Total	76,680	85,002	93,215	93,815	93,039

(1)	External position of the Deutsche Bundesbank in the European Monetary Union. Assets and liabilities vis-a-vis all EMU member countries and non-EMU member countries.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table X.9)

     The Federal Republic’s foreign reserve assets are currently managed by the Deutsche Bundesbank. The 12 participating Member States in the EMU have transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 40.5 billion to the ECB, consisting of foreign currency reserves and gold. The ECB manages the foreign reserve assets transferred to it. The foreign reserve assets not transferred to the ECB continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of the EMU, the ECB monitors and coordinates market transactions conducted with those assets.

(Source: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Report 2002, page 199)

External Positions of Banks

     The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.

FOREIGN FINANCIAL ASSETS AND LIABILITIES BY SECTOR

	2003	2002	2001	2000	1999

	(EUR in billions)
Deutsche Bundesbank
Assets	95.4	103.9	76.1	100.8	142.0
Liabilities	10.4	9.0	8.8	6.6	6.2
Net Position	85.0	94.9	67.4	94.2	135.8
Banks
Loans to foreign banks	769.6	690.6	596.1	507.7	427.1
Loans to foreign non-banks	576.3	558.8	570.3	475.8	396.1
Loans from foreign banks	590.7	614.2	622.7	586.0	483.6
Loans from foreign non-banks	307.3	319.2	350.6	314.9	284.4

(Source: Deutsche Bundesbank, Monthly Report March 2004, Tables IV.4, X.9)

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Foreign Exchange Rates and Controls

     The euro is a freely convertible currency. Since its introduction, it has become the second most widely used currency internationally. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

The following table shows the exchange rates for selected currencies into the euro for the past five years.

ANNUAL AVERAGE EXCHANGE RATES OF THE EURO(1)

	2003	2002	2001	2000	1999

U.S. dollars per 1 euro	1.1312	0.9456	0.8956	0.9236	1.0658
Pound sterling per 1 euro	0.6920	0.6288	0.6219	0.6095	0.6587
Japanese yen per 1 euro	130.97	118.06	108.68	99.47	121.32
Swiss franc per 1 euro	1.5212	1.4670	1.5105	1.5579	1.6003

(1) Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table X.11)

Financial System

     As of January 31, 2004, 2,224 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,463.7 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s own classification, these institutions included 259 commercial banks with an aggregate balance sheet total of EUR 1,821.8 billion and 128 subsidiaries and branches of foreign banks located in the Federal Republic with an aggregate balance sheet total of EUR 381.9 billion.

     In addition to the commercial banks, there were 491 savings banks and their 13 central institutions, and 14 special purpose credit institutions. As of January 31, 2004, the aggregate balance sheet total of the savings banks was EUR 984.2 billion, and the aggregate balance sheet total of their 13 central institutions was EUR 1,345.5 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 530.8 billion.

     Furthermore, the Federal Republic’s banking system comprises 1,393 credit cooperatives (with an aggregate balance sheet total of EUR 560.6 billion as of January 31, 2004) and their two regional institutions (with an aggregate balance sheet total of EUR 185.8 billion), 25 mortgage banks (with an aggregate balance sheet total of EUR 862.4 billion) and 27 building and loan associations (with an aggregate balance sheet total of EUR 172.6 billion).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IV.2)

     All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.

     The system of supervision of financial services in Germany was reorganized in 2002. The task of the new Financial Supervisory Authority is to provide integrated financial services supervision, intended to better address the needs of the capital markets for the protection of investors and insured persons, and to enable financial services providers to install more adequate cross-sector risk-management devices. Overall, the reform was intended to strengthen the German financial markets, especially in respect of competition with other European countries. The Deutsche Bundesbank is closely integrated into the ongoing supervision of the banking sector by the Financial Supervisory Authority.

(Source: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002; Deutsche Bundesbank and Bundesanstalt für Finanzdienstleistungsaufsicht, joint press release dated November 4, 2002)

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Securities Market

     The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

     Highly developed secondary markets, combined with the distribution strength of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions.

     In 2003, sales of debt securities and shares amounted to EUR 170.2 billion and EUR 17.4 billion, respectively. The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG with a total turnover in 2003 of EUR 2,776.3 billion, accounting for 87.7% of the total turnover on German securities exchanges.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table VII.1 and Deutsche Börse, Cash Market: Monthly Statistics – January 2004; http://deutsche-boerse.com/dbag/dispatch/s/B72F5397492B57473DBDA0E56F6CE2C5/de/notescontent/gdb_navigation/
information_services/40_Statistics_Analysis/20_Spot_Market/INTEGRATE/statistic?notesDoc=Monatsstatistik+Kas samarkt)

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PUBLIC FINANCE

Receipts and Expenditures

     The Federal Government, each of the Länder governments and each of the municipalities have separate budgets. The federal budget is the largest single public budget.

     The fiscal year of the Federal Republic is the calendar year. The annual Federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

     In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.

     Starting with the 2001 fiscal year, a new budgetary classification took effect. Because receipts and expenditures are allocated differently under the new classification, line items contained in the budgets drawn up for the 2001 and subsequent fiscal years are not necessarily comparable with the respective line items contained in budgets for prior periods. This is true especially with respect to General Services and General Financing.

     In 2003, total consolidated public sector receipts as shown in the national accounts amounted to EUR 959.2 billion, with tax receipts of EUR 482.3 billion and social security contributions of EUR 395.5 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.2)

     In 2003, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 137.0 billion and EUR 162.6 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table VIII.5)

     Consolidated public sector expenditures in 2003, as shown in the national accounts, amounted to a total of EUR 1,041.3 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 588.3 billion) and employee compensation (EUR 168.2 billion). Other significant consolidated public sector expenditures included gross capital formation, which totaled EUR 31.1 billion, and interest on public debt, which totaled EUR 66.2 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.2)

     The consolidated budget deficit shown in the national accounts increased from an amount of EUR 74.3 billion in 2002 to EUR 82.1 billion in 2003. In 2003, the budget deficit was 3.9% of GDP.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

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PUBLIC SECTOR ACCOUNTS(1)

	2003	2002	2001	2000	1999

	(EUR in billions)
Federal Government, Länder
governments and municipalities
Receipts	581.0	577.3	575.2	593.2	575.9
of which taxes(2)	482.3	477.6	476.3	498.4	478.7
Expenditures	655.9	645.0	630.8	566.7	610.7
Balance	(74.9)	(67.7)	(55.6)	26.5	(34.8)
Social security
Receipts	468.7	458.7	445.8	434.8	430.4
Expenditures	475.9	465.3	449.1	434.5	425.0
Balance	(7.2)	(6.6)	(3.3)	0.3	5.4
Consolidated public sector
Receipts	959.2	949.5	942.5	955.3	935.1
Expenditures	1,041.3	1,023.9	1,001.4	928.5	964.5
Balance	(82.1)	(74.3)	(58.9)	26.8	(29.4)

(1)	Definition according to the national accounts.
(2)	Excluding taxes of domestic sectors to EU.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Tables 3.4.3.2, 3.4.3.3, 3.4.3.7)

FEDERAL GOVERNMENT ACCOUNTS(1)

	2003	2002	2001	2000	1999

	(EUR in billions)

Receipts	274.5	267.6	262.6	267.5	259.2
of which taxes(2)	245.9	240.8	236.6	244.7	234.2
Expenditures	312.4	301.8	291.0	239.6	289.7
Total balance	(38.0)	(34.2)	(28.3)	27.9	(30.5)

(1)	Definition according to the national accounts.
(2)	Excluding taxes of domestic sectors to EU.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.4)

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FEDERAL GOVERNMENT EXPENDITURES(1)

	2005(2)	2004(2)	2003	2002	2001
	(EUR in millions)
Expenditures total	251,200	257,300	256,703	249,286	243,145
Selected categories:
Education, science, research,
cultural affairs	11,951	11,887	10,936	10,956	10,633
Social security	111,573	122,583	118,299	111,855	102,034
of which:
Subsidies to social
welfare insurance
(including unemployment
insurance)	86,982	88,689	88,350	83,926	75,896
Family and child benefits	2,804	2,989	3,171	3,314	3,325
Labor market policy	13,415	22,551	17,478	15,408	13,462
Promotion of savings and
investments	500	500	612	482	486
Defense	28,489	28,121	28,384	28,391	27,958
Transportation /
communication	10,776	10,836	10,096	10,021	9,775
General financing	41,332	37,711	39,591	40,119	43,530
of which:
Debt service	41,183	37,693	36,895	37,093	37,662
Other expenditures
Economic cooperation	3,790	3,721	3,675	3,672	3,697
Health	340	365	441	357	403
Housing, regional
planning, municipal
community services	2,134	2,025	1,826	2,237	2,200
Food, agriculture,
forestry	1,119	1,099	1,097	1,180	1,371

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” as the information is derived from different sources and is the result of different methods of data compilation.
(2)	Government projection.

(Source: Bundesministerium der Finanzen, Finanzbericht 2004, Table 2, pages 212-214, Table 4, pages 224-229; Bundesministerium der Finanzen, Monthly Report February 2004, pp. 35-64; Bundesministerium der Finanzen, Monthly Report April 2004, pp. 33-56, and Tables 3-5, pp. 85-91)

Tax Structure

Income tax

     The Federal Government’s largest source of revenue is income tax. Employees pay income tax in the form of payroll taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. In contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. The income tax payable with respect to taxable income generated during the 2004 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,664 for single persons/EUR 15,329 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 16% to 45%, and (iii) a flat rate of 45% for net income in excess of EUR 52,151 for single persons/EUR 104,303 for married couples. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate – with certain allowances – to finance the restructuring processes in the eastern

Länder. Capital income received by domestic taxpayers is subject to capital income withholding tax (Kapitalertragsteuer) at a rate of 30% for interest payments and 20% for dividend payments, subject to an allowance in the amount of EUR 1,421 (EUR 2,842 for married couples). The tax withheld is credited against the taxpayers’ income tax liability. For future changes in these tax rates see “— Tax Reform 2000”.

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     Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25% (in 2003, however, the rate temporarily rose to 26.5% due to of the flooding in eastern Germany), reduced from 45% on retained earnings and 30% on distributed profits. The full imputation system previously used in connection with the taxation of dividends has been replaced by the so-called “half income system” in 2002 to make cross-border investment within the EU more attractive. Under the half income system, only half of the distributed profits of a corporation are included in the shareholders’ personal income for tax purposes. In turn, it is no longer necessary to credit the corporate tax paid by the company against the shareholders’ income tax liability. Starting with the 2002 tax year, capital gains from the sale of shareholdings from one corporation to another are generally tax-exempt. Private shareholders are able to sell their stakes in corporations after a minimum holding period of one year without having to pay taxes, unless they hold a substantial interest of 1% (10% prior to 2002). If the sale is subject to tax, i.e. when shares are sold within the one-year holding period or represent a substantial interest, the half-income system applies. The tax-free allowance for the sale or closure of a business is EUR 45,000 in 2004. Alternatively to the “one fifth rule”, a tax privilege for extraordinary income aimed at reducing the impact of progressive tax rates (called “one fifth rule” because it is computed by dividing the eligible extraordinary income by five and subsequently multiplying the resulting tax liability by five), entrepreneurs retiring from business can now opt for the so called “half-average tax rate” since the tax year 2001 (56% from 2004). Retiring entrepreneurs thus also have the option to have profits from the sale or closure of agricultural, business and professional undertakings and partnership shares taxed at this reduced tax rate. Various measures have been adopted to finance the foregoing tax relief, e.g. the declining-balance tax depreciation rate for movable assets was reduced from 30% to 20% and the depreciation rate for buildings owned for business purposes fell from 4% to 3%.

Value-added tax

     Value-added tax (“VAT”) is imposed on the value added to most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities are subject to a 7% rate.

Environmental tax

     On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation and at the same time lowering contributions to the public pension system, thereby allocating the burden of taxes and contributions more equally among labor, capital and natural resources.

Trade tax

     Historically, the trade tax, which is levied at municipal level, comprised a tax on both the trade earnings and the trade capital of a business. The trade capital tax was abolished in 1998. By contrast, the trade earnings tax is still in effect. Its rate varies and depends on a number of factors, including the nature of the business subject to the trade tax as well as the municipality that levies the tax. A business’s trade earnings are calculated in accordance with specific rules and are not necessarily identical with that business’s earnings as calculated for other purposes. The trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. Unincorporated businesses, which already particularly benefit from the significant cuts in income tax rates in the wake of the Tax Reform 2000 (described below), thereby obtain an additional reduction of their tax burden. The trade tax will be credited against their income tax liability in a standardized form. The income tax applicable to unincorporated businesses will be reduced by an amount equal to 1.8 times the assessment basis for trade tax. As a result of the legislative mediation procedure, these provisions have been readjusted with respect to their precise objective in order to limit over-compensation. Ultimately, however, the majority of unincorporated companies will still be afforded full relief from trade tax through various available procedures.

Tax Reform 2000

     In July 2000, the Tax Reduction Act (Steuersenkungsgesetz) and, in November/December 2000, the Supplementary Tax Reduction Act (Steuersenkungsergänzungsgesetz) were adopted as part of the so-called “Tax Reform 2000”, an ambitious tax reduction program that came into effect on January 1, 2001. The main beneficiaries of the Tax Reform 2000 are families, employees and small and medium-sized enterprises. Until 2005, the Tax Reform 2000 is expected to provide for a total annual relief in the amount of EUR 32 billion compared to the 1998 tax burden.

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     The personal allowance for personal income tax payers was increased to EUR 7,664 for single persons and EUR 15,329 for married couples (from EUR 7,235 and EUR 14,471, respectively, since 2002) as from January 1, 2004. The minimum tax bracket was decreased to 16% (from 19.9% since 2002), while the maximum tax bracket was reduced to 45% (from 48.5% since 2002) from the same date. These measures are based on the second reduction stage of the Tax Reform 2000 which had originally been planned for 2002 but had ultimately been delayed for one year in light of the flooding, as well as a further tax relief within the scope of the third reduction stage, which was partly implemented one year earlier than scheduled under the Budget Support Act 2004 (Haushaltsbegleitgesetz 2004) in order to boost domestic growth. The maximum flat rate is applied only to taxable income in excess of EUR 52,151 for single persons and EUR 104,303 for married couples. The Tax Reform 2000 will be concluded on January 1, 2005 with the minimum tax bracket decreasing to 15% and the maximum tax bracket falling to 42%. These tax cuts are partly financed by reducing financial subsidies and tax privileges.

     In addition to the Tax Reform 2000, the Bundestag adopted the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), which took effect on January 1, 2002. This act contains a number of short-term measures particularly benefiting small and medium-sized enterprises. Most importantly, a reinvestment reserve makes it easier for small and medium-sized partnerships to restructure their equity, resulting in a total relief of EUR 650 million. Using this reinvestment reserve, partnerships can transfer profits from the sale of shares in corporations, up to a maximum of EUR 500,000, to new purchases of shares, but also to plant and depreciable movable assets. Additionally, the act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises. Since 2004, loss carry-forwards for both companies and private individuals are limited. Losses up to an amount of EUR 1 million (EUR 2 million for married couples) can be carried forward in full, while losses exceeding this threshold can be carried forward only to 60%.

     Pursuant to the Act to Promote Tax Honesty dated December 23, 2003, a tax amnesty will be granted to non-complying taxpayers if they make a declaration of unreported income and pay a flat tax rate on such income by March 31, 2005 at the latest. The act allows taxpayers to avoid sanctions for a limited period if they pay taxes due payable for earlier years at a flat rate. The fiscal authorities are also given better means of investigation in order to achieve greater justice in taxation in the future.

Current tax reform proposals

     The Federal Government has presented draft legislation proposing a modification of the income tax treatment of contributions to and pension payments by the public pension scheme. The proposal sets forth a gradual transition to a taxation of pension payments, while contributions are tax exempt.

(Source: www.bundesfinanzministerium.de/Steuern-und-Zoelle/Lexikon-Steuern-A-Z-.701.htm; www.bundesfinanzministerium.de/Anlage22234/Tax-reform-2000-An-overview-Adobe-Acrobat-5.0.pdf; www.bundesfinanzministerium.de/Anlage22909/BMF-Schreiben-vom-17.-Februar-2004-IV-C-1-S-2056-4/04.pdf; Bundesministrium der Finanzen, Monthly Report January .2004, pages 35-43 and 59-64; http://www.bundesregierung.de/dokumente/-,413.544169/Artikel/dokument.htm)

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     The following table provides an overview of tax revenues of the Federal Government, Länder governments and municipalities divided by categories for the past five years.

TAX REVENUES OF THE FEDERAL, LÄNDER AND MUNICIPAL AUTHORITIES(1)

	2004(2)	2003	2002	2001	2000

	(EUR in millions)
Federal taxes(3)	85,960	86,616	83,494	79,277	75,504
Share of the Federal Government in(4):
Wage tax and assessed income tax	55,760	58,505	59,386	60,094	62,882
Capital gains tax and corporate tax	11,175	8,638	8,444	10,230	18,545
Interest withholding tax	3,003	3,358	3,730	3,943	3,227
Value added and import-turnover tax	71,405	70,427	71,043	72,257	73,264
Trade tax	1,280	2,306	1,754	1,513	1,327
Total Federal taxes(5)	188,883	191,943	192,051	193,767	198,790
Länder taxes(6)	20,043	18,713	18,576	19,628	18,444
Share of the Länder governments in(4):
Wage tax and assessed income tax	55,760	58,505	59,386	60,094	62,882
Capital gains tax and corporation tax	11,175	8,638	8,444	10,230	18,545
Interest withholding tax	3,003	3,358	3,730	3,943	3,227
Value added and import-turnover tax	64,611	63,725	64,283	63,794	64,683
Trade tax	1,664	2,697	2,107	1,894	1,815
Total Länder taxes(7)	180,766	177,577	178,552	178,691	189,493
Municipal authorities taxes(8)	10,587	10,326	9,958	9,866	9,633
Share of the municipalities in:
Wage tax and assessed income tax	20,499	21,565	21,977	22,285	23,074
Value added and import-turnover tax(9)	2,884	2,844	2,869	2,885	2,925
Trade tax	25,050	24,139	23,489	24,533	27,026
Total municipal authorities taxes	54,016	51,788	52,542	54,059	57,136
Revenues of EU(10):
Customs duties	2,850	2,877	2,896	3,191	3,394
Value added tax	3,450	5,209	5,145	8,509	9,496
Tax based on nominal GNP	13,800	12,840	10,518	8,031	8,943
Total tax revenues	443,764	442,233	441,704	446,247	467,252

(1)	The information presented in this table concerning Federal tax receipts is not comparable to the information concerning tax receipts in the table “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.
(2)	Estimated figures, based on the Federal Government’s growth rate forecast for nominal GDP of 2.3% in 2004.
(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.
(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipal authorities) and distributed among the Federal Government, the Länder governments and the municipalities according to specific distribution schedules.
(5)	Net of Federal grants to certain Länder and of EU contributions.
(6)	Includes, among others, taxes on property, motor vehicles and beer.
(7)	Including Federal grants to certain Länder.
(8)	Includes, among others, inheritance and gift tax, taxes on real property.
(9)	Municipalities share in value added tax and import-turnover tax.
(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Source: Bundesministerium der Finanzen, Finanzbericht 2004, Table 12, pages 280-281)

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Government Participations

     At the end of 2003, the Federal Republic held direct participations in 98 public or private enterprises, and various special funds held participations in 20 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 19.8 billion as per December 31, 2002 compared to EUR 16.2 billion (DM 31.6 billion) as per December 31, 2001 (Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1).

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2002, page 2; Beteiligungsbericht 2003, pages 1, 2)

     The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) as per October 2003.

Enterprises	Nominal Capital of Enterprise as per October 2003	Participation of the Federal Republic as per October 2003
	(EUR in millions)	(percent)
Significant majority participations:
Deutsche Bahn AG	2,150	100.0
Deutsche Post AG	1,113	50.0
		plus 26 shares
Kreditanstalt für Wiederaufbau	3,750	80.0

Significant minority participations exceeding 25%
Deutsche Telekom AG	10,746	30.8
Flughafen München GmbH	307	26.0

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2003, Chapters B and C, pages 8-110)

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DEBT OF THE FEDERAL GOVERNMENT

     As per December 31, 2003, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 767.7 billion, or 36.1% of the 2003 GDP at current prices, compared to EUR 725.4 billion, or 34.4% of the 2002 GDP at current prices as per December 31, 2002. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities), the Federal Railway Fund (Bundeseisenbahnvermögen) and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Tables VIII.10 and IX.1)

     The Federal Government raises funds primarily through the issuance of bonds and notes. The Federal Government does not raise funds in foreign currencies. Starting January 1, 1999, the Federal Government has been raising all funds in euro. Bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued.

     In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 229,122 million as per June 30, 2003. Of this amount, EUR 103,073 million was outstanding in the form of export credit insurance, which is handled by EULER HERMES on behalf and for the account of the Federal Government.

(Source: Bundesministerium der Finanzen, Finanzbericht 2004, Overview 4, page 335)

     For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.

     For information on the Federal Government’s liability as per December 31, 2003 for capital subscriptions to various international financial organizations, see the table entitled “III. Liabilities to International Financial Organizations“, below.

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TABLES AND SUPPLEMENTARY INFORMATION

I. DIRECT DEBT OF THE FEDERAL GOVERNMENT

SUMMARY
Principal Amount Outstanding as per December 31, 2003

(EUR in millions)
Federal bonds	477,346
Five-year special Federal bonds	156,500
Federal Treasury notes	93,000
Federal savings bonds	12,809
Treasury discount paper	35,834
Federal Treasury financing paper	1,239
Borrowers’ note loans of which:	38,410
— from residents	37,707
— from non-residents	703
Old debt(1) of which:	6,797
Equalization claims	6,398
Other	40
Repurchased debt	61,865
Medium term notes of Treuhandanstalt	343

Total	760,453

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(Source: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2003, Bundesanzeiger Nr. 42 of March 2, 2004, page 3938)

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DEBT TABLES
1. Federal Bonds(1)
Title	Interest Rate (% p.a.)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,579
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	511
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,226
6.75% Bonds of the Federal Republic of 1994	6.75	1994	2004	5,113
7.5% Bonds of the Federal Republic of 1994	7.5	1994	2004	5,113
Floating Bonds of the Federal Republic of 1994	float.	1994	2004	5,113
6.25% Bonds of the Treuhandanstalt of 1994	6.25	1994	2004	4,090
6.75% Bonds of the Treuhandanstalt of 1994	6.75	1994	2004	4,090
7.5% Bonds of the Treuhandanstalt of 1994	7.5	1994	2004	5,113
7.375% Bonds of the Federal Republic of 1995	7.375	1995	2005	8,692
6.875% Bonds of the Federal Republic of 1995	6.875	1995	2005	10,226
6.5% Bonds of the Federal Republic of 1995	6.5	1995	2005	10,226
6% Bonds of the Federal Republic of 1996 (I)	6	1996	2006	12,782
6% Bonds of the Federal Republic of 1996 (II)	6	1996	2006	6,136
6.25% Bonds of the Federal Republic of 1996	6.25	1996	2006	7,158
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,339
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,339
6.5% Bonds of the Federal Republic of 1997	6,5	1997	2027	11,248
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,339
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,316
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,692
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,100
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	13,805
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,000
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,000
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,000
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,000
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,000
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,000
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,000
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000
4.5% Bonds of the Federal Republic of 2003	4.5	2003	2013	24,000
3.75% Bonds of the Federal Republic of 2003	3.75	2003	2013	22,000
4.25% Bonds of the Federal Republic of 2003	4.25	2003	2014	8,000
4.75% Bonds of the Federal Republic of 2003	4.75	2003	2034	10,000

Total Federal Bonds				477,346

(1) Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

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2. Five-Year Special Federal Bonds(1)
Title	Interest Rate (% p.a.)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
3.25 % Bonds of 1999—Series 130	3.25	1999	2004	8,000
3.25 % Bonds of 1999—Series 131	3.25	1999	2004	1,500
4.125 % Bonds of 1999—Series 132	4.125	1999	2004	5,000
4.250 % Bonds of 1999—Series 133	4.250	1999	2004	6,000
4.250 % Bonds of 1999—Series 134	4.250	1999	2005	7,000
5% Bonds of 2000—Series 135	5	2000	2005	6,000
5% Bonds of 2000—Series 136	5	2000	2005	15,000
5% Bonds of 2000—Series 137	5	2000	2006	14,000
4.5% Bonds of 2001-Series 138	4.5	2001	2006	14,000
4% Bonds of 2001-Series 139	4	2001	2007	18,000
4.5% Bonds of 2002-Series 140	4.5	2002	2007	20,000
4.250% Bonds of 2002-Series 141	4.250	2002	2007	14,000
3% Bonds of 2003 -Series 142	3	2003	2008	14,000
3.5% Bonds of 2003-Series 143	3.5	2003	2008	14,000

Total Five-Year Special Federal Bonds				156,500

(1)	Five-Year Special Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.

3. Federal Treasury Notes(1)
Title	Interest Rate (% p.a.)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
4.25% Notes of 2002	4.25	2002	2004	12,000
4% Notes of 2002	4	2002	2004	12,000
3.25% Notes of 2002	3.25	2002	2004	12,000
3% Notes of 2002	3	2002	2004	14,000
2,5% Notes of 2003	2,5	2003	2005	12,000
2% Notes of 2003	2	2003	2005	12,000
2.5% Notes of 2003	2.5	2003	2005	12,000
2.75% Notes of 2003	2.75	2003	2005	7,000

Total Federal Treasury Notes				93,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are 2 years. No redemption prior to maturity.

4. Federal Savings Bonds(1)
	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
Federal Savings Bonds	1% to 7.25%	1997 to 2003	2004 to 2010	12,809

5. Treasury Discount Paper(2)
	Interest Rate(3)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
Treasury Discount Paper	1.97% to 2.37%	2003	2004 to 2005	35,834

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6. Federal Treasury Financing Paper(4)
	Interest Rate(3)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
Federal Treasury Financing Paper	1.55% to 4%	2002 to 2003	2004 to 2005	1,239

7. Borrowers’ note loans(5)
	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
Borrowers’ note loans	2% to 8.45%	1967 to 2003	2004 to 2033	38,410

(1)	Government Savings Bonds are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Government Savings Bonds provide for interest rates that increase during the term of the bonds. In addition, the seven-year Government Savings Bonds provide for payment of compounded interest at maturity or upon redemption prior to maturity.
(2)

Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.
(4)

Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(5)	Borrowers’ note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.
8. Other Liabilities
Title	Interest Rate	Year of Incurrence	Maturity	Principal Amount Outstanding as per December 31, 2003
				(EUR in millions)
Old debt(1)	0% to 8.9%	Various	Various	6,797
Debt of Equalization of Burdens Fund
taken over by the Federal Government	Various	1980	Various	0.31
Other debt (2)	Various	Various	Various	40.47

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.
(2)

Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

(Source for Tables 1 through 3: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2003, Bundesanzeiger Nr. 42 of March 2, 2004, page 3938; internal documents of the Federal Ministry of Finance)

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II. GUARANTEES BY THE FEDERAL GOVERNMENT
Purpose of Guarantees	Principal Amount Outstanding as per June 30,
	2002(1)	2003(1)
	(EUR in millions)
Export finance loans (including rescheduled loans)	102,614	103,073
Untied loans; direct foreign investments by German companies;
Loans of the European Investment Bank to non-EU borrowers	27,265	27,869
Loans in connection with EU agricultural policy measures	6,136	6,650
Loans to domestic corporations and for projects in areas of
Agriculture, fishing and housing construction	51,120	49,121
Contributions to international financing institutions	31,638	40,255
Co-financing of bilateral projects of German financial co-operation	798	779
Successor agencies to Treuhandanstalt	1,375	1,375

Total guarantees	220,946	229,122

(1)	No year-end or quarterly figures are available.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, page 335; Finanzbericht 2002, page 343)

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III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS

     The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. From 1981 to 2000, the exchange rate between world currencies and the SDR was determined on the basis of a basket of five currencies, including the U.S. dollar. The currencies that determine the value of the SDR, the proportion of each of these currencies in the basket, and the financial instruments used in determining the interest rate on the SDR, are reviewed every five years. The adoption of the euro as the common currency for the initial 11 Member States of the European Union called for a change in the composition of the SDR basket. With effect from January 1, 2001, the SDR basket consists of four currencies: U.S. dollar, euro, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket initially was 45%, changing on a daily basis as a result of exchange rate fluctuations. On December 31, 2003, SDR 1 equalled EUR 1.17654

SUBSCRIPTIONS OR COMMITMENTS BY THE FEDERAL REPUBLIC
TO INTERNATIONAL FINANCIAL ORGANIZATIONS
AS PER DECEMBER 31, 2003

Name of Organization	Subscription or Commitment by the Federal Republic(1)	Amount Paid In
	(U.S.$ millions)
International Monetary Fund(2)	19,329.8	19,329.8
International Bank for Reconstruction and Development(3)	8,734.0	542.9
International Development Association (IDA)(3)(6)	14,070.0	14,070.0
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	18,631.6	1,118.9
African Development Bank(3)	1,320.4	121.9
African Development Fund(3)	1,881.4	1,783.3
Asian Development Bank(3)	2,274.6	159.3
Asian Development Fund(3)	1,640.1	1,577.0
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	13.3
Fund for Special Operations(3)	239.6	239.6
International Fund for Agricultural Development (IFAD)(3)	242.6	231.0
Caribbean Development Bank(3)	50.2	11.1
Special Development Fund of the Caribbean Development
Bank(3)	51.0	51.0
European Bank for Reconstruction and Development
(EBRD)(3)(5)	2,145.9	563.3
Council of Europe Development Bank (CEB)(3)(5)	692.7	76.5

(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 = $ 1.20635.
(2)	Source: computation provided by Deutsche Bundesbank. Original figures expressed in SDR, converted to U.S. dollars at year-end exchange rates.
(3)	Source: computation provided by Bundesministerium der Finanzen, Bundesministerium für wirtschaftliche Zusammenarbeit und Entwicklung.
(4)	Source: computation provided by European Investment Bank.
(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 31, 2003, which was EUR 1 per $ 1.2597.
(6)	Source: Worldbank Annual Report 2003. The amount does not differentiate between amount subscribed and paid-in. It includes installments which were not yet due.